      As filed with the Securities and Exchange Commission on April 8, 1998
                                                 Registration No. 333-


                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                             ----------------------
                                    FORM S-4
                             REGISTRATION STATEMENT
                                      Under
                           The Securities Act of 1933
                             ----------------------

                               NORWEST CORPORATION
             (Exact name of registrant as specified in its charter)
          Delaware                        6711                  41-0449260
 (State or other jurisdiction  (Primary Standard Industrial  (I.R.S. Employer
     of incorporation           Classification Code Number)  Identification No.)
     or organization)

                                 Norwest Center
                               Sixth and Marquette
                       Minneapolis, Minnesota 55479-10007
                                  612-667-1234
               (Address, including zip code, and telephone number,
       including area code, of registrant's principal executive offices)

                             ---------------------
                                Stanley S. Stroup
                  Executive Vice President and General Counsel
                               Norwest Corporation
                                 Norwest Center
                               Sixth and Marquette
                        Minneapolis, Minnesota 55479-1026
                                  612-667-8858
                (Name, address, including zip code, and telephone
               number, including area code, of agent for service)

                                   Copies to:
        Robert J. Kaukol                        Robert Muehlenweg
      Norwest Corporation           Kelly, Rammelkamp, Muehlenweg & Lucero, P.A.
        Norwest Center                          320 Gold Avenue
      Sixth and Marquette                           Suite 600
Minneapolis, Minnesota 55479-1026              Albuquerque, NM 87114

                               ------------------
     Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after the effective date of the Registration Statement.

     If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]

                        CALCULATION OF REGISTRATION FEE

================================== ===================== ======================== ======================== ================
       Title of Securities                Amount            Proposed Maximum         Proposed Maximum         Amount of
              to Be                       to Be              Offering Price              Aggregate          Registration
           Registered                   Registered              Per Share             Offering Price             Fee
---------------------------------- --------------------- ------------------------ ------------------------ ----------------
          Common Stock                   250,000                   N/A                $3,463,171 (2)          $1,049.44
(par value $1-2/3 per share) (1)
================================== ===================== ======================== ======================== ================

(1) Each share of the registrant's common stock includes one preferred stock purchase right.

(2) Estimated solely for the purpose of computing the registration fee, in accordance with Rule 457(f), based upon the book value as of December 31, 1997 of all shares of common stock to be acquired by the registrant in the transaction described herein.

                           --------------------------

      THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

                               [First Bank symbol]
--------------------------------------------------------------------------------


     First Bank of Grant's board of directors has approved the acquisition of First Bank by Norwest Corporation. If the acquisition is completed, Norwest will exchange a total of 212,500 shares of its common stock for all of the outstanding shares of First Bank common stock.

     The exchange ratio, or the number of shares of Norwest common stock that Norwest will exchange for each share of First Bank common stock, will be determined by dividing 212,500 by the number of shares of First Bank common stock outstanding. There are currently 26,996 shares of First Bank common stock outstanding. This number should not change before the acquisition is completed. AS A RESULT, YOU SHOULD ASSUME THAT YOU WILL RECEIVE APPROXIMATELY 7.87 SHARES OF NORWEST COMMON STOCK FOR EACH SHARE OF FIRST BANK COMMON STOCK YOU OWN.

     Norwest's acquisition of First Bank will involve two steps. First Bank will first convert to a national banking association from a New Mexico banking association. Immediately after its conversion to a national bank, First Bank will consolidate with a wholly-owned subsidiary of Norwest. As a result of the consolidation, First Bank will become a wholly-owned subsidiary of Norwest.

     First Bank's conversion to a national banking association and its subsequent consolidation with a Norwest subsidiary bank both require the approval of First Bank's shareholders. Neither the conversion nor the consolidation will occur unless both are approved. First Bank's board of directors has called a special meeting of shareholders to vote on both matters.

     Whether or not you plan to attend the meeting, please complete and mail the enclosed proxy card. If you sign, date and mail your proxy card without indicating how you want to vote, your proxy will be voted in favor of the conversion and the consolidation. If you fail to return your card, the effect will be a vote against the conversion and the consolidation.

     The date, time and place of the special meeting are as follows:

[DAY], [DATE OF SPECIAL MEETING]
[TIME OF MEETING]
[LOCATION OF MEETING]


     This Proxy Statement-Prospectus provides detailed information about the proposed acquisition. Please read this entire document carefully.


                [NAME OF CHAIRMAN]
                Chairman of the Board


--------------------------------------------------------------------------------

     THE SHARES OF NORWEST COMMON STOCK OFFERED BY THIS PROXY
STATEMENT-PROSPECTUS ARE NOT SAVINGS ACCOUNTS, DEPOSITS OR OTHER OBLIGATIONS OF ANY BANK OR NONBANK SUBSIDIARY OF NORWEST AND ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENTAL AGENCY.

     NORWEST, ITS BANKING SUBSIDIARIES AND MANY OF ITS NONBANKING SUBSIDIARIES ARE SUBJECT TO EXTENSIVE REGULATION BY A NUMBER OF FEDERAL AND STATE AGENCIES. THIS REGULATION MAY AFFECT, AMONG OTHER THINGS, NORWEST'S EARNINGS AND/OR RESTRICT ITS ABILITY TO PAY DIVIDENDS ON NORWEST COMMON STOCK. SEE "CERTAIN REGULATORY AND OTHER CONSIDERATIONS PERTAINING TO NORWEST."

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES REGULATORS HAVE APPROVED THE NORWEST COMMON STOCK OFFERED BY THIS PROXY STATEMENT-PROSPECTUS OR DETERMINED WHETHER THIS PROXY STATEMENT-PROSPECTUS IS ACCURATE OR ADEQUATE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

--------------------------------------------------------------------------------

Proxy Statement-Prospectus dated April ___, 1998, and first mailed to shareholders on April __, 1998.

                                TABLE OF CONTENTS



GLOSSARY OF IMPORTANT TERMS........................... 1

QUESTIONS AND ANSWERS
ABOUT THE CONSOLIDATION............................... 3

QUESTIONS AND ANSWERS ABOUT
THIS PROXY STATEMENT-
PROSPECTUS............................................ 5

SUMMARY............................................... 6
   Parties to the Consolidation....................... 6
   Reason for the Conversion.......................... 7
   Reasons for the Consolidation...................... 7
   Required Vote...................................... 7
   Recommendation of First Bank's
      Board of Directors.............................. 8
   The Consolidation.................................. 8
   Comparative Per Common Share Data..................12
   Selected Historical Financial Information..........13
   Share Prices and Dividends for
      Norwest Common Stock............................15

SPECIAL MEETING OF SHAREHOLDERS.......................16
   Record Date........................................16
   Voting Rights; Votes Required for Approval.........16
   Voting Agreements..................................16
   Voting and Revocation of Proxies...................16
   Solicitation of Proxies............................17
   Other Matters......................................17

THE CONVERSION........................................18
   General............................................18
   Reason for the Conversion..........................18
   Appraisal Rights...................................18
   Regulatory Approvals...............................19

THE CONSOLIDATION.....................................20
   Purpose and Effect of the Consolidation............20
   Background of and Reasons for the
      Consolidation...................................20
   Additional Interests of First Bank's
      Management in the Consolidation.................20
   Appraisal Rights...................................20
   Exchange of Certificates...........................21
   Regulatory Approvals...............................22
   Effect on First Bank's Employee
      Benefit Plans...................................23
   Certain U.S. Federal Income Tax
   Consequences of the Consolidation to
   First Bank Shareholders............................23
   Resale of Norwest Common Stock.....................24
   Stock Exchange Listing.............................24
   Accounting Treatment...............................24

THE REORGANIZATION AGREEMENT..........................26
   Basic Plan of Reorganization.......................26
   Representations and Warranties.....................27
   Certain Covenants..................................27
   Conditions to the Completion of the
      Consolidation...................................28
   Termination of the Reorganization
      Agreement.......................................28
   Effect of Termination..............................29
   Waiver and Amendment...............................29
   Expenses...........................................29

COMPARISON OF RIGHTS OF
HOLDERS OF FIRST BANK COMMON
STOCK AND NORWEST COMMON STOCK........................30
   Capital Stock......................................30
   Rights Plan........................................30
   Directors..........................................31
   Amendment of Charter Document
      and Bylaws......................................31
   Approval of Mergers and Asset Sales................32
   Appraisal Rights...................................32
   Special Meetings...................................32
   Directors Duties...................................33
   Action Without a Meeting...........................33
   Limitation of Director Liability...................34
   Indemnification of Officers and Directors..........34
   Dividends..........................................35
   Corporate Governance Procedures;
      Nomination of Directors.........................35

INFORMATION ABOUT FIRST BANK..........................36
   General............................................36
   Regulation and Supervision.........................36
   Properties.........................................36
   Competition........................................36

                                      (i)

   Legal Proceedings..................................37
   Market Information and Dividends...................37
   Beneficial Ownership of First Bank
      Common Stock by First Bank
      Management and Principal Shareholders...........37

FIRST BANK'S MANAGEMENT'S
DISCUSSION AND ANALYSIS OF
FIRST BANK'S FINANCIAL CONDITION
AND RESULTS OF OPERATIONS.............................38
   Overview of First Bank's Operations................38
   Earnings Performance...............................38
   Income Statement Analysis..........................38
   Balance Sheet Analysis.............................39
   Funding Sources....................................39
   Interest Rate Sensitivity and
     Liquidity Management.............................39
   Capital............................................40
   Taxes..............................................40
   Impact of Inflation, Changing Prices
      and Monetary Policies...........................40

CERTAIN REGULATORY AND
OTHER CONSIDERATIONS PERTAINING
TO NORWEST............................................42
   Bank Regulatory Agencies...........................42
   Bank Holding Company Activities;
      Interstate Banking..............................42
   Dividend Restrictions..............................43
   Holding Company Structure..........................44
   Regulatory Capital Standards and
      Related Matters.................................45
   FDIC Insurance.....................................47
   Fiscal and Monetary Policies.......................48
   Competition........................................48

EXPERTS...............................................48

LEGAL MATTERS.........................................49

INFORMATION CONCERNING
NORWEST MANAGEMENT....................................49

WHERE YOU CAN FIND MORE
INFORMATION...........................................49

FIRST BANK FINANCIAL STATEMENTS......................F-1


APPENDIX A          AGREEMENT AND PLAN OF REORGANIZATION

APPENDIX B          NEW MEXICO STATUTES 1978 CHAPTER 58, ARTICLE 4, SECTION 10

APPENDIX C          TITLE 12, SECTION 15 OF THE UNITED STATES CODE

APPENDIX E          BANKING CIRCULAR 259


                                      (ii)

                           GLOSSARY OF IMPORTANT TERMS

     Following are the meanings of some important terms used in this Proxy Statement-Prospectus. Each term should be considered in the context in which it is used.


BANK HOLDING COMPANY ACT .................   Bank Holding Company Act of 1956.

CONSOLIDATION ............................   The consolidation of First Bank
                                             with Norwest Interim Bank Grants,
                                             National Association, pursuant to
                                             the terms of the Reorganization
                                             Agreement. The Consolidation is the
                                             means by which Norwest will acquire
                                             First Bank.

CONVERSION................................   The conversion of First Bank to a
                                             national banking association from a
                                             New Mexico banking corporation. The
                                             Conversion will occur immediately
                                             before the Consolidation.

DGCL .....................................   Delaware General Corporation Law.

EXCHANGE ACT .............................   Securities Exchange Act of 1934.

EXCHANGE RATIO............................   The number of shares of Norwest
                                             common stock that Norwest will
                                             exchange in the Consolidation for
                                             each share of First Bank common
                                             stock, as determined in accordance
                                             with the formula in the
                                             Reorganization Agreement.

FEDERAL RESERVE BOARD ....................   Board of Governors of the Federal
                                             Reserve System.

FDI ACT ..................................   Federal Deposit Insurance Act.

FDIC .....................................   Federal Deposit Insurance
                                             Corporation.

FIRST BANK................................   Before the Conversion, First Bank
                                             of Grants, a New Mexico banking
                                             association. After the Conversion,
                                             First Bank of Grants, National
                                             Association, a national banking
                                             association.

FIRST BANK COMMON STOCK...................   First Bank's common stock, par
                                             value $10 per share.

INTERSTATE BANKING ACT ...................   Reigle-Neal Interstate Banking and
                                             Branching Act.

NATIONAL BANK ACT ........................   National Bank Act.

NEW MEXICO BANKING ACT....................   Chapter 58 of the New Mexico
                                             Statutes 1978.

NEW MEXICO BANKING COMMISSIONER...........   The director of the Financial
                                             Institutions Division of the New
                                             Mexico Regulation and Licensing
                                             Department.

NORWEST ..................................   Norwest Corporation and its
                                             consolidated subsidiaries.

NORWEST COMMON STOCK .....................   Norwest's common stock, par value
                                             $1-2/3 per share.

OCC     ..................................   Office of the Comptroller of the
                                             Currency.

REORGANIZATION AGREEMENT .................   The Agreement and Plan of
                                             Reorganization dated as of January
                                             20, 1998 between First Bank and
                                             Norwest.

SEC ......................................   Securities and Exchange Commission.

SECURITIES ACT ...........................   Securities Act of 1933.

                              QUESTIONS AND ANSWERS
                             ABOUT THE CONSOLIDATION


Q:   WHY HAS FIRST BANK AGREED TO BE ACQUIRED BY NORWEST?

A: In determining that the sale of First Bank to Norwest was in the best interests of First Bank shareholders, First Bank's board of directors considered a number of factors. These factors included the current and future economic environment and competitive constraints facing independent community banks such as First Bank, the board's view of reasonably available alternatives to First Bank shareholders, and the increased liquidity and risk diversification that a sale to Norwest would provide First Bank shareholders.

Q:   HOW WILL I BENEFIT?

A: First Bank's board of directors believes that First Bank shareholders will benefit by becoming owners of a company that has more resources to compete in the financial services industry than First Bank independently. The Consolidation will also provide First Bank shareholders with risk diversification and increased liquidity, as there is no established market for First Bank common stock.

Q:   WHAT DO I NEED TO DO NOW?

A: Just sign the enclosed proxy card and mail it to First Bank in the enclosed return envelope as soon as possible. This way, your shares will be represented at the special meeting on [DATE OF MEETING]. First Bank's board of directors recommends that you vote FOR the Conversion and FOR the Consolidation.

Q:   SHOULD I SEND IN MY STOCK CERTIFICATES NOW?

A: No. After the Consolidation is completed, Norwest will send you written instructions for exchanging your stock certificates.

Q:   WHAT IS THE EXCHANGE RATIO?

A: The Exchange Ratio is the number of shares of Norwest common stock that Norwest will exchange in the Consolidation for each share of First Bank common stock.

Q:   HOW WILL THE EXCHANGE RATIO BE DETERMINED?

A: Norwest will issue a total of 212,500 shares of its common stock in the Consolidation. The Exchange Ratio will be determined by dividing 212,500 by the number of shares of First Bank common stock outstanding immediately before the Consolidation.

Q:   HOW WILL I KNOW THE EXCHANGE RATIO BEFORE I VOTE?

A: There are currently 26,996 shares of First Bank common stock outstanding. The Reorganization Agreement prohibits First Bank from issuing additional shares of First Bank common stock without Norwest's consent. It also prohibits First Bank from repurchasing shares of First Bank common stock without Norwest's consent. As a result, you should assume that the Exchange Ratio will equal approximately 7.87, determined by dividing 212,500 by 26,996.

     As an example, if you own 1,000 shares of First Bank common stock, you will receive approximately 7,870 shares of Norwest common stock.

Q:   WHY IS FIRST BANK CONVERTING TO A NATIONAL BANK BEFORE THE CONSOLIDATION?

A: Norwest intends to operate First Bank as a stand-alone, separately chartered bank for a period of time after the Consolidation. The majority of Norwest's subsidiary banks are national banks regulated by the OCC. As a result, Norwest prefers that First Bank operate as a national bank rather than as a state bank.

     First Bank will convert to a national bank only if the Consolidation is approved.

Q:   WHAT ARE THE TAX CONSEQUENCES TO SHAREHOLDERS OF THE CONSOLIDATION?

A: For federal income tax purposes, the exchange of Norwest common stock for shares of First Bank common stock will be tax free to First Bank shareholders, except for cash received in lieu of fractional shares. To review the tax consequences to First Bank shareholders in greater detail, see page 23.

     YOU SHOULD CONSULT A TAX ADVISOR AS TO THE TAX CONSEQUENCES TO YOU OF THE CONSOLIDATION.


Q:   WHEN WILL THE CONSOLIDATION BE COMPLETED?

A: First Bank and Norwest expect to complete the Consolidation within a few days after the special meeting, assuming the required regulatory approvals have been received by then.

Q:   WHAT RIGHTS DO I HAVE IF I OBJECT TO THE CONVERSION OR THE CONSOLIDATION?

A: You have a right to an appraisal of the value of your First Bank common stock in connection with the Conversion and the Consolidation. You may exercise this right in connection with either the Conversion or the Consolidation, but not both. See pages 18 and 20 for information on your appraisal rights and how to exercise them.

                              QUESTIONS AND ANSWERS
                      ABOUT THE PROXY STATEMENT-PROSPECTUS




Q:   WHAT IS THE PURPOSE OF THIS DOCUMENT?

A: This document serves as both a proxy statement of First Bank and a prospectus of Norwest. As a proxy statement, it is being provided to you because First Bank's board of directors is soliciting your proxy for use at the special meeting. As a prospectus, it is being provided to you because Norwest will exchange shares of Norwest common stock for your shares of First Bank common stock.

Q:   DO I NEED TO READ THE ENTIRE DOCUMENT, INCLUDING THE APPENDICES?

A: Absolutely. Much of this Proxy Statement-Prospectus summarizes information that is set forth in greater detail elsewhere in this document or in the appendices to this document. Each summary is qualified in its entirety by reference to the information being summarized. For example, the summary of the terms of the Reorganization Agreement is qualified in its entirety by reference to the full text of the Reorganization Agreement, a copy of which is included as Appendix A. If there is any inconsistency between the summary and the actual terms of the Reorganization Agreement, the actual terms will control. As a result, to fully understand the Consolidation and your rights as a First Bank shareholder, you will need to read carefully this entire document including appendices.

Q:   IS THERE OTHER INFORMATION I SHOULD CONSIDER?

A: This document does not physically include all of the information that may be important to you. Under SEC rules, Norwest is permitted to "incorporate by reference" into this Proxy Statement-Prospectus information about Norwest that is contained in other documents filed with the SEC. For example, Norwest's consolidated financial statements for the year ended December 31, 1997 are not included in this document. Instead, the financial statements are incorporated by reference to Norwest's annual report on Form 10-K for 1997. Norwest's 1997 Form 10-K also contains a description of Norwest's business and a financial review of its operations. This information may be important to your voting decision but is not physically included in this Proxy Statement-Prospectus.

     INFORMATION THAT IS INCORPORATED BY REFERENCE TO ANOTHER DOCUMENT IS CONSIDERED PART OF THIS PROXY STATEMENT-PROSPECTUS. IT IS CONSIDERED TO HAVE BEEN DISCLOSED TO YOU WHETHER OR NOT YOU ACTUALLY REVIEW THE INFORMATION.

Q:   WHERE CAN I FIND INFORMATION THAT HAS BEEN INCORPORATED BY REFERENCE?

A: On page 49, under "WHERE YOU CAN FIND MORE INFORMATION," there is a list of the documents that Norwest has incorporated by reference into this Proxy Statement-Prospectus. There is also information on how to obtain copies of these documents from the SEC and Norwest.

Q: WHAT ABOUT REPORTS FILED BY NORWEST AFTER THE DATE OF THIS PROXY STATEMENT-PROSPECTUS?

A: Reports filed by Norwest with the SEC after the date of this Proxy Statement-Prospectus may update, modify or correct information in the documents incorporated by reference. You should review these reports, as they could disclose a change in the business prospects, financial condition or other affairs of Norwest since the date of this Proxy
     Statement-Prospectus.

                                     SUMMARY

     This summary highlights selected information from this document and may not contain all of the information that is important to you. To understand the Consolidation fully, and for a more complete description of the legal terms of the Consolidation, you should carefully read this document and the other information available to you. See "Where You Can Find More Information."

PARTIES TO THE CONSOLIDATION

NORWEST CORPORATION........................  Norwest is a diversified financial
Sixth and Marquette                          services company organized under
Minneapolis, Minnesota 55479                 the laws of Delaware and registered
                                             under the Bank Holding Company Act.
                                             Through its subsidiaries and
                                             affiliates, Norwest provides
                                             retail, commercial and corporate
                                             banking services, as well as a
                                             variety of other financial
                                             services, including mortgage
                                             banking, consumer finance,
                                             equipment leasing, agricultural
                                             finance, commercial finance,
                                             securities brokerage and investment
                                             banking, insurance agency services,
                                             computer and data processing
                                             services, trust services, mortgage-
                                             backed securities servicing, and
                                             venture capital investment.

                                             At December 31, 1997, Norwest had
                                             consolidated total assets of $88.5
                                             billion, total deposits of $55.5
                                             billion and total stockholders'
                                             equity of $7.0 billion. Based on
                                             total assets at December 31, 1997,
                                             Norwest was the 11th largest
                                             commercial banking organization in
                                             the United States.

FIRST BANK ................................  First Bank is a state chartered
201 North First Street                       bank, originally chartered as a
P. O. Box 699                                national bank on August 11, 1958,
Grants, New Mexico 87020                     and converted to a state chartered
(505) 287-9481                               institution as of September 11,
                                             1992. First Bank's principal place
                                             of business is located at 201 North
                                             First Street, Grants, New Mexico
                                             87020. It has one branch located in
                                             Milan, New Mexico. The bank's
                                             market area consists primarily of
                                             areas located principally within
                                             Cibola, Valencia, McKinley,
                                             Bernalillo Counties, New Mexico and
                                             to a lesser extent parts of Catron,
                                             Socorro, Sandoval Counties. The
                                             bank is a full service, independent
                                             community bank which provides a
                                             full range of commercial banking
                                             services, including traditional
                                             deposit services and commercial,
                                             interim construction, consumer,
                                             home improvement, real estate,
                                             agricultural and industrial loans.

                                             At December 31, 1997, the bank had
                                             total assets of approximately $44.8
                                             million, total deposits of
                                             approximately $41.0 million and
                                             total shareholders'
                                             equity of approximately $3.5
                                             million.

REASON FOR THE CONVERSION................... Norwest intends to operate First
                                             Bank as a stand-alone, separately
                                             chartered bank, at least for some
                                             period of time after the
                                             Consolidation. The majority of
                                             Norwest's subsidiary banks are
                                             national banks, regulated by the
                                             same government agency (the OCC).
                                             As a result, Norwest prefers that
                                             First Bank operate as a national
                                             bank rather than a state bank.
                                             First Bank has agreed to convert to
                                             a national bank to facilitate the
                                             Consolidation.

                                             First Bank will convert to a
                                             national bank only if the
                                             Consolidation is approved.

REASONS FOR THE CONSOLIDATION
  (SEE PAGE 20)............................. First Bank's board of directors believes that the Consolidation is
                                             advisable and in the best interest
                                             of First Bank and its shareholders.
                                             In reaching its determination, the
                                             First Bank board considered a
                                             number of factors including but not
                                             limited to the following: the
                                             current and prospective economic
                                             environment and competitive
                                             constraints facing independent
                                             community banks such as First Bank;
                                             First Bank's board of directors'
                                             view of reasonably available
                                             alternatives to First Bank
                                             shareholders; and the increased
                                             liquidity and diversification of
                                             risk that the Consolidation would
                                             provide to First Bank shareholders.

REQUIRED VOTE; VOTING AGREEMENTS............ The holders of at least two-thirds of the outstanding shares of First
                                             Bank common stock must approve the
                                             Conversion. The Consolidation also
                                             requires the approval of the
                                             holders of at least two-thirds of
                                             the outstanding First Bank common
                                             stock.

                                             First Bank's directors and an
                                             affiliate of a First Bank director
                                             have agreed to vote all shares of
                                             First Bank common stock
                                             beneficially owned by them at the
                                             record date for the special meeting
                                             in favor of the Conversion and the
                                             Consolidation. At the record date,
                                             the directors and the affiliate
                                             beneficially owned an aggregate of
                                             17,222 shares of First Bank common
                                             stock, representing approximately
                                             63.8% of the shares of First Bank
                                             common stock outstanding at the
                                             record date.

                                             Because the Conversion and the
                                             Consolidation require approval of a
                                             specified percentage of the
                                             outstanding shares, not voting will
                                             have the same effect as voting
                                             against the Conversion and the
                                             Consolidation.

RECOMMENDATION OF FIRST BANK'S
  BOARD OF DIRECTORS........................ First Bank's board of directors has approved both the Conversion and
                                             the Consolidation as being in the
                                             best interests of First Bank
                                             shareholders and recommends that
                                             First Bank shareholders approve the
                                             Conversion and the Consolidation at
                                             the special meeting.

THE CONSOLIDATION........................... In the Consolidation, First Bank
                                             will consolidate with a
                                             newly-formed, wholly-owned
                                             subsidiary bank of Norwest. First
                                             Bank will be the surviving entity
                                             in the Consolidation.

WHAT FIRST BANK SHAREHOLDERS
WILL RECEIVE (SEE PAGE 26).................. In the Consolidation, Norwest will exchange a total of 212,500 shares
                                             of its common stock for all of the
                                             outstanding shares of First Bank
                                             common stock. Based on 26,996
                                             shares of First Bank common stock
                                             outstanding, this works out to
                                             approximately 7.87 shares of
                                             Norwest common stock for each share
                                             of First Bank common stock
                                             outstanding. Norwest will not issue
                                             fractional shares in the
                                             Consolidation. If the total number
                                             of shares of Norwest common stock
                                             you are entitled to receive in the
                                             Consolidation does not equal a
                                             whole number, Norwest will pay you
                                             cash in lieu of the fractional
                                             share.

MANAGEMENT OF FIRST BANK AFTER THE
CONSOLIDATION............................... When the Consolidation is complete,
                                             Norwest will own all of the
                                             outstanding shares of First Bank
                                             common stock. As a result, Norwest
                                             will be able to elect or appoint
                                             all of the directors and officers
                                             of First Bank.

ADDITIONAL INTERESTS OF FIRST BANK'S
MANAGEMENT (SEE PAGE 20).................... First Bank's management will receive the same consideration for
                                             their shares of First Bank common
                                             stock as the other First Bank
                                             shareholders. Certain members of
                                             First Bank's management, however,
                                             may be deemed to have interests
                                             that are in addition to and
                                             separate from the interests of
                                             First Bank shareholders generally.
                                             These interests include the
                                             following:

                                             -  Joseph A. Fidel, a First Bank
                                                director, has signed a
                                                Non-Competition Agreement which
                                                generally provides that in
                                                exchange for the payment of two
                                                annual installments of $25,000
                                                each, Mr. Fidel will not compete
                                                with Norwest or its affiliates
                                                in

                                                Cibola County, New Mexico for a
                                                period of 24 months following
                                                the effective date of the
                                                Consolidation.

                                             -  Antonio C.Esparza, president of
                                                First Bank, has entered into an
                                                Employment and Non-Competition
                                                Agreement which generally
                                                provides for the payment of base
                                                compensation of $84,275, per
                                                annum (which may be increased
                                                based on Mr. Esparza's
                                                performance) and participation
                                                in the Norwest employee benefit
                                                plans available to regular
                                                employees of Norwest Companies
                                                in a similar position as well as
                                                the Norwest corporation
                                                severance pay plan. Mr.
                                                Esparza's Employment and
                                                Non-Competition Agreement also
                                                provides that he shall receive
                                                two annual installments of
                                                $50,000 each in exchange for his
                                                agreement not to compete with
                                                Norwest or its affiliates in
                                                Cibola, McKinley and Bernalillo
                                                Counties, New Mexico for a
                                                period of 24 months from the
                                                date of his termination of
                                                employment with Norwest.

CONDITIONS TO THE CONSOLIDATION
(SEE PAGE 28)............................... A number of conditions must be satisfied before the Consolidation
                                             can be completed, including the
                                             following:

                                             -  Each party's representations
                                                and warranties must be true,
                                                and each party must perform its
                                                obligations under the
                                                Reorganization Agreement.

                                             -  There cannot be any change since
                                                December 31, 1996 that has had,
                                                or might reasonably be expected
                                                to have, an adverse effect on
                                                First Bank.

                                             Some of the conditions to the
                                             Consolidation are subject to
                                             exceptions and/or to a
                                             "materiality" standard. Certain
                                             conditions may also be waived by
                                             the party entitled to assert the
                                             condition.

REGULATORY APPROVALS                         The Consolidation is subject to the
 (SEE PAGES 19 AND 22)...................... prior approval of the Federal
                                             Reserve Board and the OCC. Approval
                                             of the Federal Reserve Board is
                                             required because Norwest is a bank
                                             holding company. Approval of the
                                             OCC is required because the
                                             Consolidation will involve two
                                             national banks.

                                             Norwest has applied to the Federal
                                             Reserve Board and
                                             the OCC for approval of the
                                             Consolidation. Both applications
                                             are pending as of the date of this
                                             Proxy Statement-Prospectus.

TERMINATION OF THE REORGANIZATION
AGREEMENT (SEE PAGE28)...................... Norwest and First Bank can mutually agree to terminate the
                                             Reorganization Agreement without
                                             completing the Consolidation. Also,
                                             either party can terminate the
                                             Reorganization Agreement under the
                                             following circumstances:

                                             -  if a court or other governmental
                                                authority prohibits the
                                                Consolidation; or

                                             -  the Consolidation is not
                                                completed by June 30, 1998,
                                                unless the failure to complete
                                                the Consolidation on or before
                                                that date is the fault of the
                                                party seeking to terminate.


ACCOUNTING TREATMENT (SEE PAGE 24).......... Norwest expects to account for the
                                             Consolidation under the purchase
                                             method of accounting. Norwest will
                                             record, at fair value, the acquired
                                             assets and assumed liabilities of
                                             First Bank. To the extent the total
                                             purchase price exceeds the fair
                                             value of the assets acquired and
                                             liabilities assumed, Norwest will
                                             record goodwill. Norwest will
                                             include in its consolidated results
                                             of operations the results of First
                                             Bank's operations after the
                                             Consolidation is completed.

APPRAISAL RIGHTS (SEE PAGES 18 AND 20
AND APPENDICES B AND C)..................... First Bank shareholders who dissent from the Conversion are entitled to
                                             receive a cash payment equal to the
                                             value of their shares of First Bank
                                             common stock. To receive this cash
                                             payment, dissenting shareholders
                                             must follow the procedures outlined
                                             in Appendix B. Failure to comply
                                             strictly with these procedures will
                                             result in the forfeiture of
                                             appraisal rights.

                                             First Bank shareholders who dissent
                                             from the Consolidation are entitled
                                             to receive a cash payment equal to
                                             the fair value of their shares of
                                             First Bank common stock. To receive
                                             this cash payment, dissenting
                                             shareholders must follow the
                                             procedures outlined in Appendix C.
                                             Failure to comply strictly with
                                             these procedures will result in the
                                             forfeiture of appraisal rights.

                                             If you vote any of your shares of
                                             First Bank common stock against the
                                             Conversion, your appraisal rights
                                             as to those shares will be limited
                                             to those set forth in Appendix B.
                                             This is true regardless of whether
                                             you also vote the shares against
                                             the Consolidation. To exercise your
                                             appraisal rights in connection with
                                             the Consolidation (that is, as a
                                             shareholder of a national bank),
                                             you must vote shares for the
                                             Conversion and against the
                                             Consolidation.

U.S. FEDERAL INCOME TAX
CONSEQUENCES (SEE PAGE 23).................. The Consolidation has been structured so that First Bank
                                             shareholders will not recognize any
                                             gain or loss for U.S. federal
                                             income tax purposes as a result of
                                             the Consolidation (except for cash
                                             received in lieu of fractional
                                             shares). The Consolidation is
                                             conditioned on the receipt by First
                                             Bank of a legal opinion to this
                                             effect.

MARKET INFORMATION (SEE PAGE 15)............ Norwest common stock is listed on the New York Stock Exchange and the
                                             Chicago Stock Exchange under the
                                             symbol NOB. On January 16, 1998,
                                             the last full trading day before
                                             First Bank and Norwest signed the
                                             Reorganization Agreement, Norwest
                                             common stock closed at $35.0625 per
                                             share. On ____________, 1998,
                                             Norwest common stock closed at $___
                                             per share.

                                             There is no public market for First
                                             Bank common stock.

                        COMPARATIVE PER COMMON SHARE DATA

     The following table presents selected comparative per common share data for Norwest common stock on a historical and pro forma combined basis and for First Bank common stock on a historical and pro forma equivalent basis. The historical information should be read with (a) the selected consolidated financial data (and related notes) for Norwest and First Bank appearing elsewhere in this Proxy Statement-Prospectus, (b) the complete financial statements of First Bank appearing elsewhere in this Proxy Statement-Prospectus and (c) the complete consolidated financial statements of Norwest included in the documents incorporated by reference in this Proxy Statement-Prospectus. See "Where You Can Find More Information."

     The pro forma information in the table assumes that Norwest will exchange
7.87 shares of its common stock for each share of First Bank common stock. See "THE REORGANIZATION AGREEMENT--Basic Plan of Reorganization." The pro forma information also assumes the Consolidation is accounted for using the purchase method of accounting. See "The Consolidation--Accounting Treatment."

     The information in the following table is not necessarily indicative of the results of the future operations of the combined entity or the actual results that would have occurred had the Consolidation become effective prior to the periods indicated.


                                       NORWEST COMMON STOCK      FIRST BANK COMMON STOCK
                                       ----------------------    ------------------------
                                                    PRO FORMA                  PRO FORMA
                                       HISTORICAL   COMBINED     HISTORICAL    EQUIVALENT
                                       ----------   ---------    ----------    ----------
BOOK VALUE (1):
    December 31, 1997                      $9.01        9.01        128.28        70.91

DIVIDENDS DECLARED (2):                    0.615       0.615          7.20         4.84
    Year Ended December 31, 1997

NET INCOME (3):                             1.75        1.75         13.49        13.77
     Year Ended December 31, 1997

---------------------------------------
(1) The pro forma combined book value per share of Norwest common stock represents the historical total combined common stockholders' equity for Norwest and First Bank divided by total pro forma common shares of the combined entities. The pro forma equivalent book value per share of First Bank common stock represents the pro forma combined book value per share of Norwest common stock multiplied by an assumed exchange ratio of 7.87.

(2) Assumes no changes in cash dividends per share by Norwest. The pro forma equivalent dividends per share of First Bank common stock represent cash dividends declared per share of Norwest common stock multiplied by an assumed exchange ratio of 7.87.

(3) The pro forma combined net income per share of Norwest common stock (based on diluted net income and weighted average number of common and common equivalent shares) is based upon the combined historical net income for Norwest and First Bank divided by the average pro forma common and common equivalent shares of the combined entities. The pro forma equivalent net income per share of First Bank common stock represents the pro forma combined net income per share multiplied by an assumed exchange ratio of 7.87.

                    SELECTED HISTORICAL FINANCIAL INFORMATION

      The following selected financial information is to aid you in your analysis of the financial aspects of the Consolidation. The information for Norwest is derived from its historical financial statements (and related notes) contained in its annual reports and other information filed with the SEC and should be read with that information. These reports and other information are incorporated by reference into this Proxy Statement-Prospectus. See "What Incorporation by Reference Means" and "Where You Can Find More Information." The information for First Bank is derived from its historical financial statements (and related notes) contained elsewhere in this Proxy Statement-Prospectus.



                      NORWEST CORPORATION AND SUBSIDIARIES

                                                             YEARS ENDED DECEMBER 31
                                               1997          1996         1995        1994      1993(1)
                                               ----          ----         ----        ----      -------
(In Millions, except per share data)
INCOME STATEMENT DATA
   Interest income........................  $   6,697.4     6,318.3      5,717.3     4,393.7     3,946.3
   Interest expense.......................      2,664.0     2,617.0      2,448.0     1,590.1     1,442.9
                                            -----------   ---------    ---------   ---------   ---------
     Net interest income..................      4,033.4     3,701.3      3,269.3     2,803.6     2,503.4
   Provision for credit losses............        524.7       394.7        312.4       164.9       158.2
   Non-interest income....................      2,962.3     2,564.6      1,848.2     1,638.3     1,585.0
   Non-interest expenses..................      4,421.3     4,089.7      3,382.3     3,096.4     3,050.4
                                            -----------   ---------    ---------   ---------   ---------
     Income before income taxes...........      2,049.7     1,781.5      1,422.8     1,180.6       879.8
   Income tax expense.....................        698.7       627.6        466.8       380.2       266.7
                                            -----------   ---------    ---------   ---------   ---------
   Net income.............................  $   1,351.0     1,153.9        956.0       800.4       613.1
                                            ===========   =========    =========   =========   =========

PER COMMON SHARE DATA
   Net income:
     Basic...............................   $      1.78        1.55         1.39        1.23        0.95
     Diluted..............................         1.75        1.54         1.36        1.20        0.93

   Dividends declared.....................       0.6150      0.5250       0.4500      0.3825      0.3200

BALANCE SHEET DATA At period end:
     Total assets.........................  $  88,540.2    80,175.4     72,134.4    59,315.9    54,665.0
     Long-term debt.......................     12,766.7    13,082.2     13,676.8     9,186.3     6,850.9
     Total stockholders' equity...........      7,022.2     6,064.2      5,312.1     3,846.4     3,760.9

-----------------------------
(1) On January 14, 1994, Norwest acquired First United Bank Group, Inc. ("First United"), a $3.9 billion bank holding company headquartered in Albuquerque, New Mexico, in a pooling of interests transaction. Norwest's historical results have been restated to include the historical results of First United. Appropriate Norwest items reflect an increase in First United's provision for credit losses of $16.5 million to conform with Norwest's credit loss reserve practices and methods and $83.2 million in charges for merger-related expenses, including termination costs, systems and operations costs, and investment banking, legal, and accounting expenses.

                              FIRST BANK OF GRANTS


                                                              YEAR ENDED DECEMBER 31
                                                             1997                1996
                                                             ----                ----
INCOME STATEMENT DATA
   Interest income.................................    $  3,182,816        3,104.420
   Interest expense................................       1,249,827        1,450,285
                                                       ------------    -------------
     Net interest income...........................       1,932,989        1,654,135
   Provision for credit losses.....................          25,000               --
   Non-interest income.............................         411,738          411,544
   Non-interest expenses...........................       1,720,681        1,512,591
                                                       ------------    -------------
     Income before income taxes....................         599,046          553,088
   Income tax expense..............................         234,971          179,450
                                                       ------------    -------------
   Net income......................................    $    364,075          373,638
                                                       ============    =============

PER COMMON SHARE DATA
   Net income:
     Basic.........................................    $      13.49            13.84
     Diluted.......................................           13.49            13.84
   Dividends declared..............................            7.20             5.50

BALANCE SHEET DATA At period end:
     Total assets..................................    $ 44,755,911       40,794,308
     Total liabilities.............................      41,292,740       37,500,841
     Total stockholders' equity....................       3,463,171        3,293,467

   SHARE PRICES AND DIVIDENDS FOR NORWEST COMMON STOCK

      The following table sets forth the high and low sales prices per share of the Norwest common stock, and the cash dividends paid on Norwest common stock, for the quarterly periods indicated. The prices for Norwest common stock are as reported on the New York Stock Exchange. There is no public market for First Bank common stock.

                                           NORWEST COMMON STOCK
                                ---------------------------------------------
                                HIGH                LOW             DIVIDENDS
                                ----                ---             ---------
1995
    First Quarter             $13.1250            11.3125              0.105
    Second Quarter             14.6875            12.5625              0.105
    Third Quarter              16.3750            13.4375              0.120
    Fourth Quarter             17.3750            14.6250              0.120

1996
    First Quarter              18.5625            15.2500              0.120
    Second Quarter             18.7500            16.5000              0.135
    Third Quarter              20.5000            16.0000              0.135
    Fourth Quarter             23.4375            20.3750              0.135

1997
    First Quarter              26.6250            21.3750              0.150
    Second Quarter             29.6250            22.1875              0.150
    Third Quarter              32.1563            28.1250              0.150
    Fourth Quarter             39.5000            29.7500              0.165

1998
    First Quarter              43.8750            34.7500              0.165
    Second Quarter
    (through April __, 1998)

                         SPECIAL MEETING OF SHAREHOLDERS

     First Bank is sending you this Proxy Statement-Prospectus to provide you with information concerning the Conversion and the Consolidation and to solicit your proxy for use at the special meeting of shareholders. At the special meeting, shareholders of First Bank will be asked to approve the Conversion and to approve the Consolidation.

DATE, TIME AND PLACE OF SPECIAL MEETING

     The date, time and place of the special meeting are as follows:

                                    [DAY],[DATE OF SPECIAL MEETING]
                                    [TIME OF MEETING]
                                    [LOCATION OF MEETING]

RECORD DATE

     First Bank has established ____________, 1998 as the record date for the meeting. Only shareholders of record on that date are entitled to attend and vote at the special meeting.

VOTING RIGHTS; VOTES REQUIRED FOR APPROVAL

     On the record date, there were 26,996 shares of First Bank common stock outstanding and entitled to vote at the special meeting. The holders of First Bank common stock are entitled to one vote per share. The presence, in person or by proxy, at the special meeting of the holders of a majority of the outstanding shares is necessary for a quorum. Approval of the Conversion and the Consolidation each requires the affirmative vote, in person or by proxy, of the holders of at least two-thirds of the outstanding shares of First Bank common stock on the record date.

VOTING AGREEMENTS

     Each First Bank director has entered into a voting agreement with Norwest pursuant to which the director has agreed to vote all shares of First Bank common stock beneficially owned by the director at the record date in favor of the Conversion and the Consolidation. Dubl J. Corporation, an affiliate of a First Bank director, has also agreed to vote all shares of First Bank common stock beneficially owned by it at the record date in favor of the Conversion and the Consolidation. First Bank's directors and Dubl J. Corporation collectively owned at the record date 17,222 shares of First Bank common stock, representing approximately 63.8% of the shares of First Bank common stock outstanding at the record date. See "INFORMATION ABOUT FIRST BANK--Beneficial Ownership of First Bank Common Stock by First Bank Management and Principal Shareholders."

VOTING AND REVOCATION OF PROXIES

     All shares of First Bank common stock represented at the special meeting by a properly executed proxy will be voted in accordance with the instructions indicated on the proxy, unless the proxy is revoked before a vote is taken. IF YOU SIGN AND RETURN A PROXY WITHOUT VOTING INSTRUCTIONS, AND DO NOT REVOKE THE PROXY, THE PROXY WILL BE VOTED FOR APPROVAL OF THE CONVERSION AND FOR APPROVAL OF THE CONSOLIDATION.

     You may revoke your proxy at any time before it is voted by (a) filing either an instrument revoking the proxy or a duly executed proxy bearing a later date with the corporate secretary of First Bank before or at the special meeting or (b) voting the shares subject to the proxy in person at the special meeting. Attendance at the special meeting will not by itself result in your proxy being revoked.

     A proxy may indicate that all or a portion of the shares represented by the proxy are not being voted with respect to a specific proposal. This could occur, for example, when a broker is not permitted to vote shares held in the name of a nominee on certain proposals in the absence of instructions from the beneficial owner. Shares that are not voted with respect to a specific proposal will be considered as not present for that proposal, even though the shares will be considered present for purposes of determining a quorum and voting on other proposals. Abstentions on a specific proposal will be considered as present but will not be counted as voting in favor of the proposal.

     The proposals to approve the Conversion and the Consolidation must each be approved by the holders of at least two-thirds of the outstanding shares of First Bank common stock. Because each proposal requires the affirmative vote of a specified percentage of outstanding shares, not voting on a proposal will have the same effect as voting against the proposal.

SOLICITATION OF PROXIES

     In addition to solicitation by mail, directors, officers and employees of First Bank may solicit proxies from First Bank shareholders, either personally or by telephone or other form of communication. None of the foregoing persons who solicit proxies will be specifically compensated for such services. Nominees, fiduciaries and other custodians will be requested to forward soliciting materials to beneficial owners and will be reimbursed for their reasonable expenses incurred in sending proxy material to beneficial owners. First Bank will bear its own expenses in connection with any solicitation of proxies for the special meeting.

OTHER MATTERS

     If an insufficient number of votes for either the Conversion or for the Consolidation is received before the scheduled meeting date, Norwest and First Bank may decide to postpone or adjourn the special meeting. If this happens, proxies that have been received that either have been voted for the Conversion and the Consolidation or contain no instructions will be voted for adjournment.

     First Bank's board of directors is not aware of any business to be brought before the special meeting other than the proposals to approve the Conversion and the Consolidation. If other matters are properly brought before the special meeting or any adjournments or postponements of the meeting, the persons appointed as proxies will have authority to vote the shares represented by properly executed proxies in accordance with their discretion and judgment as to the best interests of First Bank.

                                 THE CONVERSION

GENERAL

     Immediately before the Consolidation, First Bank will convert to a national bank under the name "First Bank of Grants, National Association." First Bank of Grants, National Association will be the surviving bank in the Consolidation.

     The Conversion will occur only if the Consolidation is also approved. If the Consolidation is not approved, First Bank will remain a New Mexico banking corporation, at least for the time being.

REASON FOR THE CONVERSION

     Norwest intends to operate First Bank as a stand-alone, separately chartered bank for some period of time after the Consolidation. The majority of Norwest's subsidiary banks are national banks, regulated by the same government agency (the OCC). As a result, Norwest prefers that First Bank operate as a national bank rather than a state bank. First Bank has agreed to convert to a national bank to facilitate the Consolidation.

APPRAISAL RIGHTS

     As a First Bank shareholder, you will have appraisal rights in connection with the Conversion, as well as in connection with the Consolidation (see "THE CONSOLIDATION--Appraisal Rights"). Your appraisal rights are based on the provisions of Article 4, Section 10 of the New Mexico Banking Act. Copies of these provisions are attached to this Proxy Statement-Prospectus as Appendix B. To understand these appraisal rights fully, you should read these provisions carefully.

     What "Dissenters' Rights of Appraisal" Are. Dissenters' rights of appraisal (or simply "rights of appraisal") refer to the right of shareholders who disagree with a particular corporate action to receive the cash value of their shares in lieu of whatever payment is called for by that corporate action. Under the Banking Act, you have this right in connection with the Conversion. As a result, instead of receiving shares of Norwest common stock, you may elect to receive the cash value of your shares of First Bank common stock. The value of your shares will be measured as of the date of the special meeting.

     YOU MUST TAKE A NUMBER OF STEPS TO EXERCISE YOUR APPRAISAL RIGHTS. SIMPLY VOTING AGAINST THE CONVERSION IS NOT SUFFICIENT TO EXERCISE YOUR APPRAISAL RIGHTS. FAILURE TO TAKE THESE STEPS STRICTLY IN THE MANNER REQUIRED MAY RESULT IN YOUR LOSING YOUR APPRAISAL RIGHTS. IF YOU LOSE YOUR CONVERSION APPRAISAL RIGHTS AND FIRST BANK SHAREHOLDERS APPROVE THE CONVERSION AND THE CONSOLIDATION, YOU WILL BE BOUND BY THE CONVERSION AND, UNLESS YOU EXERCISE YOUR APPRAISAL RIGHTS IN CONNECTION WITH THE CONSOLIDATION, WILL RECEIVE SHARES OF NORWEST COMMON STOCK FOR YOUR SHARES OF FIRST BANK COMMON STOCK.

     Steps You Need to Take to Exercise Your Rights of Appraisal. First, you must vote against the Consolidation any shares of First Bank common stock as to which you want to exercise your appraisal rights (the "dissenting shares"). Second, within 30 days after the Consolidation is completed, you must demand in writing that First Bank, as the surviving entity in the Consolidation, pay to you the value of the dissenting shares. You must include with your written demand the certificate or certificates for the dissenting shares.

     How the Value of Your Dissenting Shares Will be Determined. The value of your dissenting shares will be measured as of the date of the special meeting. The value will be determined by three appraisers. First Bank's board of directors will select one appraiser. A second appraiser will be selected by dissenting shareholders at a meeting called for this purpose by the New Mexico Banking Commissioner. To be selected, a candidate must receive the approval of the holders of at least two-thirds of the dissenting shares. The third and final appraiser will be selected by the two appraisers so chosen.

REGULATORY APPROVALS

     The Conversion is subject to the prior approval of the OCC, as the primary regulator of national banks. First Bank has submitted an application to the OCC for approval of the Conversion. The application is pending as of the date of this Proxy Statement-Prospectus.

                                THE CONSOLIDATION

PURPOSE AND EFFECT OF THE CONSOLIDATION

     Norwest is using the Consolidation to acquire First Bank. As a result of the Consolidation, First Bank will become a wholly-owned subsidiary of Norwest and shareholders of First Bank will receive shares of Norwest common stock for their shares of First Bank common stock. Norwest will own all of the outstanding shares of First Bank common stock. Shareholders of First Bank will become stockholders of Norwest, and their rights will be governed by Norwest's restated certificate of incorporation and bylaws rather than First Bank's articles of association and bylaws. See "COMPARISON OF RIGHTS OF HOLDERS OF FIRST BANK COMMON STOCK AND NORWEST COMMON STOCK."

BACKGROUND OF AND REASONS FOR THE CONSOLIDATION

     First Bank's board of directors believes that the Consolidation is advisable and in the best interest of First Bank and its shareholders. In reaching its determination, the board of directors considered a number of factors including but not limited to the following: the current and prospective economic environment and competitive constraints facing independent community banks such as First Bank; First Bank's board of directors' view of reasonably available alternatives to First Bank shareholders; and the increased liquidity and diversification of risk that the Consolidation would provide to First Bank shareholders.

ADDITIONAL INTERESTS OF FIRST BANK MANAGEMENT IN THE CONSOLIDATION

     First Bank's management will receive the same consideration for their shares of First Bank common stock as the other First Bank shareholders. Certain members of First Bank's management, however, may be deemed to have interests that are in addition to and separate from the interests of First Bank's shareholders generally. These are: (a) Joseph A. Fidel has signed a Non-Competition Agreement which generally provides that in exchange for the payment of two annual installments of $25,000 each, Mr. Fidel will not compete with Norwest or its affiliates in Cibola County, New Mexico for a period of 24 months following the effective date of the Consolidation and (b) Antonio C. Esparza has entered into an Employment and Non-Competition Agreement which generally provides for the payment of base compensation of $84,275 per annum (which may be increased based on Mr. Esparza's performance), and participation in the Norwest employee benefit plans available to regular employees of Norwest Companies in a similar position as well as the Norwest corporation severance pay plan. Mr. Esparza's Employment and Non-Competition Agreement also provides that he shall receive two annual installments of $50,000 each in exchange for his agreement not to compete with Norwest or its affiliates in Cibola, McKinley and Bernalillo Counties, New Mexico for a period of 24 months from the date of his termination of employment with Norwest.

APPRAISAL RIGHTS

     Under federal law, any shareholder of First Bank who objects to the Consolidation has the right to receive cash equal to the value of the shareholder's shares as measured on the date the Consolidation becomes effective. This right is subject to the following conditions: (a) the shareholder must vote against approval of the Consolidation at the special meeting or give notice in writing at or before the special meeting to the presiding officer that such shareholder dissents from the proposed Consolidation; (b) the shareholder must, within 30 days after the effective date of the Consolidation, make a written request for payment to the surviving bank; and (c) the written request must be accompanied by surrender of the shareholder's stock certificate(s). Any shareholder who votes against the Consolidation at the special meeting, or who gives notice in writing at or before the Special Meeting to the presiding officer that such shareholder dissents, will be notified in writing of effective date of the Consolidation. Failure to comply strictly with each of the foregoing conditions will result in the loss of appraisal rights.

     The value of the shares of any dissenting shareholder will be determined by an appraisal made by a committee of three persons, one to be selected by the majority vote of the dissenting shareholders, one by the board of directors of the surviving bank, and the third by the two so chosen. The valuation agreed upon by any two of the three appraisers will govern. If the value so fixed is not satisfactory to any dissenting shareholder, that shareholder may, within five days after being notified of the appraised value of such shareholder's shares, appeal to the OCC, who will cause a reappraisal to be made which will be final and binding as to the value of such shares. If a shareholder dissents and, within 90 days from the effective date of the Consolidation, one or more of the appraisers is not selected for any reason, or the appraisers fail to determine the value of such shares, the OCC will, upon written request of any interested party, cause an appraisal to be made which will be final and binding on all parties. The expenses of the OCC in making the reappraisal or the appraisal, as the case may be, will be paid by the surviving bank. The value of the shares ascertained will be promptly paid to the dissenting shareholder by the surviving bank.

     The foregoing is a summary of Title 12, Section 215 of the United States Code. It is not a complete statement of the provisions of Section 215 and is qualified in its entirety by reference to the relevant provisions of Section 215, the text of which is attached to this Proxy Statement-Prospectus as Appendix C. Any shareholder of First Bank who desires to exercise dissenters' appraisal rights should carefully review and comply with the relevant provisions of Section 215. APPRAISAL RIGHTS WILL BE FORFEITED IF THE PROCEDURAL REQUIREMENTS OF SECTION 215 ARE NOT STRICTLY COMPLIED WITH.

     Attached to this Proxy Statement-Prospectus as Appendix D is a copy of Banking Circular 259 regarding the valuation methods used by the OCC to estimate the value of a bank's shares when the OCC is involved in the appraisal of shares held by dissenting shareholders. The results of appraisals performed by the OCC between January 1, 1985 and September 30, 1991 are also summarized in Appendix
C. YOU SHOULD CONSIDER CAREFULLY THE INFORMATION IN BANKING CIRCULAR 259 BEFORE DECIDING WHETHER TO EXERCISE YOUR APPRAISAL RIGHTS.

EXCHANGE OF CERTIFICATES

     After completion of the Consolidation, Norwest Bank Minnesota, National Association, acting as exchange agent for Norwest, will mail to each holder of record of shares of First Bank common stock a form of letter of transmittal, together with instructions for the exchange of the holder's stock certificates for a certificate representing Norwest common stock.

     FIRST BANK SHAREHOLDERS SHOULD NOT SEND IN THEIR CERTIFICATES UNTIL THEY RECEIVE THE LETTER OF TRANSMITTAL FORM AND INSTRUCTIONS.

     No dividend or other distribution declared on Norwest common stock after completion of the Consolidation will be paid to the holder of any certificates for shares of First Bank common stock until after the certificates have been surrendered for exchange.

     When the exchange agent receives a surrendered certificate or certificates from a shareholder, together with a properly completed letter of transmittal, it will issue and mail to the shareholder a certificate representing the number of shares of Norwest common stock to which the shareholder is entitled, plus the amount in cash of any remaining fractional share and any cash dividends that are payable with respect to the shares of Norwest common stock so issued. No interest will be paid on the fractional share amount or amounts payable as dividends or other distributions.

     A certificate for Norwest common stock may be issued in a name other than the name in which the surrendered certificate is registered if (a) the certificate surrendered is properly endorsed and accompanied by all documents required to transfer the shares to the new holder and (b) the person requesting the issuance of the Norwest common stock certificate either pays to the exchange agent in advance any transfer and other taxes due or establishes to the satisfaction of the exchange agent that such taxes have been paid or are not due.

     The exchange agent will issue stock certificates for Norwest common stock in exchange for lost, stolen or destroyed certificates for First Bank common stock upon receipt of a lost certificate affidavit and a bond indemnifying Norwest for any claim that may be made against Norwest as a result of the lost, stolen or destroyed certificates.

     After completion of the Consolidation, no transfers will be permitted on the books of First Bank. If, after completion of the Consolidation, certificates for First Bank common stock are presented for transfer to the exchange agent, they will be canceled and exchanged for certificates representing Norwest common stock.

     None of Norwest, First Bank, the exchange agent or any other person will be liable to any former holder of First Bank common stock for any amount delivered in good faith to a public official pursuant to applicable abandoned property, escheat or similar laws.

REGULATORY APPROVALS

     The Consolidation is subject to the prior approval of the Federal Reserve Board and the OCC. The approval of the Federal Reserve Board is required because Norwest is a bank holding company registered under the Bank Holding Company Act. The approval of the OCC is required because First Bank will convert to a national banking association immediately before the Consolidation, and the OCC is the primary regulator of national banks.

     Norwest has filed applications with the Federal Reserve Board and the OCC requesting approval of the Consolidation. Both applications are pending as of the date of this Proxy Statement-Prospectus.

     The approval of an application means only that the regulatory criteria for approval have been satisfied or waived. It does not mean that the approving authority has determined that the consideration to be received by First Bank shareholders is fair. Regulatory approval does not constitute an endorsement or recommendation of the Consolidation.

     Norwest and First Bank are not aware of any governmental approvals or compliance with banking laws and regulations that are required for the Consolidation to become effective other than those described above. Norwest and First Bank intend to seek any other approval and to take any other action that may be required to effect the Consolidation. There can be no assurance that any required approval or action can be obtained or taken prior to the special meeting.

     The Consolidation cannot be completed unless all necessary regulatory approvals are granted. In addition, Norwest may elect not to complete the Consolidation if any condition under which any regulatory approval is granted is unreasonably burdensome to Norwest. See "THE REORGANIZATION
AGREEMENT--Conditions to the Completion of the Consolidation" and "--Termination of the Reorganization Agreement."

EFFECT ON EMPLOYEE BENEFIT PLANS

     The Reorganization Agreement provides that, subject to any eligibility requirements applicable to such plans, employees of First Bank will be entitled to participate in those Norwest employee benefit and welfare plans specified in the Reorganization Agreement. Eligible employees of First Bank will enter each of such plans no later than the first day of the calendar quarter which begins at least 32 days after completion of the Consolidation.

CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE CONSOLIDATION TO FIRST BANK SHAREHOLDERS

     The following is a summary of the anticipated U.S. federal income tax consequences of the Consolidation to First Bank shareholders. The summary is based on the parties' understanding of the U.S. federal income tax laws as currently in effect and as currently interpreted. It does not cover issues of state, local or foreign taxation. Nor does it address all aspects of U.S. federal income taxation that may be important to particular shareholders in light of their personal circumstances or to shareholders subject to special rules under U.S. federal income tax laws. Future legislation, regulations, administrative rulings and court decisions may alter the tax consequences summarized below.

     The anticipated U.S. federal income tax consequences to First Bank shareholders are as follows:

     - A shareholder who receives shares of Norwest common stock in exchange for shares of First Bank common stock will not recognize any gain or loss on the receipt of the shares of Norwest common stock, except for cash received in lieu of a fractional share. The shareholder's gain or loss on the receipt of cash in lieu of a fractional share will equal the difference between the cash received and the basis of the fractional share exchanged.

     - A shareholder's tax basis in the shares of Norwest common stock received will be the same as the shareholder's tax basis in the shares of First Bank common stock exchanged in the Consolidation, less any cash received in lieu of fractional shares.

     - The holding period of the shares of Norwest common stock received by a shareholder will include the holding period of the shareholder's shares of First Bank common stock exchanged in the Consolidation, but only if the shares of First Bank common stock were held as a capital asset at the time the Consolidation is completed.

     First Bank is not required to complete the Consolidation unless it receives an opinion of its counsel that these will be the U.S. federal income tax consequences of the Consolidation. The opinion may make certain assumptions and may rely on representations of the parties to the Consolidation as to factual matters. It will represent counsel's judgment as to the tax status of the Consolidation under the Code and will not be binding on the IRS. There is no assurance that the IRS will not take a contrary position regarding the tax consequences of the Consolidation. Nor is there is any assurance that the IRS would not prevail in the event the tax consequences of the Consolidation were litigated.

     SHAREHOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS AS TO THE SPECIFIC TAX CONSEQUENCES TO THEM FROM THE CONSOLIDATION.

RESALE OF NORWEST COMMON STOCK

     The Norwest common stock issued in the Consolidation will be freely transferable under the Securities Act, except for shares issued to First Bank shareholders who are considered to be "affiliates" of First Bank or Norwest under Rule 145 under the Securities Act or of Norwest under Rule 144 under the Securities Act. The definition of "affiliate" is complex and depends on the specific facts, but generally includes directors, executive officers, 10% stockholders and other persons with the power to direct the management and policies of the company in question.

     Affiliates of First Bank may not sell the shares of Norwest common stock received in the Consolidation except (a) pursuant to an effective registration statement under the Securities Act, (b) in compliance with an exemption from the registration requirements of the Securities Act or (c) in compliance with Rule 144 and Rule 145 under the Securities Act. Generally, those rules permit resales of stock received by affiliates so long as Norwest has complied with certain reporting requirements and the selling stockholder complies with certain volume and manner of sale restrictions.

     First Bank has agreed to use its best efforts to deliver to Norwest signed representations by each person who may be deemed to be an affiliate of First Bank that (a) the person will not sell, transfer or otherwise dispose of the shares of Norwest common stock to be received by the person in the Consolidation except in compliance with the applicable provisions of the Securities Act and the rules and regulations promulgated thereunder and (b) the person will not sell or reduce the person's risk relative to any Norwest common stock until such time as financial results covering at least 30 days of post-Consolidation combined operations of Norwest and First Bank have been published.

     Norwest has agreed to use its best efforts to deliver to First Bank signed representations of each director and each executive officer of Norwest that such person will not sell any Norwest common stock or First Bank common stock during the period beginning 30 days before the Consolidation and ending on publication of financial results covering at least 30 days of combined operations of Norwest and First Bank have been published.

     This Proxy Statement-Prospectus does not cover any resales of Norwest common stock received by affiliates of First Bank.

STOCK EXCHANGE LISTING

     The shares of Norwest common stock to be issued in the Consolidation will be listed on the New York Stock Exchange and the Chicago Stock Exchange.

ACCOUNTING TREATMENT

     Norwest will account for the Consolidation as a purchase. Norwest will record, at fair value, the acquired assets and assumed liabilities of First Bank. To the extent the total purchase price exceeds the fair value of the assets acquired and liabilities assumed, Norwest will record goodwill. Norwest will include in its results of operations the results of First Bank's operations after the Consolidation.

     The unaudited pro forma data included in this Proxy Statement-Prospectus for the Consolidation have been prepared using the purchase method of accounting. See "SUMMARY--Comparative Per Common Share Data."

                          THE REORGANIZATION AGREEMENT


     The following is a summary of certain provisions of the Reorganization Agreement, a copy of which is attached to this Proxy Statement-Prospectus as Appendix A. The Reorganization Agreement is incorporated by reference into this Proxy Statement-Prospectus. See "WHAT INCORPORATED BY REFERENCE MEANS."

     This summary is qualified in its entirety by reference to the full text of the Reorganization Agreement. First Bank shareholders are encouraged to read the Reorganization Agreement carefully and in its entirety. Parenthetical references are to the relevant paragraph or paragraphs of the Reorganization Agreement.

BASIC PLAN OF REORGANIZATION

     Structure. Norwest's acquisition of First Bank will be accomplished through a two-step process. First, First Bank will convert to a national banking association from a New Mexico banking corporation. Second, immediately after its conversion to a national bank, First Bank will consolidate with a newly-formed, wholly-owned subsidiary of Norwest. First Bank will be the surviving bank in the Consolidation. (paragraph 1(a))

     In the Consolidation, Norwest will exchange shares of Norwest common stock for shares of First Bank common stock. Norwest will own all of the outstanding shares of First Bank after the Consolidation is completed. Norwest stockholders will continue to own shares of Norwest common stock. (paragraph 1(a))

     Consideration.

         Norwest common stock. As part of the Consolidation, each share of First Bank common stock outstanding immediately before the Consolidation will be converted into the right to receive the number of shares of Norwest common stock determined by dividing 212,500 by the number of shares of First Bank common stock then outstanding. (paragraph 1(a)) As of the date of this Proxy Statement-Prospectus, there were 26,996 shares of First Bank common stock outstanding. Because the Reorganization Agreement prohibits First Bank from issuing additional shares of First Bank common stock without Norwest's consent, you may assume that the number of shares of First Bank common stock outstanding will remain constant at 26,996 shares. As a result, each share of First Bank common stock will be converted into the right to receive approximately 7.87 shares of Norwest common stock

         THE PRICE OF NORWEST COMMON STOCK ON THE DAY THE CONSOLIDATION IS COMPLETED MAY BE HIGHER OR LOWER THAN THE PRICE OF NORWEST COMMON STOCK ON THE DAY OF THE SPECIAL MEETING. BECAUSE THE EXCHANGE RATIO IS FIXED, NO ADJUSTMENT WILL BE MADE TO THE NUMBER OF SHARES OF NORWEST COMMON STOCK YOU WILL RECEIVE TO REFLECT FLUCTUATIONS IN THE PRICE OF NORWEST COMMON STOCK OCCURRING BEFORE OR AFTER THE SPECIAL MEETING.

         Cash in Lieu of Fractional Shares. If the aggregate number of shares of Norwest common stock you will receive in the Consolidation does not equal a whole number, you will receive cash in lieu of the fractional share. The cash payment will be equal to the product of the fractional part of the share of Norwest common stock multiplied by the average of the closing prices of a share of Norwest common stock as reported by the composite tape of the New York Stock Exchange for each of the five trading days immediately before the special meeting. (paragraph 1(c))

     Completion of the Consolidation. Norwest and First Bank expect the Consolidation to be completed promptly after approval of the Consolidation by First Bank shareholders and the satisfaction (or waiver) of the conditions to completion contained in the Reorganization Agreement, including the receipt of all required regulatory approvals. (paragraph 1(d))

REPRESENTATIONS AND WARRANTIES

     The Reorganization Agreement contains various representations and warranties by Norwest and First Bank as to, among other things, (a) their organization and legal authority to engage in their respective businesses, (b) their capitalization, (c) their corporate authority to enter into the Reorganization Agreement and complete the Consolidation, (d) the absence of certain material changes, (e) compliance with laws, (f) material contracts, (g) absence of certain litigation, and (h) undisclosed liabilities. (paragraphs 2 and 3) Because the representations and warranties do not survive completion of the Consolidation, they function primarily as a due diligence device and a closing condition (that is, they must continue to be true in all material respects until the Consolidation is completed).

CERTAIN COVENANTS

     The Reorganization Agreement contains various covenants and agreements that govern the actions of First Bank and Norwest pending completion of the Consolidation. Some of the more important covenants are summarized below.

     Conduct of Business.

         First Bank. First Bank has agreed to maintain its corporate existence in good standing, maintain the general character of its business, conduct its business in the ordinary and usual manner, and extend credit in accordance with existing lending policies. Subject to certain exceptions, First Bank is required to obtain the consent of Norwest before it makes any new loan or modifies, restructures or renews any existing loan if the amount of the resulting loan, when combined with all other loans to the customer, would exceed $100,000. The Reorganization Agreement places restrictions on the ability of First Bank to take certain actions without Norwest's consent, including (a) incurring indebtedness, (b) granting rights to acquire shares of its capital stock, (c) issuing shares of its capital stock except upon exercise of outstanding options,
(d) declaring dividends or purchasing its capital stock, (e) selling its assets and (f) raising the compensation of its officers and directors. (paragraphs 4(a) and (b)) Some of these restrictions apply only if the amount in question exceeds a threshold dollar value.

         Norwest. Norwest has agreed to conduct its business and to cause its significant subsidiaries to conduct their respective businesses in compliance with all material obligations and duties imposed by laws, regulations, rules and ordinances or by judicial orders, judgments and decrees applicable to them or to their businesses or properties.

     Competing Transactions. First Bank has agreed not to directly or indirectly solicit, authorize the solicitation of, or enter into any discussions with, any third party concerning any offer or possible offer to (a) purchase its common stock, any security convertible into its common stock, or any other equity security of First Bank (b) make a tender or exchange offer for any shares of its common stock or other equity security of First Bank, (c) purchase, lease or otherwise acquire the assets of First Bank except in the ordinary course of business or (d) merge, consolidate or otherwise combine with First Bank. First Bank has also agreed to promptly inform Norwest if any third party makes an offer or inquiry concerning any of the foregoing. (paragraph 4(h))

     Other Covenants. The Reorganization Agreement contains various other covenants, including covenants relating to the preparation and distribution of this Proxy Statement-Prospectus, access to information, and the listing on the New York Stock Exchange and Chicago Stock Exchange of the shares of Norwest common stock to be issued in the Consolidation. In addition, First Bank has agreed to (a) establish such additional accruals and reserves as are necessary to conform its accounting and credit loss reserve practices and methods to those of Norwest and Norwest's plans with respect to the conduct of First Bank's business after the Consolidation and (b) use its best efforts to deliver to Norwest prior to completion of the Consolidation signed representations substantially in the form attached as Exhibit B to the Reorganization Agreement from each executive officer, director or shareholder of First Bank who may reasonably be deemed an "affiliate" of First Bank within the meaning of each term used in Rule 145 of the Securities Act. (paragraphs 4(l) and 4(m)) See "Resale of Norwest Common Stock."

CONDITIONS TO THE COMPLETION OF THE CONSOLIDATION

     Under the Reorganization Agreement, various conditions are required to be met before the parties are obligated to complete the Consolidation. These conditions are customary and include such items as the receipt of shareholder, regulatory and listing approval, and the receipt by First Bank of a favorable tax opinion. (paragraphs 6 and 7) See "THE CONSOLIDATION--Certain U.S. Federal Income Tax Consequences of the Consolidation to First Bank Shareholders."

     The obligations of the parties are also subject to the continued accuracy of the other party's representations and warranties, the performance by the other party of its obligations under the Reorganization Agreement, and, subject to certain exceptions, the absence of any changes that have had or might be reasonably expected to have an adverse effect on First Bank . Some of the conditions to the Consolidation are subject to exceptions and/or a "materiality" standard. Certain conditions to the Consolidation may be waived by the party seeking to assert the condition. (paragraphs 6 and 7)


TERMINATION OF THE REORGANIZATION AGREEMENT

     Termination by Mutual Consent. Norwest and First Bank can agree to terminate the Reorganization Agreement at any time before completion of the Merger. (paragraph 9(a)(i))

     Termination by Either Norwest or First Bank. Either Norwest or First Bank can terminate the Reorganization Agreement if any of the following occurs:

     - The Consolidation has not been completed by June 30, 1998 (provided this right to terminate will not be available to a party whose failure to perform in all material respects any obligation under the Reorganization Agreement resulted in the failure of the Consolidation to occur on or before that date). (paragraph 9(a)(ii))

     - A court or governmental authority of competent jurisdiction has issued a final order restraining, enjoining or otherwise prohibiting the transactions contemplated by the Reorganization Agreement. (paragraph 9(a)(iii))

EFFECT OF TERMINATION

     Generally, if either party terminates the Reorganization Agreement, it becomes void without any liability to either party other than for willful and material breaches occurring before termination; however, the provisions of the Reorganization Agreement governing confidential information and expenses incurred in connection with the Consolidation continue in effect after termination of the Reorganization Agreement. (paragraph 9(b))


WAIVER AND AMENDMENT

     Either Norwest or First Bank may waive any inaccuracies in the representations and warranties of the other party or compliance by the other party with any of the covenants or conditions contained in the Reorganization Agreement. (paragraph 16)

     Norwest and First Bank can amend the Reorganization Agreement at any time before the Consolidation is completed; however, the Reorganization Agreement prohibits them from amending the Reorganization Agreement after First Bank shareholders approve the Consolidation if the amendment would change in a manner adverse to First Bank shareholders the consideration to be received by First Bank shareholders in the Consolidation. (paragraph 17)

EXPENSES

     Norwest and First Bank will each pay their own expenses in connection with the Consolidation, including fees and expenses of their respective independent auditors and counsel.

                  COMPARISON OF RIGHTS OF HOLDERS OF FIRST BANK
                      COMMON STOCK AND NORWEST COMMON STOCK

     First Bank currently is a New Mexico banking corporation. The rights of First Bank shareholders are governed by the New Mexico Banking Act and First Bank's articles of incorporation and bylaws. Norwest is incorporated under the laws the state of Delaware. The rights of Norwest stockholders are governed by the DGCL and Norwest's restated certificate of incorporation and bylaws. Upon completion of the Consolidation, First Bank shareholders will become stockholders of Norwest. As a result, their rights will be governed by the DGCL and Norwest's governing documents.

     The following compares certain rights of the holders of First Bank common stock to the rights of the holders of Norwest common stock. You can find additional information concerning the rights of Norwest stockholders in Norwest's restated certificate of incorporation and bylaws and in Norwest's current report on Form 8-K dated October 10, 1997. Norwest's current report on Form 8-K contains detailed information about Norwest common stock and the preferred stock purchase rights that accompany shares of Norwest common stock. It also provides information regarding the rights of the holders of Norwest's preferred stock and preference stock, many of which directly affect the rights of the holders of Norwest common stock.

     To the extent that any information in the current report is inconsistent with the information below, you should rely on the information below, as it is as of a more recent date.

     Norwest's restated certificate of incorporation and its bylaws, as well as the current report on Form 8-K, are incorporated into this Proxy
Statement-Prospectus by reference. See "WHAT INCORPORATION BY REFERENCE MEANS" AND "WHERE YOU CAN FIND MORE INFORMATION."

CAPITAL STOCK

     Norwest. Norwest's restated certificate of incorporation currently authorizes the issuance of 1,000,000,000 shares of Norwest common stock, par value $1-2/3 per share, 5,000,000 shares of preferred stock, without par value, and 4,000,000 shares of preference stock, without par value. At December 31, 1997, there were 758,619,464 shares of Norwest common stock outstanding, 1,031,405 shares of Norwest preferred stock outstanding, and no shares of Norwest preference stock outstanding.

     First Bank. First Bank articles of incorporation authorize the issuance of 27,000 shares of common stock, par value $10 per share. As of the record date for the Special Meeting, there were 26,996 shares of First Bank common stock outstanding.

RIGHTS PLAN

     Norwest. Each share of Norwest common stock (including shares that will be issued in the Consolidation) has attached to it one preferred share purchase right. Once exercisable, each right allows the holder to purchase a fractional share of Norwest's Series A Junior Participating Preferred Stock. A right, by itself, does not confer on its holder any rights of a Norwest stockholder, including the right to vote or receive dividends, until the right is exercised. The rights trade automatically with shares of Norwest common stock. The rights are designed to protect the interests of Norwest and its stockholders against coercive takeover tactics. The rights are intended to encourage potential acquirors to negotiate on behalf of all stockholders the terms of any proposed takeover. Although not their purpose, the rights may deter takeover proposals.

     First Bank. First Bank has no preferred share purchase rights. First Bank does have preemptive rights in favor of its shareholders.

DIRECTORS

     Norwest. Norwest's bylaws provide for a board of directors consisting of not less than 10 nor more than 23 persons, each serving a term of one year or until his or her earlier death, resignation or removal. The number of directors of Norwest is currently fixed at 15. Directors of Norwest may be removed with or without cause by the affirmative vote of the holders of a majority of the shares of Norwest capital stock entitled to vote thereon. Vacancies on Norwest's board of directors may be filled by majority vote of the remaining directors or, in the event a vacancy is not so filled or if no director remains, by the stockholders. Directors of Norwest are elected by plurality of the votes of shares of Norwest capital stock entitled to vote thereon present in person or by proxy at the meeting at which directors are elected. Norwest's restated certificate of incorporation does not currently permit cumulative voting in the election of directors.

     First Bank. First Bank's bylaws provide for a board of directors consisting of not less than 5 nor more than 25 shareholders each serving until the next annual meeting or until his or her earlier death, resignation or removal. The number of directors of First Bank is currently fixed at 6. Directors of First Bank may be removed with or without cause by the shareholders. First Bank's certificate of incorporation provides for cumulative voting in the election of directors, which means that no director shall be removed unless the votes cast against a motion for his or her removal are less than the total number of shares outstanding divided by the number of authorized directors. Vacancies on First Bank's board of directors may be filled by majority vote of the remaining directors or, in the event a vacancy is not so filled or if no director remains, by the shareholders.

AMENDMENT OF CHARTER DOCUMENT AND BYLAWS

     Norwest. Norwest's restated certificate of incorporation may be amended only if the proposed amendment is approved by Norwest's board of directors and thereafter approved by a majority of the outstanding stock entitled to vote thereon and by a majority of the outstanding stock of each class entitled to vote thereon as a class. Norwest's bylaws may be amended by a majority of Norwest's board of directors or by a majority of the outstanding stock entitled to vote thereon. Shares of Norwest preferred stock and Norwest preference stock currently authorized in Norwest's restated certificate of incorporation may be issued by Norwest's board of directors without amending Norwest's restated certificate of incorporation or otherwise obtaining the approval of Norwest's Stockholders.

     First Bank. First Bank's articles of incorporation may be amended only if the proposed amendment is approved by First Bank's board of directors and thereafter approved by at least two-thirds of the outstanding First Bank common stock entitled to vote thereon at a meeting of the shareholders. First Bank's bylaws may be amended by a majority of First Bank's entire board of directors or by a majority of the outstanding First Bank common stock entitled to vote thereon at a meeting of the shareholders.

APPROVAL OF MERGERS AND ASSET SALES

     Norwest. Except as described below, the affirmative vote of a majority of the outstanding shares of Norwest common stock entitled to vote thereon is required to approve a merger or consolidation involving Norwest or the sale, lease or exchange of all or substantially all of Norwest's corporate assets. No vote of the stockholders is required, however, in connection with a merger in which Norwest is the surviving corporation and (a) the agreement of merger for the merger does not amend in any respect Norwest's restated certificate of incorporation, (b) each share of capital stock outstanding immediately before the merger is to be an identical outstanding or treasury share of Norwest after the merger and (c) the number of shares of capital stock to be issued in the merger (or to be issuable upon conversion of any convertible instruments to be issued in the merger) does not exceed 20% of the shares of Norwest's capital stock outstanding immediately before the merger.

     First Bank. The affirmative vote of at least two-thirds of the outstanding First Bank common stock entitled to vote thereon is required to approve a merger or consolidation involving First Bank. The affirmative vote of a majority of First Bank common stock entitled to vote thereon is required to approve the sale, lease or exchange of all or substantially all of First Bank's corporate assets.

APPRAISAL RIGHTS

     Norwest. Section 262 of the DGCL provides for stockholder appraisal rights in connection with mergers and consolidations generally; however, appraisal rights are not available to holders of any class or series of stock that, at the record date fixed to determine stockholders entitled to receive notice of and to vote at the meeting to act upon the agreement of merger or consolidation, were either (a) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (b) held of record by more than 2,000 stockholders, so long as stockholders receive shares of the surviving corporation or another corporation whose shares are so listed or designated or held by more than 2,000 stockholders. Norwest common stock is listed on the New York Stock Exchange and the Chicago Stock Exchange and currently held by more than 2,000 stockholders. As a result, assuming that the other conditions described above are satisfied, holders of Norwest common stock will not have appraisal rights in connection with mergers and consolidations involving Norwest.

     First Bank. Section 58-4-10 of the New Mexico Banking Act provides for shareholder appraisal rights in connection with mergers and consolidations if written demand is made within 30 days after the effective date of the transaction accompanied by the surrender of the stock certificates. See "THE CONVERSION--Appraisal Rights" and "THE CONSOLIDATION--Appraisal Rights."

SPECIAL MEETINGS.

     Norwest. Under the DGCL, special meetings of stockholders may be called by the board of directors or by such persons as may be authorized in the certificate of incorporation or bylaws. Norwest's bylaws provide that a special meeting of stockholders may be called only by the chairman of the board, a vice chairman, the president or a majority of Norwest's board of directors. Holders of Norwest common stock do not have the ability to call a special meeting of stockholders.

     First Bank. Section 58-1-64 of the New Mexico Banking Act provides that special meetings of First Bank shareholders may be called at any time by the New Mexico Banking Commissioner, or at least one-third of the directors, or the holder or holders of at least 25% of the outstanding voting shares.

First Bank's bylaws provide that special meetings of shareholders may be called by the board of directors, or by three or more holders owning, in the aggregate, not less than 10% of all shares entitled to vote at the meeting.

DIRECTOR DUTIES

     Norwest. The DGCL does not specifically enumerate directors' duties. In addition, the DGCL does not contain any provision specifying what factors a director must and may consider in determining a corporation's best interests. However, judicial decisions in Delaware have established that directors, in performing their duties, are bound to use that amount of care which ordinarily prudent men would use in similar circumstances.

     First Bank. Section 58-1-66 of the New Mexico Banking Act contains the minimum duties of the board of directors which are:

     (a) to review, at least quarterly, the following transactions that have occurred since the last review:

         (i) each loan, advance, discount, overdraft and purchase or sale of a security that exceeds in amount one-tenth of one percent of the capital and surplus of the corporation or twenty-five thousand dollars ($25,000), whichever is larger; and

         (ii) every increase in loans, advances, discounts and overdrafts that exceeds the amount specified in Paragraph (i) of this subsection or with the increase will exceed it and every purchase or sale of a security that, together with other such transactions in the security during the preceding three months, involves that amount, and

     (b) to examine, at least once in every calendar year at intervals of not more than fifteen months, all the affairs of the state bank, including the character and value of investments and loans and the efficiency of operating procedures.

     Section 53-11-35 of the New Mexico Business Corporation Act provides that directors shall perform their duties in good faith, in a manner the director believes to be in or not opposed to the best interests of First Bank.

ACTION WITHOUT A MEETING

     Norwest. As permitted by Section 228 of the DGCL and Norwest's restated certificate of incorporation, any action required or permitted to be taken at a stockholders' meeting may be taken without a meeting pursuant to the written consent of the holders of the number of shares that would have been required to effect the action at an actual meeting of the stockholders.

     First Bank. Pursuant to Section 58-1-71 of the New Mexico Banking Act, any action required or permitted to be taken at a shareholders' meeting or a directors' meeting may be taken without a meeting if all of the shareholders or directors who would have been entitled to vote upon the action consent in writing.

LIMITATION OF DIRECTOR LIABILITY

     Norwest. Norwest's restated certificate of incorporation provides that a director (including an officer who is also a director) of Norwest shall not be liable personally to Norwest or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability arising out of (a) any breach of the director's duty of loyalty to Norwest or its stockholders, (b) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) payment of a dividend or approval of a stock repurchase in violation of Section 174 of the DGCL or (d) any transaction from which the director derived an improper personal benefit. This provision protects Norwest's directors against personal liability for monetary damages from breaches of their duty of care. It does not eliminate the director's duty of care and has no effect on the availability of equitable remedies, such as an injunction or rescission, based upon a director's breach of his duty of care.

     First Bank. First Bank's articles of incorporation and bylaws contain no provisions limiting director or officer liability.

INDEMNIFICATION OF OFFICERS AND DIRECTORS

     Norwest. Norwest's restated certificate of incorporation provides that Norwest must indemnify, to the fullest extent authorized by the DGCL, each person who was or is made a party to, is threatened to be made a party to, or is involved in, any action, suit, or proceeding because he is or was a director or officer of Norwest (or was serving at the request of Norwest as a director, trustee, officer, employee, or agent of another entity) while serving in such capacity against all expenses, liabilities, or loss incurred by such person in connection therewith, provided that indemnification in connection with a proceeding brought by such person will be permitted only if the proceeding was authorized by Norwest's board of directors. Norwest's restated certificate of incorporation also provides that Norwest must pay expenses incurred in defending the proceedings specified above in advance of their final disposition, provided that if so required by the DGCL, such advance payments for expenses incurred by a director or officer may be made only if he undertakes to repay all amounts so advanced if it is ultimately determined that the person receiving such payments is not entitled to be indemnified. Norwest's restated certificate of incorporation authorizes Norwest to provide similar indemnification to employees or agents of Norwest.

     Pursuant to Norwest's restated certificate of incorporation, Norwest may maintain insurance, at its expense, to protect itself and any directors, officers, employees or agents of Norwest or another entity against any expense, liability or loss, regardless of whether Norwest has the power or obligation to indemnify that person against such expense, liability or loss under the DGCL.

     The right to indemnification is not exclusive of any other right which any person may have or acquire under any statute, provision of Norwest's restated certificate of incorporation or Norwest Bylaws, agreement, vote of stockholders or disinterested directors or otherwise.

     First Bank. Pursuant to Section 53-11-4.1 of the New Mexico Business Corporation Act, First Bank has the power to indemnify a director or officer if the director or officer acted in good faith and reasonably. First Bank is obligated to indemnify a director or officer who, in the opinion of the board of directors, has been wholly successful in the defense of a proceeding seeking to impose personal liability or if ordered to do so by court order.

     First Bank may pay expenses incurred in defending the proceedings specified above in advance of their final disposition, provided that such advance payments for expenses incurred by a director or officer may be made only if he undertakes to repay all amounts so advanced, if it is ultimately determined that the person receiving such payments is not entitled to be indemnified. First Bank may maintain insurance, at its expense, to protect itself and any directors, officers, employees or agents of First Bank or another entity against any expense, liability or loss, regardless of whether First Bank has the power or obligation to indemnify that person against such expense, liability or loss under New Mexico law. The right to indemnification is not exclusive of any other right which any person may have or acquire under any statute, provision of First Bank's certificate of incorporation or bylaws, agreement, vote of shareholders or disinterested directors or otherwise.

DIVIDENDS

     Norwest. Delaware corporations may pay dividends out of surplus or, if there is no surplus, out of net profits for the fiscal year in which declared and for the preceding fiscal year. Section 170 of the DGCL also provides that dividends may not be paid out of net profits if, after the payment of the dividend, capital is less than the capital represented by the outstanding stock of all classes having a preference upon the distribution of assets. Norwest is also subject to Federal Reserve Board policies regarding payment of dividends, which generally limit dividends to operating earnings. See "CERTAIN REGULATORY CONSIDERATIONS PERTAINING TO NORWEST."

     First Bank. First Bank's articles of incorporation provide that the board of directors may declare dividends or authorize distributions not more than once in each calendar quarterly, provided: (a) the undivided profits account has been maintained in accordance with New Mexico law and (b) the reserves against deposits required by law will not be impaired.

CORPORATE GOVERNANCE PROCEDURES, NOMINATION OF DIRECTORS

     Norwest. Norwest's bylaws contain detailed advance notice and informational procedures which must be complied with in order for a stockholder to nominate a person to serve as a director. Norwest's bylaws generally require a stockholder to give notice of a proposed nominee in advance of the stockholders meeting at which directors will be elected. In addition, Norwest's bylaws contain detailed advance notice and informational procedures which must be followed in order for a Norwest stockholder to propose an item of business for consideration at a meeting of Norwest stockholders.

     First Bank. First Bank's bylaws provide that the directors shall be elected by the stockholders at the shareholders' annual meeting. First Bank has no advance notice or informational procedures required for a shareholder to bring a matter before the annual meeting.

                          INFORMATION ABOUT FIRST BANK


GENERAL

     First Bank is a state chartered bank, originally chartered as a national bank on August 11, 1958, and converted to a state chartered institution as of September 11, 1992. First Bank's principal place of business is located at 201 North First Street, Grants, New Mexico 87020. It has one branch located in Milan, New Mexico. The bank's market area consists primarily of areas located principally within Cibola, Valencia, McKinley, Bernalillo Counties, New Mexico and to a lesser extent parts of Catron, Socorro, Sandoval Counties. The bank is a full service, independent community bank which provides a full range of commercial banking services, including traditional deposit services and commercial, interim construction, consumer, home improvement, real estate, agricultural and industrial loans.

     At December 31, 1997, the bank had total assets of approximately $44.8 million, total deposits of approximately $41.0 million and total shareholders' equity of approximately $3.5 million.

REGULATION AND SUPERVISION

     The FDIC and New Mexico Financial Institutions Division are authorized to conduct examination of First Bank. First Bank operates under the laws of the United States and State of New Mexico. Under these generally applicable federal and state restrictions and requirements, the bank must maintain reserves against deposits and is restricted with respect to the nature and amount of loans which it may make, the interest it may charge on these loans and the conditions under which it may pay dividends on its capital stock.

PROPERTIES

     First Bank conducts its operations at its principal office located at 201 North First Street, Grants, New Mexico. The outstanding common stock of First Bank is owned by 23 stockholders.

     The bank owns its principal office and motor branch facility in Grants, New Mexico. It leases its Milan Branch in Milan, New Mexico from Milan Townsite under a five year lease expiring in 1998. The bank also currently has three stand-alone automatic teller machines, located in the Smiths grocery store in Grants, the John Brooks grocery store in Milan, and the Lobo Canyon Shopping Center in Grants.

     First Bank's main facility consists of a single structure located in Grants, New Mexico. The main facility is 6000 square fee, which houses the bank's lending, teller operations and accounting. The 201 North Second location, approximately 2849 square fee, serves as a motor branch facility and house the electronic data processing facility.

COMPETITION

     First Bank experiences competition in both attracting deposits and lending funds principally from other commercial banks. First Bank also competes with mortgage companies and insurance companies. Competition for deposits comes primarily from other commercial banks. The primary factors in competing for deposits are interest rates paid on accounts and extent of services offered.

LEGAL PROCEEDINGS

     In the normal course of its business, First Bank is from time to time involved in legal proceedings. First Bank's management is not aware of any pending or threatening legal proceeding that upon resolution would have a material adverse effect on its financial condition or results of operations.

MARKET INFORMATION AND DIVIDENDS

     There is no public market for shares of First Bank common stock. There are 26,996 shares outstanding held by 23 holders of record.

     During 1997 and 1996 First Bank declared dividends on First Bank common stock totaling 7.20 per share and 5.50 per share, respectively.

BENEFICIAL OWNERSHIP OF FIRST BANK COMMON STOCK BY FIRST BANK MANAGEMENT AND PRINCIPAL SHAREHOLDERS

     The following table shows, as of the record date for the special meeting, the number of shares of First Bank common stock beneficially owned by each director and executive officer of First Bank and by each person known by First Bank to beneficially own more than 5% of the outstanding shares of First Bank common stock.

                                NUMBER OF SHARES
NAME                           BENEFICIALLY OWNED        PERCENT OF OUTSTANDING
Dubl J. Corporation (1)               2,543                        9.4%

Lynn E. Elkins (2)                    4,000                       14.8

Antonio F. Esparza (2)((3)            2,741                       10.2

Joseph A. Fidel (2)(4)                  165                        *

Jamez J. Hanosh (2)                   2,558                        9.5

Frank McClure (2)                     2,609                        9.7

Gilbert Manning                       2,015                        7.5

Orville Moore (2)                     2,663                        9.9

Teofilo Savedra                       2,566                        9.5

-----------------------
(1)   Affiliate of Joseph A. Fidel
(2)   Director of First Bank
(3)   Executive officer of First Bank
(4) May be deemed to beneficially own an additional 2,543 shares (9.4%) by reason of his affiliation with Dubl J. Corporation.
*     Less than 1%

                    FIRST BANK'S MANAGEMENT'S DISCUSSION AND
                  ANALYSIS OF FIRST BANK'S FINANCIAL CONDITION
                            AND RESULTS OF OPERATIONS

     The following is First Bank's management's discussion of the significant factors affecting First Bank's result of operations for the years ended December 31, 1997 and 1996 and its financial condition as of December 31, 1997 and 1996. This discussion should be read in conjunction with First Bank's audited and unaudited financial statements and accompanying footnotes and other selected financial data presented elsewhere herein.

OVERVIEW OF FIRST BANK'S OPERATIONS

     First Bank, a state chartered bank headquartered in Grants, New Mexico, derives all of its revenues and income from banking operations. The bank is a full service independent community bank that provides a full range of commercial banking services. First Bank has been serving Cibola County and its defined trade area for approximately 40 years.

     First Bank's earnings depend primarily on First Bank's net interest income, the difference between the income earned on First Bank's loans and investments and interest paid on deposits. Factors affecting net interest income are the type, volume and quality of First Bank's assets, the type and volume of its deposits and the relative sensitivity of First Bank's interest earning assets and its interest bearing deposits to changes in interest rates.

EARNINGS PERFORMANCE

     First Bank's net income was $364,000 for the year ended December 31, 1997, a decrease of 2.6% over the $374,000 earned in 1996. Net income per common share was $13.49 in 1997 compared with $13.84 in 1996. The return on equity was 10.78% and return on assets was 0.85% for 1997, compared to 11.99% and 0.89%, respectively, in 1996.

INCOME STATEMENT ANALYSIS

     Net Interest Income. Net interest income is the difference between interest earned on assets and interest paid on liabilities. Changes in the mix and volume of earning assets and interest-bearing liabilities, their related yields and overall interest rates have a major impact on earnings.

     Total net interest income was $1,933,000 in 1997, a 16.9% increase over the $1,654,000 in 1996. This increase over 1996 can be attributed to a decrease in the interest rates paid on deposits during 1997.

     Provision for Credit Losses. The provision for credit losses reflects management's judgment of the cost associated with credit risk inherent in the loan portfolio. The provision for loan losses was $25,000 in 1997, compared with zero in 1996. Net charge-offs were $24,000 in 1997 and $6,000 in 1996.

     Non-interest Income. Non-interest income is primarily comprised of service charges on deposits and was essentially unchanged in 1997 from 1996.

     Non-interest Expense. Non-interest expenses increased 13.8% in 1997 to $1,721,000. The increase is attributable to higher personnel, equipment and other expenses.

     Income Taxes. First Bank is subject to federal taxes and files a cash basis tax return. The effective income tax rate can fluctuate each year as a result of the timing and impact of cash transactions. First Bank's effective tax rates for the years ended December 31, 1997 and 1996 were 39.22% and 32.45%, respectively.

BALANCE SHEET ANALYSIS

     Earning Assets. At December 31, 1997, earning assets were $40,244,000 compared with $36,987,000 at December 31, 1996. This increase was the result of a $1,642,000 increase in the loan portfolio and a $1,500,000 increase in interest-bearing deposits with banks.

     Credit Risk Management. Credit risk management includes pricing loans to cover anticipated future credit losses, funding costs and allow for a profit margin. First Bank manages exposure to credit risk through loan portfolio diversification by customer, product, and industry. First Bank's credit risk management policies and activities help mitigate the credit risk in its loan portfolio.

     Allowance for Loan Losses. At December 31, 1997, the allowance for loan losses was $360,000 or 1.78% of loans outstanding, compared to $359,000 or 1.93% of loans outstanding at December 31, 1996.

     The allowance represents an amount which, in First Bank management's judgment, will be adequate to absorb all losses that can reasonably be anticipated based on current conditions. In determining the adequacy of the allowance, First Bank evaluates the risk characteristics of the loan portfolio. This evaluation takes into consideration such factors as changes in the nature and volume of the loan portfolio, current economic conditions that may affect the borrowers' ability to pay, overall portfolio quality, and review of specific problem loans.

     Non-performing Loans. Loans are placed on nonaccrual status when First Bank believes that the borrower's financial condition, after giving consideration to economic and business conditions and collection efforts, is such that collection of interest is doubtful. At December 31, 1997, non-performing loans amounted to $372,000 or 1.8% of loans outstanding, compared to $77,000 or 0.4% of loans outstanding at December 31, 1996.

FUNDING SOURCES

     At December 31, 1997, interest-bearing liabilities totaled $34,131,000 an increase of $3,756,000 or 12.4% over December 31, 1996. The increase was principally due to a $3,251,000 increase in time deposits. First Bank relies on deposits from within its markets, and has no purchased deposits or short-term borrowings.

INTEREST RATE SENSITIVITY AND LIQUIDITY MANAGEMENT

     Asset and Liability Management. The goal of the asset and liability management process is to manage the structure of the balance sheet to provide the maximum level of net interest income while maintaining acceptable levels of interest rate sensitivity risk and liquidity. First Bank's board of directors and management forms and monitors policies governing investments, funding sources, and overall interest sensitivity risk and liquidity. These policies form the framework for management of the asset and liability process.

     Interest sensitivity risk is the risk that future changes in interest rates will reduce net interest income or the net market value of the company's balance sheet. Management monitors the interest sensitivity risk and ensures it is within acceptable limits.

     Liquidity Management. Liquidity management involves planning to meet funding needs and cash flow requirements of customers and First Bank at a reasonable cost. At December 31, 1997, First Bank had approximately $13,504,000 in cash, interest-bearing deposits and marketable securities available to meet liquidity needs. Another factor providing a favorable liquidity position is First Bank's deposit base. During the past year, total deposits increased 10%.

CAPITAL

     Quantitative measures established by regulation to ensure capital adequacy require First Bank to maintain minimum amounts and ratios (set forth in the table below) of total and Tier 1 capital to risk-weighted assets and average total assets.

     As of December 31, 1997, the most recent notification from the FDIC categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized the Bank must maintain minimum total risk-based, Tier 1 leverage ratios as set forth the table:

                                             For Capital    To be Considered
Minimum Capital Standards                     Adequacy      Well-Capitalized
----------------------------------------- ---------------- -------------------
Total capital to risk weighted assets          8.00%            10.00%
Tier 1 Equity to risk weighted assets          4.00%             6.00%
Tier 1 Equity to total assets                  4.00%             5.00%


     There are no conditions or events since that notification that management believes have changed First Bank's category.

TAXES

     First Bank is subject to federal taxes and files a cash basis tax return. The effective income tax rate can fluctuate each year as a result of the timing and impact of cash transactions. First Bank's effective tax rates for the years ended December 31, 1997 and 1996 were 39.22% and 32.45%, respectively.

IMPACT OF INFLATION, CHANGING PRICES AND MONETARY POLICIES

     The financial statements and related financial data concerning First Bank presented in this Proxy Statement-Prospectus have been prepared in accordance with generally accepted accounting principles, which require the measurement of financial position and operating results in terms of historical dollars without considering changes in relative purchasing power of money over time due to inflation. The primary effect of inflation on the operation of First Bank is reflected in increased operating costs. Unlike most industrial companies, virtually all of the asset and liabilities of a financial institution are monetary in nature. As a result, changes in interest rates have a more significant effect on the performance of a financial institution than do the effects of changes in the general rate of inflation and changes in prices. Interest rates can be highly sensitive to many factors which are beyond the control of

First Bank including the influence of domestic and foreign economic conditions and the monetary and fiscal policies of the United States government and more particularly the Federal Reserve Board. Actions of the Federal Reserve Board can influence the growth of bank loans, investments and deposits and affect the interest rates charged on loans and paid on deposits. The nature, timing and impact of any future changes in federal monetary and fiscal policies on First Bank and their results of operations are not predictable.

                          CERTAIN REGULATORY AND OTHER
                      CONSIDERATIONS PERTAINING TO NORWEST

     Norwest and its banking subsidiaries are subject to extensive regulation by federal and state agencies. The regulation of bank holding companies and their subsidiaries is intended primarily for the protection of depositors, federal deposit insurance funds and the banking system as a whole and is not in place to protect stockholders or other investors.

     As discussed in more detail below, this regulatory environment, among other things, may (a) restrict Norwest's ability to pay dividends on Norwest common stock, (b) require Norwest to provide financial support to one or more of its banking subsidiaries, (c) require Norwest and its banking subsidiaries to maintain capital balances in excess of those desired by management, and/or (d) require Norwest to pay higher deposit insurance premiums as a result of the deterioration in the financial condition of depository institutions in general.

BANK REGULATORY AGENCIES

     Norwest Corporation, as a bank holding company, is subject to regulation by the Federal Reserve Board under the Bank Holding Company Act.

     Norwest's national banking subsidiaries are regulated by the OCC. Its state-chartered banking subsidiaries are regulated primarily by the FDIC or the Federal Reserve Board and applicable state banking agencies. Norwest's federally insured banking subsidiaries are also subject to regulation by the FDIC.

     Norwest has other financial services subsidiaries that are subject to regulation by the Federal Reserve Board and other applicable federal and state agencies. For example, Norwest's brokerage subsidiary is subject to regulation by the SEC, the National Association of Securities Dealers, Inc. and state securities regulators. Norwest's insurance subsidiaries are subject to regulation by applicable state insurance regulatory agencies. Other nonbank subsidiaries of Norwest are subject to the laws and regulations of both the federal government and the various states in which they conduct business.

BANK HOLDING COMPANY ACTIVITIES; INTERSTATE BANKING

     A bank holding company is generally prohibited under the Bank Holding Company Act from engaging in nonbanking (i.e., commercial or industrial) activities, subject to certain exceptions. Specifically, the activities of a bank holding company, and those companies that it controls or in which it holds more than 5% of the voting stock, are limited to banking or managing or controlling banks, furnishing services to its subsidiaries and such other activities that the Federal Reserve Board determines to be so closely related to banking as to be a "proper incident thereto." In determining whether an activity is sufficiently related to banking, the Federal Reserve Board will consider whether the performance of such activity by the bank holding company can reasonably be expected to produce benefits to the public (e.g., greater convenience, increased competition or gains in efficiency) that outweigh possible adverse effects (e.g., undue concentration of resources, decreased or unfair competition, conflicts of interest or unsound banking practices).

     Under the Interstate Banking Act, which became effective on September 29, 1995, a bank holding company may acquire banks in states other than its home state, subject to any state requirement that the bank has been organized and operating for a minimum period of time, not to exceed five years, and the requirement that the bank holding company not control, prior to or following the proposed acquisition, more than 10% of the total amount of deposits of insured depository institutions nationwide or, unless the acquisition is the bank holding company's initial entry into the state, more than 30% of such deposits in the state (or such lesser or greater amount set by the state).

     The Interstate Banking Act also authorizes banks to merge across state lines (thereby creating interstate branches) effective June 1, 1997. States may opt out of the Interstate Banking Act (thereby prohibiting interstate mergers in the state) or opt in early (thereby allowing interstate mergers prior to June 1,
1997). Norwest will be unable to consolidate its banking operations in one state with those of another state if either state in question has opted out of the Interstate Banking Act. The state of Texas has opted out of the Interstate Banking Act. The state of Montana has opted out until at least the year 2001.

     Norwest's acquisitions of banking institutions and other companies generally are subject to the prior approval of the Federal Reserve Board and other applicable federal or state regulatory authorities. In determining whether to approve a proposed bank acquisition, federal banking regulators will consider, among other factors, the effect of the acquisition on competition, the public benefits expected to be received from the consummation of the acquisition, the projected capital ratios and levels on a post-acquisition basis, and the acquiring institution's record of addressing the credit needs of the communities it serves, including the needs of low and moderate income neighborhoods, consistent with the safe and sound operation of the bank, under the Community Reinvestment Act of 1977, as amended.

DIVIDEND RESTRICTIONS

     Norwest is a legal entity separate and distinct from its banking and other subsidiaries. Its principal source of funds to pay dividends on its common and preferred stock and debt service on its debt is dividends from its subsidiaries. Various federal and state statutes and regulations limit the amount of dividends that may be paid to Norwest by its banking subsidiaries without regulatory approval.

     Most of Norwest's banking subsidiaries are national banks. A national bank must obtain the prior approval of the OCC to pay a dividend if the total of all dividends declared by the bank in any calendar year would exceed the bank's net income for that year combined with its retained net income for the preceding two calendar years, less any required transfers to surplus or a fund for the retirement of any preferred stock.

     The OTS imposes substantially similar restrictions on the payment of dividends to Norwest by its savings and loan association subsidiary. Norwest's state-chartered banking subsidiaries also are subject to dividend restrictions under applicable state law.

     If, in the opinion of the applicable federal regulatory agency, a depository institution under its jurisdiction is engaged in or is about to engage in an unsafe or unsound practice (which, depending on the financial condition of the bank, could include the payment of dividends), the regulator may require, after notice and hearing, that such bank cease and desist from such practice. The OCC has indicated that the payment of dividends would constitute an unsafe and unsound practice if the payment would deplete a depository institution's capital base to an inadequate level. Under the Federal Deposit Insurance Act, an insured depository institution may not pay any dividend if the institution is undercapitalized or if the payment of the dividend would cause the institution to become undercapitalized. In addition, federal bank regulatory agencies have issued policy statements which provide that depository institutions and their holding companies should generally pay dividends only out of current operating earnings.

     The ability of Norwest's banking subsidiaries to pay dividends to Norwest may also be affected by various minimum capital requirements for banking organizations, as described below. In addition, the right of Norwest to participate in the assets or earnings of a subsidiary is subject to the prior claims of creditors of the subsidiary.

HOLDING COMPANY STRUCTURE

     Transfer of Funds from Banking Subsidiaries. Norwest's banking subsidiaries are subject to restrictions under federal law that limit the transfer of funds or other items of value from such subsidiaries to Norwest and its nonbanking subsidiaries (including Norwest, "affiliates") in so-called "covered transactions." In general, covered transactions include loans and other extensions of credit, investments and asset purchases, as well as other transactions involving the transfer of value from a banking subsidiary to an affiliate or for the benefit of an affiliate. Unless an exemption applies, covered transactions by a banking subsidiary with a single affiliate are limited to 10% of the banking subsidiary's capital and surplus and, with respect to all covered transactions with affiliates in the aggregate, to 20% of the banking subsidiary's capital and surplus. Also, loans and extensions of credit to affiliates generally are required to be secured in specified amounts.

     Source of Strength Doctrine. The Federal Reserve Board has a policy that a bank holding company is expected to act as a source of financial and managerial strength to each of its subsidiary banks and, under appropriate circumstances, to commit resources to support each such subsidiary bank. This support may be required at times when the bank holding company may not have the resources to provide it. Capital loans by a bank holding company to any of its subsidiary banks are subordinate in right of payment to deposits and certain other indebtedness of the subsidiary bank. In addition, in the event of a bank holding company's bankruptcy, any commitment by the bank holding company to a federal bank regulatory agency to maintain the capital of a subsidiary bank will be assumed by the bankruptcy trustee and entitled to a priority of payment.

     Depositor Preference. The FDI Act provides that, in the event of the "liquidation or other resolution" of an insured depository institution, the claims of depositors of the institution (including the claims of the FDIC as subrogee of insured depositors) and certain claims for administrative expenses of the FDIC as a receiver will have priority over other general unsecured claims against the institution. If an insured depository institution fails, insured and uninsured depositors, along with the FDIC, will have priority in payment ahead of unsecured, nondeposit creditors, including the institution's parent holding company.

     Liability of Commonly Controlled Institutions. Under the FDI Act, an insured depository institution is generally liable for any loss incurred, or reasonably expected to be incurred, by the FDIC in connection with (a) the default of a commonly controlled insured depository institution or (b) any assistance provided by the FDIC to a commonly controlled insured depository institution in danger of default. "Default" is defined generally as the appointment of a conservator or receiver and "in danger of default" is defined generally as the existence of certain conditions indicating that a default is likely to occur in the absence of regulatory assistance.

REGULATORY CAPITAL STANDARDS AND RELATED MATTERS

     Risk-Based Capital. The Federal Reserve Board, the OCC and the FDIC have adopted substantially similar risk-based and leverage capital guidelines for banking organizations. The guidelines are intended to ensure that banking organizations have adequate capital given the risk levels of their assets and off-balance sheet commitments.

     The risk-based capital ratio is determined by classifying assets and certain off-balance sheet financial instruments into weighted categories, with higher levels of capital being required for those categories perceived as representing greater risk. Under the capital guidelines, a banking organization's total capital is divided into two tiers. "Tier 1 capital" consists of common equity, retained earnings, qualifying noncumulative perpetual preferred stock, a limited amount of qualifying cumulative perpetual preferred stock and minority interests in the equity accounts of consolidated subsidiaries, less certain items such as goodwill and certain other intangible assets. "Tier 2 capital" consists of hybrid capital instruments, perpetual debt, mandatory convertible debt securities, a limited amount of subordinated debt, preferred stock that does not qualify as Tier 1 capital, and a limited amount of the allowance for credit losses.

     Under the Federal Reserve Board's risk-based capital guidelines for bank holding companies, the minimum ratio of total capital to risk-adjusted assets (including certain off-balance sheet items, such as stand-by letters of credit) is currently 8%. The minimum Tier 1 capital to risk-adjusted assets is 4%. At December 31, 1997, Norwest's total capital and Tier 1 capital to risk-adjusted assets ratios were 11.01% and 9.09%, respectively.

     The Federal Reserve Board also requires bank holding companies to comply with minimum leverage ratio guidelines. The leverage ratio is the ratio of a bank holding company's Tier 1 capital to its total consolidated quarterly average assets, less goodwill and certain other intangible assets. The guidelines require a minimum leverage ratio of 3% for bank holding companies that meet certain specified criteria, including having the highest supervisory rating. All other bank holding companies are required to maintain a minimum leverage ratio of 4% to 5%. The Federal Reserve Board has not advised Norwest of any specific leverage ratio applicable to it. At December 31, 1997, Norwest's leverage ratio was 6.63%.

     The Federal Reserve Board's capital guidelines provide that banking organizations experiencing internal growth or making acquisitions are expected to maintain strong capital positions substantially above the minimum supervisory levels, without significant reliance on intangible assets. Also, the guidelines indicate that the Federal Reserve Board will consider a "tangible Tier 1 leverage ratio" in evaluating proposals for expansion or new activities. The tangible Tier 1 leverage ratio is the ratio of a banking organization's Tier 1 capital (excluding intangibles) to total assets (excluding intangibles).

     Norwest's banking subsidiaries are subject to risk-based and leverage capital guidelines substantially similar to those imposed by the Federal Reserve Board on bank holding companies.

     Other Measures of Capital Adequacy and Safety and Soundness. In assessing a banking organization's capital adequacy, federal bank regulatory agencies will also consider the organization's credit concentration risk and risks associated with nontraditional activities, as well as the organization's ability to manage those risks. This evaluation will be performed as part of the organization's regular safety and soundness examination.

     Federal bank regulatory agencies require banking organizations that engage in significant trading activity to calculate a charge for market risk. Significant trading activity means trading activity of at least 10% of total assets or $1 billion, calculated on a consolidated basis for bank holding companies. Federal bank regulators may apply the market risk measure to other banks and bank holding companies as the agency deems necessary or appropriate for safe and sound banking practices. Each agency may exclude organizations that it supervises that otherwise meet the criteria under certain circumstances. The market risk charge will be included in the calculation of an organization's risk-based capital ratios. Norwest has not historically engaged in significant trading activity.

     As an additional means to identify problems in the financial management of depository institutions, the FDI Act requires federal bank regulatory agencies to establish certain non-capital safety and soundness standards for institutions for which they are the primary federal regulator. The standards relate generally to operations and management, asset quality, interest rate exposure and executive compensation. The agencies are authorized to take action against institutions that fail to meet such standards.

     Prompt Corrective Action. The FDI Act requires federal bank regulatory agencies to take "prompt corrective action" with respect to FDIC-insured depository institutions that do not meet minimum capital requirements. A depository institution's treatment for purposes of the prompt corrective action provisions will depend upon how its capital levels compare to various capital measures and certain other factors, as established by regulation.

     Federal bank regulatory agencies have adopted regulations that classify insured depository institutions into one of five capital-based categories. The regulations use the total capital ratio, the Tier 1 capital ratio and the leverage ratio as the relevant measures of capital. A depository institution is
(a) "well capitalized" if it has a risk-adjusted total capital ratio of at least 10%, a Tier 1 capital ratio of at least 6% and a leverage ratio of at least 5% and is not subject to any order or written directive to maintain a specific capital level; (b) "adequately capitalized" if it has a risk-adjusted total capital ratio of at least 8%, a Tier 1 capital ratio of at least 4% and a leverage ratio of at least 4% (3% in some cases) and is not well capitalized;
(c) "undercapitalized" if it has a risk-adjusted total capital ratio of less than 8%, a Tier 1 capital ratio of less than 4% or a leverage ratio of less than 4% (3% in some cases); (d) "significantly undercapitalized" if it has a risk-adjusted total capital ratio of less than 6%, a Tier 1 capital ratio of less than 3% or a leverage ratio of less than 3%; and (e) "critically undercapitalized" if its tangible equity is less than 2% of total assets. At December 31, 1997, all of Norwest's insured depository institutions met the criteria for well capitalized institutions as set forth above.

     A depository institution's primary federal bank regulator is authorized to downgrade the institution's capital category to the next lower category upon a determination that the institution is engaged in an unsafe or unsound condition or is engaged in an unsafe or unsound practice. An unsafe or unsound practice can include receipt by the institution of a less than satisfactory rating on its most recent examination with respect to its asset quality, management, earnings or liquidity.

     The FDI Act generally prohibits a depository institution from making any capital distribution (including payment of a dividend) or paying any management fee to its holding company if the depository institution would as a result be undercapitalized. Undercapitalized depository institutions are subject to a wide range of limitations on operations and activities (including asset growth) and are required to submit a capital restoration plan. The federal banking agencies may not accept a capital plan without determining, among other things, that the plan is based on realistic assumptions and is likely to succeed in restoring the depository institution's capital. In addition, for a capital restoration plan to be acceptable, the depository institution's parent holding company must guarantee that the institution will comply with the plan. The aggregate liability of the parent holding company is limited to the lesser of (a) 5% of the depository institution's total assets at the time it became undercapitalized or (b) the amount which is necessary (or would have been necessary) to bring the institution into compliance with all capital standards applicable with respect to the institution as of the time it fails to comply with the plan. If an undercapitalized depository institution fails to submit an acceptable plan, it is treated as if it were significantly undercapitalized.

     Significantly undercapitalized depository institutions may be subject to a number of requirements and restrictions, including orders to sell sufficient voting stock to become adequately capitalized, requirements to reduce total assets and cessation of receipt of deposits from correspondent banks. Critically undercapitalized institutions are subject to the appointment of a receiver or conservator.

FDIC INSURANCE

     Through the Bank Insurance Fund (BIF), the FDIC insures the deposits of Norwest's depository institution subsidiaries up to prescribed per depositor limits. The amount of FDIC assessments paid by each BIF member institution is based on its relative risk of default as measured by regulatory capital ratios and other factors. Specifically, the assessment rate is based on the institution's capitalization risk category and supervisory subgroup category. An institution's capitalization risk category is based on the FDIC's determination of whether the institution is well capitalized, adequately capitalized or less than adequately capitalized. An institution's supervisory subgroup category is based on the FDIC's assessment of the financial condition of the institution and the probability that FDIC intervention or other corrective action will be required. Subgroup A institutions are financially sound institutions with few minor weaknesses; Subgroup B institutions are institutions that demonstrate weaknesses which, if not corrected, could result in significant deterioration; and Subgroup C institutions are institutions for which there is a substantial probability that the FDIC will suffer a loss in connection with the institution unless effective action is taken to correct the areas of weakness.

     The BIF assessment rate currently ranges from zero to 27 cents per $100 of domestic deposits, with Subgroup A institutions assessed at a rate of zero and Subgroup C institutions assessed at a rate of 27 cents. The FDIC may increase or decrease the assessment rate schedule on a semiannual basis. An increase in the BIF assessment rate could have a material adverse effect on Norwest's earnings, depending on the amount of the increase. The FDIC is authorized to terminate a depository institution's deposit insurance upon a finding by the FDIC that the institution's financial condition is unsafe or unsound or that the institution has engaged in unsafe or unsound practices or has violated any applicable rule, regulation, order or condition enacted or imposed by the institution's regulatory agency. The termination of deposit insurance with respect to one or more of Norwest's subsidiary depository institutions could have a material adverse effect on Norwest's earnings, depending on the collective size of the particular institutions involved.

     All FDIC-insured depository institutions must pay an annual assessment to provide funds for the payment of interest on bonds issued by the Financing Corporation, a federal corporation chartered under the authority of the Federal Housing Finance Board. The bonds (commonly referred to as FICO bonds) were issued to capitalize the Federal Savings and Loan Insurance Corporation.

FISCAL AND MONETARY POLICIES

     Norwest's business and earnings are affected significantly by the fiscal and monetary policies of the federal government and its agencies. Norwest is particularly affected by the policies of the Federal Reserve Board, which regulates the supply of money and credit in the United States. Among the instruments of monetary policy available to the Federal Reserve are (a) conducting open market operations in United States government securities, (b) changing the discount rates of borrowings of depository institutions, (c) imposing or changing reserve requirements against depository institutions' deposits, and (d) imposing or changing reserve requirements against certain borrowing by banks and their affiliates. These methods are used in varying degrees and combinations to directly affect the availability of bank loans and deposits, as well as the interest rates charged on loans and paid on deposits. For that reason alone, the policies of the Federal Reserve Board have a material effect on the earnings of Norwest's banking subsidiaries and, thus, those of Norwest.

COMPETITION

     The financial services industry is highly competitive. Norwest's subsidiaries compete with financial services providers, such as banks, savings and loan associations, credit unions, finance companies, mortgage banking companies, insurance companies, and money market and mutual fund companies. They also face increased competition from non-banking institutions such as brokerage houses and insurance companies, as well as from financial services subsidiaries of commercial and manufacturing companies. Many of these competitors enjoy the benefits of advanced technology, fewer regulatory constraints and lower cost structures.

     The financial services industry is likely to become even more competitive as further technological advances enable more companies to provide financial services. These technological advances may diminish the importance of depository institutions and other financial intermediaries in the transfer of funds between parties.


                                     EXPERTS

     The consolidated financial statements of Norwest and subsidiaries as of December 31, 1997 and 1996, and for each of the years in the three-year period ended December 31, 1997, incorporated by reference herein, have been incorporated herein in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

     The consolidated financial statements of First Bank of Grants as of December 31, 1997 and for the year then ended included in this Proxy Statement-Prospectus are included herein in reliance on the report of M. Scott Edwards, independent certified public accountant, and upon the authority of Mr. Edwards as an expert in accounting and auditing.

                                  LEGAL MATTERS

         Stanley S. Stroup, Executive Vice President and General Counsel of Norwest, has rendered a legal opinion that the shares of Norwest common stock offered hereby, when issued in accordance with the Reorganization Agreement, will be validly issued, fully paid and nonassessable. Mr. Stroup beneficially owns shares of Norwest common stock and options to purchase additional shares of Norwest common stock. As of the date of this Proxy Statement-Prospectus, the number of shares Mr. Stroup owns or has the right to acquire upon exercise of his options is, in the aggregate, less than 0.1% of the outstanding shares of Norwest common stock.

     The material U.S. Federal income tax consequences of the Consolidation to First Bank's shareholders will be passed upon for First Bank by Kelly, Rammelkamp, Muehlenweg & Lucero, P.A., Albuquerque, New Mexico.


                    INFORMATION CONCERNING NORWEST MANAGEMENT

     Information concerning executive compensation, the principal holders of voting securities, certain relationships and related transactions, and other related matters concerning Norwest is included or incorporated by reference in its annual report on Form 10-K for the year ended December 31, 1997. Norwest's annual report is incorporated by reference into this Proxy Statement-Prospectus. First Bank shareholders who want a copy of this annual report or any document incorporated by reference into the report may contact Norwest at the address or phone number indicated under "Where You Can Find More Information."


                       WHERE YOU CAN FIND MORE INFORMATION

     Norwest files annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information filed by Norwest at the SEC's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. You can request copies of these documents, upon payment of a duplicating fee, by writing to the SEC. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Norwest's SEC filings are also available to the public from commercial document retrieval services and on the SEC Internet site (http://www.sec.gov).

     Norwest filed a registration statement on Form S-4 to register with the SEC the Norwest common stock to be issued to First Bank shareholders in the Consolidation. This Proxy Statement-Prospectus is part of that registration statement. As allowed by SEC rules, this Proxy Statement-Prospectus does not contain all of the information you can find in the registration statement or the exhibits to the registration statement.

     Some of the information you may want to consider in deciding how to vote on the Consolidation is not physically included in this Proxy Statement-Prospectus. Instead, the information is "incorporated by reference" to documents filed as appendixes to this Proxy Statement-Prospectus or to documents that have been filed by Norwest with the SEC under SEC File No. 1-2979. See "WHAT INCORPORATED BY REFERENCE MEANS" at the beginning of this document.

     The Norwest documents that have been incorporated by reference consist of:

     - Norwest's annual report on Form 10-K for the year ended December 31, 1997;

     - Norwest's current reports on Form 8-K dated January 22, 1998 and April 14, 1998;

     - Norwest's current report on Form 8-K dated October 10, 1997 containing a description of the Norwest common stock; and

     - Norwest's registration statement on Form 8-A dated December 6, 1988, as amended pursuant to Form 8-A/A dated October 14, 1997, relating to preferred stock purchase rights attached to shares of Norwest common stock.

     All reports and proxy statements filed by Norwest after the date of this Proxy Statement-Prospectus and before the special meeting are automatically incorporated by reference into this Proxy Statement-Prospectus.

     This Proxy Statement-Prospectus may contain information that updates, modifies or is contrary to information in one or more of the documents incorporated by reference. Reports filed by Norwest with the SEC after the date of this Proxy Statement-Prospectus may also contain information that updates, modifies or is contrary to information in the documents incorporated by reference. You should review these reports, as they may disclose a change in the business prospects, financial condition or other affairs of Norwest since the date of this Proxy Statement-Prospectus.

     As explained above, you may read and copy all reports filed by Norwest with the SEC at the SEC's public reference rooms. Norwest will provide, without charge, copies of any report incorporated by reference into this Proxy Statement-Prospectus, excluding exhibits other than those that are specifically incorporated by reference to an exhibit in this Proxy Statement-Prospectus. You may obtain a copy of any document incorporated by reference by writing or calling Norwest as follows:

                                    Norwest Corporation
                                    Corporate Secretary
                                    Norwest Center
                                    Sixth and Marquette
                                    Minneapolis, MN 55479-1026

     To ensure delivery of the copies in time for the special meeting, your request should be received by Norwest by __________.

--------------------------------------------------------------------------------
     IN DECIDING HOW TO VOTE ON THE MERGER, YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROXY STATEMENT-PROSPECTUS. NEITHER NORWEST NOR FIRST BANK HAS AUTHORIZED ANY PERSON TO PROVIDE YOU WITH ANY INFORMATION THAT IS DIFFERENT FROM WHAT IS CONTAINED IN THIS PROXY STATEMENT-PROSPECTUS. THIS PROXY STATEMENT-PROSPECTUS IS DATED APRIL __, 1998. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THIS PROXY STATEMENT-PROSPECTUS IS ACCURATE AS OF ANY DATE OTHER THAN SUCH DATE, AND NEITHER THE MAILING TO YOU OF THIS PROXY STATEMENT-PROSPECTUS NOR THE ISSUANCE TO YOU OF SHARES OF NORWEST COMMON STOCK WILL CREATE ANY IMPLICATION TO THE CONTRARY. THIS PROXY STATEMENT-PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF ANY OFFER TO BUY ANY SECURITIES, OR THE SOLICITATION OF A PROXY, IN ANY JURISDICTION IN WHICH, OR TO ANY PERSON TO WHOM, IT IS UNLAWFUL TO MAKE ANY SUCH OFFER OR SOLICITATION.
--------------------------------------------------------------------------------

M. SCOTT EDWARDS
CERTIFIED PUBLIC ACCOUNTANT
--------------------------------------------------------------------------------

INDEPENDENT AUDITOR'S REPORT

The Board of Directors and Shareholders
First Bank of Grants

We have audited the accompanying statements of condition of First Bank of Grants as of December 31, 1997 and 1996 and the related statements of income, changes in stockholder's equity, and cash flows for the years then ended. These financial statements are the responsibility of the Bank's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of First Bank of Grants at December 31, 1997 and 1996 and the results of their operations and their cash flows for the years then ended, in conformity with generally accepted accounting principles.

M. SCOTT EDWARDS, CPA

/s/ M. Scott Edwards
Las Cruces, New Mexico
February 6, 1998

--------------------------------------------------------------------------------
M. SCOTT EDWARDS, CPA - 5455 WILSHIRE BLVD., SUITE 1614 - LOS ANGELES, CA 90036
MEMBER: AICPA

FIRST BANK OF GRANTS


STATEMENTS OF CONDITION
DECEMBER 31
--------------------------------------------------------------------------------

                                                                          1997          1996
                                                                          ----          ----
ASSETS
Cash and due from banks ...........................................   $ 3,602,951   $ 2,906,100
Interest bearing deposits with banks ..............................     9,400,000     7,900,000
Investment securities (market value of $10,559,552 and $10,425,349)
  (Note 2) ........................................................    10,557,849    10,442,989
Loans, net of unearned interest and allowance
         for credit losses  (Note 3) ..............................    19,925,712    18,284,266
Properties and equipment (Note 4) .................................       532,507       528,271
Accrued income and other assets  (Note 5) .........................       736,892       732,682
                                                                      -----------   -----------
                           Total assets ...........................   $44,755,911   $40,794,308
                                                                      ===========   ===========

LIABILITIES AND SHAREHOLDERS' EQUITY
Liabilities:
    Deposits
         Demand deposits ..........................................   $ 6,913,613   $ 6,935,492
         Savings/money market deposits ............................     7,136,098     7,219,320
         NOW deposits .............................................     6,779,106     6,190,926
         Other time deposits (Note 6) .............................    20,215,548    16,964,612
                                                                      -----------   -----------
              Total deposits ......................................    41,044,365    37,310,350
         Accrued interest and other liabilities (Note 7) ..........       248,375       190,491
                                                                      -----------   -----------
              Total liabilities ...................................    41,292,740    37,500,841
                                                                      -----------   -----------

Commitments and Contingent Liabilities (Note 13)

SHAREHOLDERS' EQUITY:
    Common stock, $10 par value;
         27,000 shares authorized, 26,996 shares issued
         and outstanding ..........................................       269,960       269,960
Surplus ...........................................................     1,630,000     1,630,000
Retained earnings .................................................     1,563,211     1,393,507
                                                                      -----------   -----------
    Total shareholders' equity ....................................     3,463,171     3,293,467
                                                                      -----------   -----------
    Total liabilities and shareholders' equity ....................   $44,755,911   $40,794,308
                                                                      ===========   ===========


The accompanying notes are an integral part of these financial statements.

--------------------------------------------------------------------------------
FIRST BANK OF GRANTS

FIRST BANK OF GRANTS

STATEMENTS OF INCOME
December 31
--------------------------------------------------------------------------------
                                                   1997         1996
                                                   ----         ----
Interest Income:
    Interest and fees on loans .............   $2,052,011   $1,983,746
    Interest on investment securities:
         Taxable ...........................      543,350      533,347
         Exempt from income tax ............       41,956       34,977
    Interest on deposits with banks ........      545,499      552,350
                                               ----------   ----------
              Total interest income ........    3,182,816    3,104,420
                                               ----------   ----------

Interest Expense:
    Interest on deposits ...................    1,249,827    1,450,285
                                               ----------   ----------
         Total interest expense ............    1,249,827    1,450,285
                                               ----------   ----------
         Net interest income ...............    1,932,989    1,654,135

Provision for loan losses (Note 3) .........       25,000          -0-
                                               ----------   ----------
    Net interest income after provision
      for loan losses ......................    1,907,989    1,654,135
                                               ----------   ----------

Other Income:
    Service charges on deposit accounts ....      313,674      305,596
    Other income ...........................       98,064      105,948
                                               ----------   ----------
         Total other income ................      411,738      411,544

Other Expense:
    Salaries and employee benefits  (Note 8)      833,709      733,142
    Occupancy expense ......................       54,163       66,853
    Equipment expense ......................       72,462       67,794
    Other operating expense ................      760,347      644,802
                                               ----------   ----------
         Total other expense ...............    1,720,681    1,512,591
                                               ----------   ----------

         Income before income taxes ........      599,046      553,088

Income taxes  (Note 12) ....................      234,971      179,450
                                               ----------   ----------

Net income .................................   $  364,075   $  373,638
                                               ==========   ==========

Net income per share of common stock .......   $    13.49   $    13.84
                                               ==========   ==========

Average shares outstanding .................       26,996       26,996
                                               ==========   ==========



The accompanying notes are an integral part of these financial statements.

--------------------------------------------------------------------------------
FIRST BANK OF GRANTS

FIRST BANK OF GRANTS

STATEMENTS OF CHANGES IN
SHAREHOLDERS' EQUITY

--------------------------------------------------------------------------------
YEAR ENDED DECEMBER 31


                                            COMMON STOCK


                                                             Retained
                           Shares   Par Value   Surplus      Earnings
                           ------   ---------   -------      --------
Balance at
December 31, 1995 .....   $26,996   $269,960   $1,630,000  $ 1,037,424

Net income ............       -0-        -0-          -0-      373,638

Dividends .............       -0-        -0-          -0-     (148,479)

Prior Period Adjustment
Cash Value
Life Insurance ........       -0-        -0-          -0-      130,924
                          -------   --------   ----------  ------------
Balance at
December 31,1996 ......   $26,996   $269,960   $1,630,000  $ 1,393,507
                          =======   ========   ==========  ============


Balance at
December 31, 1996 .....    26,996   $269,960   $1,630,000  $ 1,393,507

Net income ............       -0-        -0-          -0-      364,075

Dividends .............       -0-        -0-          -0-     (194,371)
                          -------   --------   ----------  ------------
Balance at
December 31, 1997 .....   $26,996   $269,960   $1,630,000  $ 1,563,211
                          =======   ========   ==========  ============


The accompanying notes are an integral part of these financial statements.

--------------------------------------------------------------------------------
FIRST BANK OF GRANTS

FIRST BANK OF GRANTS

STATEMENTS OF CASH FLOWS
YEAR ENDED DECEMBER 31
--------------------------------------------------------------------------------



                                                                      1997          1996
                                                                      ----          ----
CASH FLOWS FROM OPERATING ACTIVITIES:
     Net income ..............................................   $   364,075    $   373,638
     Adjustments to reconcile net income to net
       cash provided by operations:
          Provision for loan losses/ORE Reserve ..............        25,000         44,743
          Depreciation and amortization ......................        75,923         64,935
          (Increase) decrease in accrued income and
            other assets .....................................        (4,209)       (14,785)
          Increase (decrease) in accrued interest and
            other liabilities ................................        57,884        (89,374)
                                                                 -----------    -----------
              Total adjustments ..............................       154,598          5,519
                                                                 -----------    -----------
          Net cash provided by operating activities ..........       518,673        379,157
                                                                 -----------    -----------

CASH FLOWS FROM INVESTING ACTIVITIES:
     Net (increase) decrease in interest bearing deposits with
       banks .................................................    (1,500,000)     2,100,000
     Proceeds from maturities of available-for-sale
       and held-to-maturity securities .......................     7,625,000      9,650,000
     Purchases of securities to be held-to-maturity ..........    (7,238,142)    (9,832,516)
     Purchases of securities available-for-sale ..............      (501,718)           -0-
     Net (increase) decrease in loans ........................    (1,666,446)         6,022
     Purchases of properties and equipment ...................       (80,160)       (26,271)
                                                                 -----------    -----------
       Net cash (used) in investing activities ...............    (3,361,466)     1,897,235
                                                                 -----------    -----------

CASH FLOWS FROM FINANCING ACTIVITIES:
     Net increase in non-interest bearing demand,
       savings and NOW deposit accounts ......................       483,079     (5,247,498)
     Net increase (decrease) in time deposits ................     3,250,936      2,614,335
     Dividends paid ..........................................      (194,371)      (148,478)
                                                                 -----------    -----------
       Net cash provided by financing activities .............     3,539,644     (2,781,641)
                                                                 -----------    -----------
Net increase in cash and due from banks ......................       696,851       (505,249)

Cash and due from banks at beginning of year .................     2,906,100      3,411,349
                                                                 -----------    -----------

Cash and due from banks at end of year .......................   $ 3,602,951    $ 2,906,100
                                                                 ===========    ===========

Interest paid ................................................   $ 1,252,405    $ 1,265,616
                                                                 ===========    ===========

Income taxes paid ............................................   $   204,120    $   210,280
                                                                 ===========    ===========

The accompanying notes are an integral part of these financial statements.

--------------------------------------------------------------------------------
FIRST BANK OF GRANTS

FIRST BANK OF GRANTS

NOTES TO FINANCIAL STATEMENTS
Years Ended December 31, 1996 and 1997
--------------------------------------------------------------------------------

Note 1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

         A summary of significant accounting policies follows:

BASIC ACCOUNTING POLICY

The accounting and reporting policies of the Company and its Subsidiary conform to generally accepted accounting principles and to general practice within the banking industry.

NATURE OF OPERATIONS

The Company operates two branch offices in the New Mexico County of Cibola. The Bank's operating policy since its inception has emphasized retail banking. Most of the Bank's customers are retail customers and small to medium sized businesses.


USE OF ESTIMATES IN THE PREPARATION OF FINANCIAL STATEMENTS

The preparation of financial statements in conformity with generally accepted accounting principles requires Management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

INVESTMENT SECURITIES

The Bank's investments in securities are classified in two categories, as the bank has no securities that are held for trading, and accounted for as follows.


- Securities to be Held-to-Maturity. Bonds, notes and debentures for which the Bank has the positive intent and ability to hold to maturity are reported at cost, adjusted for amortization of premiums, and accretion of discounts which are recognized in interest income using the interest method over the period to maturity.

- Securities Available-for-Sale. Securities available-for-sale consist of bonds, notes, debentures, and certain equity securities not classified as trading securities or as securities to be held-to-maturity.

Declines in the fair value of individual held-to-maturity and available-for-sale securities below their cost that are other than temporary have resulted in write-downs of the individual securities to their fair value. The related write-downs have been included in earnings as realized losses.

Unrealized holding gains and losses, net of tax, on securities available-for-sale are reported as a net amount in a separate component of shareholders' equity until realized.

--------------------------------------------------------------------------------
FIRST BANK OF GRANTS

FIRST BANK OF GRANTS

NOTES TO FINANCIAL STATEMENTS
Years Ended December 31, 1996 and 1997
--------------------------------------------------------------------------------
Note 1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Gains and losses on the sale of securities available-for-sale are determined using the specific-identification method. Premiums and discounts are amortized into interest income using a level yield method.

On January 1, 1994, the company adopted Statement of Financial Accounting Standards (SFAS) No. 115, 'Accounting for Certain Investments in Debt and Equity Securities.O Certain securities are deemed by management to be available-for-sale and, in accordance with SFAS No. 115, are reported at fair value (based on quoted market prices) with net unrealized gains and losses reported as a separate component of stockholders' equity. The remaining securities are deemed by management to be held-to-maturity and are therefore reported at amortized cost.

LOANS AND ALLOWANCE FOR CREDIT LOSSES

Loans are stated at the amount of unpaid principal, reduced by unearned interest and the allowance for credit losses. Unearned interest on some installment loans is recognized as income over the terms of the loans by the sum-of-the-months-digits method. Interest on other loans is calculated using the simple interest method on daily balances of the principal amount outstanding.

The allowance for credit losses is established through a provision for credit losses charged to expenses. The allowance represents an amount which, in management's judgment, will be adequate to absorb probable losses on existing loans that may become uncollectible. Management's judgment in determining the adequacy of the allowance is based on evaluations of the collectibility of loans. These evaluations take into consideration such factors as changes in the nature and volume of the loan portfolio, current economic conditions that may affect the borrowers' ability to pay, overall portfolio quality, and review of specific problem loans.

Loans are placed on nonaccrual status when management believes that the borrower's financial condition, after giving consideration to economic and business conditions and collection efforts, is such that collection of interest is doubtful (see Note 3). Loans are charged against the allowance for credit losses when management believes that the collectibility of the principal is unlikely.

INTEREST INCOME ON LOANS

Interest on loans is accrued and
credited to income based on the principal amount outstanding. The accrual of interest on loans is discontinued when, in the opinion of management, there is an indication that the borrower may be unable to meet payments as they become due. Upon such discontinuance, all unpaid accrued interest is reversed.

LOAN ORIGINATION FEES AND COSTS

Loan origination fees and certain direct origination costs are taken to income and expense as they occur. Although a deviation from generally accepted accounting principals, the results are not deemed material.


--------------------------------------------------------------------------------
FIRST BANK OF GRANTS

FIRST BANK OF GRANTS

NOTES TO FINANCIAL STATEMENTS
Years Ended December 31, 1996 and 1997
--------------------------------------------------------------------------------

Note 1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

PROPERTIES AND EQUIPMENT

Office equipment, buildings, and leasehold improvements are stated at cost less accumulated depreciation computed using both the straight-line and accelerated methods over the estimated useful lives of the respective assets.

INCOME TAXES

Provisions for income taxes are based on amounts reported in the statement of income (after exclusion of non-taxable income such as interest on state and municipal securities) and include deferred taxes on temporary differences in the recognition of income and expense for tax and financial statement purposes. Deferred tax assets and liabilities are included in the financial statements at currently enacted income tax rates applicable to the period in which the deferred tax assets and liabilities are expected to be realized or settled as prescribed in SFAS No. 109, Accounting for Income Taxes. As changes in tax laws or rates are enacted, deferred tax assets and liabilities are adjusted through the provision for income taxes.

NET INCOME PER SHARE OF COMMON STOCK

Net income per share of common stock is computed by dividing net income by the weighted average number of shares of common stock outstanding during the period.

FINANCIAL INSTRUMENTS

The Bank accounts for various financial instruments to which it is a party in the following manner--

Other Off-Balance-Sheet Instruments. Off Balance Sheet Financial Instruments. In the ordinary course of business the Bank has entered into off-balance-sheet financial instruments consisting of commitments to extend credit, commitments under credit card arrangements, commercial letters of credit and standby letters of credit. Such financial instruments are recorded in the financial statements when they are funded or related fees are incurred or received.

EFFECT OF NEW FINANCIAL ACCOUNTING STANDARDS

The Financial Accounting Standards Board has issued Statement of Financial Accounting Standards (SFAS) No. 114, "Accounting by Creditors for Impairment of a Loan". SFAS No. 114, as amended by SFAS No. 118, is effective for the Bank for the year beginning January 1, 1995 and requires that impaired loans that are within the scope of this Statement be measured based on the present value of expected future cash flows discounted at the loan's effective interest rate, or, as a practical expedient, at the loan's observable market price or the fair value of the collateral if the loan is collateral dependent. For year-ended December 31, 1996 and 1997, the Bank had no loans which required accounting under SFAS No. 114.

CASH AND CASH EQUIVALENTS

For the purpose of presentation in the Statements of Cash Flows, cash and cash equivalents are defined as those amounts included in the balance sheet caption, "Cash and Due from Banks."

--------------------------------------------------------------------------------
FIRST BANK OF GRANTS

FIRST BANK OF GRANTS

NOTES TO FINANCIAL STATEMENTS
Years Ended December 31, 1996 and 1997
--------------------------------------------------------------------------------

Note 2. INVESTMENT SECURITIES

The carrying amounts of investment securities and their approximate market values at December 31, 1997 were as follows:

                                                 Gross      Gross
                                     Amortized Unrealized Unrealized   Market
                                       Cost      Gains      Losses     Value
                                   ------------ ---------- ---------- ----------
Securities available-for-sale
December 31, 1997:
Equity                             $       -0-   $  -0-   $   -0-    $       -0-
U.S. Government and agency             501,198    3,489       -0-        504,687
State and municipal                        -0-      -0-       -0-            -0-
                                   -----------   ------   -------    -----------
                                   $   501,198   $3,489   $   -0-    $   504,687
                                   ===========   ======   =======    ===========

Securities to be held-to-maturity
December 31, 1997:
U.S. Government and agency         $ 9,158,153   $  -0-   $ 9,038    $ 9,149,115
State and municipal                    898,498    7,252       -0-        905,750
                                   -----------   ------   -------    -----------
                                   $10,056,651   $7,252   $ 9,038    $10,054,865
                                   ===========   ======   =======    ===========


There were no gross realized gains and gross realized losses on sales of securities. The scheduled maturities of securities to be held-to-maturity and securities available-for-sale at December 31, 1997 were as follows:

                                       Securities to be            Securities
                                       held-to-maturity       available-for-sale
                                     ----------------------   ------------------
                                     Amortized     Market      Amortized  Market
                                       Cost         Value        Cost     Value
                                   -----------  -----------   --------  --------
Due in one year or less            $ 6,917,956  $ 6,909,333   $    -0-  $    -0-
Due from one year
  to five years                      3,039,151    3,050,208    501,198   504,687
Due from five years
  to ten years                             -0-          -0-        -0-       -0-
Due after ten years                     99,544       95,324        -0-       -0-
                                   -----------  -----------   --------  --------
                                   $10,056,651  $10,054,865   $501,198  $504,687
                                   ===========  ===========   ========  ========


Investment securities with a carrying value of approximately $5,583,849 and $8,532,440 at December 31, 1997 and 1996, were pledged to secure public deposits and for other purposes as required or permitted by law.

--------------------------------------------------------------------------------
FIRST BANK OF GRANTS

FIRST BANK OF GRANTS

YEARS ENDED DECEMBER 31, 1996 AND 1997
--------------------------------------------------------------------------------

Note 2.  INVESTMENT SECURITIES

         The carrying amounts of investment securities and their approximate market values at December 31, 1996 were as follows:

                                                Gross       Gross
                                   Amortized  Unrealized  Unrealized    Market
                                     Cost       Gains       Losses      Value
                                   ---------  ----------  ---------- -----------
Securities available-for-sale
December 31, 1996:
      Equity                      $       -0-   $  -0-     $   -0-   $       -0-
      U.S. Government
        and agency                        -0-      -0-         -0-           -0-
      State and municipal                 -0-      -0-         -0-           -0-
                                  -----------   ------     -------   -----------
                                  $       -0-   $  -0-     $   -0-   $       -0-
                                  ===========   ======     =======   ===========

Securities to be held-to-maturity
December 31, 1996:
     U.S. Government and
       agency                     $ 9,765,401   $  -0-     $21,952   $ 9,743,449
     State and municipal              677,588    4,312         -0-       681,900
                                  -----------   ------     -------   -----------
                                  $10,442,989   $4,312     $21,952   $10,425,349
                                  ===========   ======     =======   ===========

There were no gross realized gains and gross realized losses on sales of securities. The scheduled maturities of securities to be held-to-maturity and securities available-for-sale at December 31, 1996 were as follows:

                                Securities to be         Securities
                                held-to-maturity     available-for-sale
                          -------------------------  ------------------
                            Amortized     Market     Amortized   Market
                              Cost        Value        Cost      Value
                          -----------   -----------  ---------   -----
Due in one year or less   $ 8,067,636   $ 8,058,958   $-0-       $-0-
Due from one year
  to five years             2,275,868     2,269,675    -0-        -0-
Due from five years
  to ten years                    -0-           -0-    -0-        -0-
Due after ten years            99,485        96,716    -0-        -0-
                          -----------   -----------   -----      -----
                          $10,442,989   $10,425,349   $-0-       $-0-
                          ===========   ===========   =====      =====

--------------------------------------------------------------------------------
FIRST BANK OF GRANTS

FIRST BANK OF GRANTS

YEARS ENDED DECEMBER 31, 1996 AND 1997
--------------------------------------------------------------------------------

Note 3.  LOANS

A summary of the loan portfolio by major category follows:
                                  1997            1996
                              ------------    ------------
Consumer                      $  2,449,822    $  2,375,089
Real Estate                     11,176,885       5,580,284
Commercial                       6,915,446      10,936,418
Other overdrafts                     6,915           8,981
                              ------------    ------------
         Total loans            20,549,068      18,900,772

Less:
  Unearned interest               (263,139)       (257,171)
  Allowance for loan losses       (360,217)       (359,335)
                              ------------    ------------
         Loans, net           $ 19,925,712    $ 18,284,266
                              ============    ============


Loans on which the accrual of interest has been discontinued or reduced amounted to $372,262 and $77,467 at December 31, 1997 and 1996. If interest on those loans had been accrued, such income would have approximated $39,000 and $8,000 for 1997 and 1996.

An analysis of the change in the allowance for credit losses follows:

                                         1997         1996
                                      ---------    ---------
Balance at beginning of year          $ 359,335    $ 365,745
    Provision charged to operations      25,000          -0-
    Loans charged off                   (76,897)     (51,088)
    Recoveries                           52,779       44,678
                                      ---------    ---------
Balance at end of year                $ 360,217    $ 359,335
                                      =========    =========


Note 4. PROPERTIES AND EQUIPMENT

Components of properties and equipment included in the balance sheets at December 31 were as follows:

Cost:                               1997           1996
-----                           -----------    -----------
Land                            $   145,017    $   145,017
Bank premises                       504,354        504,354
Furniture and equipment             559,496        479,336
                                -----------    -----------
Total cost                        1,208,867      1,128,707
Less accumulated depreciation      (676,360)      (600,436)
                                -----------    -----------
Net book value                  $   532,507    $   528,271
                                ===========    ===========

--------------------------------------------------------------------------------
FIRST BANK OF GRANTS

FIRST BANK OF GRANTS

YEARS ENDED DECEMBER 31, 1996 AND 1997
--------------------------------------------------------------------------------

Note 4.  PROPERTIES AND EQUIPMENT (Continued)

Certain bank facilities and equipment are leased under various operating leases. Rental expense was $41,754 and $46,193 in 1997 and 1996. Future minimum rental commitments under noncancellable leases are:

1998                          $42,408
1999                           18,996
2000                           14,948
2001                            1,017
2002                               --
                              -------
                              $77,369
                              =======

Note 5.    OTHER ASSETS

Accrued income and other assets consist of the following:
                                     1997       1996
                                   --------   --------
Cash value life ins. & art         $147,096   $131,331
Interest receivable - loans         164,034    158,898
Interest receivable - securities    208,013    188,633
Other                                70,448
Deferred income tax                  52,176     85,457
Prepaid expenses                     72,242     86,984
Other real estate owned              22,883     81,379
                                   --------   --------
                                   $736,892   $732,682
                                   ========   ========

Note 6.  TIME DEPOSITS

The scheduled maturities of time deposits as of December 31 were as follows:
                                     1997           1996
                                  -----------   -----------
Less than 1 year                  $16,733,408   $12,707,859
One year to three years             2,593,869     3,359,632
Three years to five years             886,271       897,121
Over five years                         2,000           -0-
                                  -----------   -----------
                                  $20,215,548   $16,964,612
                                  ===========   ===========

--------------------------------------------------------------------------------
FIRST BANK OF GRANTS

FIRST BANK OF GRANTS

YEARS ENDED DECEMBER 31, 1996 AND 1997
--------------------------------------------------------------------------------

Note 7. ACCRUED INTEREST AND OTHER LIABILITIES

A summary of accrued interest and other liabilities follows:

                           1997       1996
                          -------    -------
Accrued interest          156,197    158,778
Accrued other expenses      2,497         --
Other Liabilities          89,681     31,713
                         --------   --------
                         $248,375   $190,491
                         ========   ========


Note 8.  EMPLOYEE BENEFITS

As part of employee benefits, all eligible employees of the Bank participate in an employee 401K plan. Contributions under the defined contribution plan are made at the discretion of the Board of Directors. The Bank approved contributions of $27,492 and $21,373 for 1997 and 1996.

The board of directors approved a salary continuation plan for President Esparza. The plan calls for payment of 50% of his annual salary at retirement, provided retirement is after age 62. These payments are for his life. Upon his death, if less than ten years of payments, payments will continue to his heirs for ten years.

Note 9. RELATED PARTY TRANSACTIONS

The Bank has entered into transactions with its directors, significant shareholders and their affiliates (related parties). Such transactions were made in the ordinary course of business on substantially the same terms and conditions, including interest rates and collateral, as those prevailing at the same time for comparable transactions with other customers, and did not, in the opinion of management, involve more than normal credit risk or present other unfavorable features. The aggregate amount of loans to such related parties at December 31, 1997 was $583,383 and $703,467 at December 31, 1996.


--------------------------------------------------------------------------------
FIRST BANK OF GRANTS

FIRST BANK OF GRANTS

YEARS ENDED DECEMBER 31, 1996 AND 1997
--------------------------------------------------------------------------------

Note 10. INCOME TAXES

The Company files a cash basis tax return and made income tax estimated tax payments of $204,120 during 1997 and payments of $210,280 in 1996.

The provision for income taxes consisted of the following:

                           1997             1996
                         --------         --------
Currently Payable:
  Federal                $234,971         $179,450
  State                       -0-              -0-
Deferred:
  Federal                     -0-              -0-
  State                       -0-              -0-
                         --------         --------
                         $234,971         $179,450
                         ========         ========

The provision for federal income taxes is less than that computed by applying the federal statutory rate of 34% as indicated in the following analysis:

                                        1997          1996
                                      ---------    ---------
Statutory rate                        $ 203,675    $ 188,050
Increase (decrease) resulting from:
Effect of tax exempt income              (6,800)     (12,101)
    Conversion accrual to cash,
      adjustments and other
      nondeductible expenses             38,096        3,501
                                      ---------    ---------
                                      $ 234,971    $ 179,450
                                      =========    =========

The components of the deferred income tax asset included in other assets are as follows:

                         1997            1996
                         ----            ----
Deferred tax asset:
Federal                $52,176          $85,457
State                      -0-              -0-
                       -------          -------
                       $52,176          $85,457
                       =======          =======

--------------------------------------------------------------------------------
FIRST BANK OF GRANTS

FIRST BANK OF GRANTS

YEARS ENDED DECEMBER 31, 1996 AND 1997
--------------------------------------------------------------------------------

Note 11. CONTINGENT LIABILITIES AND COMMITMENTS

         The Bank's financial statements do not reflect various commitments and contingent liabilities which arise in the normal course of business and which involve elements of credit risk, interest rate risk and liquidity risk. These commitments and contingent liabilities are described in
         Note 13, Financial Instruments.

         The Bank is party to litigation and claims arising in the normal course of business. Management, after consultation with legal counsel, believes that the liabilities, if any, arising from such litigation and claims will not be material to the Bank's financial position.

Note 12. CONCENTRATIONS OF CREDIT

         All of the Bank's loans, commitments and standby letters of credit have been granted to customers in the Bank's market area. The majority of such customers are depositors of the Bank. The concentrations of credit by type of loan are set forth in Note 3. The distribution of commitments to extend credit approximates the distribution of loans outstanding. Standby letters of credit were granted primarily to commercial borrowers.

Note 13. FINANCIAL INSTRUMENTS

         The Bank is a party to financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of its customers and to reduce its own exposure to fluctuations in interest rates. These financial instruments include commitments to extend credit and standby letters of credit. Those instruments involve, to varying degrees, elements of credit and interest-rate risk in excess of the amount recognized in the statement of financial position. The contract or notional amounts of those instruments reflect the extent of the Bank's involvement in particular classes of financial instruments.

         The Bank's exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit, standby letters of credit, and financial guarantees written is represented by the contractual notional amount of those instruments. The Bank uses the same credit policies in making commitments and conditional obligations as it does for on-balance-sheet instruments.

         COMMITMENTS TO EXTEND CREDIT AND FINANCIAL GUARANTEES

         At December 31, 1997, the Bank was exposed to credit risk on commitments to extend credit having contract amounts of $962,883 and letters of credit written of $80,000.

         Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Bank evaluates each customer's creditworthiness on a case-by-case basis. The amount of collateral obtained, if it is deemed necessary by the Bank upon extension of credit, is based on management's credit evaluation of the counterparty. Collateral held varies, and may include accounts receivable; inventory, property, plant, and equipment; and income-producing commercial properties.

--------------------------------------------------------------------------------
FIRST BANK OF GRANTS

FIRST BANK OF GRANTS

YEARS ENDED DECEMBER 31, 1996 AND 1997
--------------------------------------------------------------------------------

Note 13. FINANCIAL INSTRUMENTS (Continued)

         Standby letters of credit written are a conditonal commitment issued by the Bank to guarantee the performance of a customer to a third party. Those guarantees are primarily issued to support public and private borrowing arrangements. Guarantees are generally extended for periods of one year. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. The Bank holds collateral supporting those commitments for which collateral is deemed necessary.

The Bank has not been required to perform on any financial guarantees during the past year.
The Bank has not incurred any losses on its commitments in 1996 or 1997.

Note 14. CAPITAL REQUIREMENTS

         Banks are currently subject to certain risk-based capital calculation guidelines. The guidelines require an institution to maintain "Tier 1" capital, intended to be composed of tangible equity, at a minimum of 4.0% of total assets as adjusted for risk characteristics. Tangible equity is generally defined as the total of common and preferred equity reduced by goodwill, deposit-based intangibles, and purchased loan servicing rights, subject to some limitations. Risk-adjusted assets reflect the sum of all asset categories and types, each weighted from 0% to 100% depending upon relative credit risk, plus off-balance sheet commitments and obligations, also weighted from 0% to 100% to reflect relative credit risk.

         Total "Tier 1" capital plus additional "Tier 2" components (primarily reserves for credit losses and qualifying subordinated debt) must be at a minimum of 8.0% of risk-adjusted assets. The "leverage ratio" ("Tier 1" capital to non-risk-adjusted assets) must be equal to or greater than 3.0%.

         At December 31,1997 and 1996, the Bank's risk-adjusted "Tier 1" capital ratio was 19.00% and 19.14%, the total risk-adjusted "Tier 1 plus Tier 2" ratio was 20.03% and 20.4%, and the leverage ratio was 7.80% and 7.88%.

--------------------------------------------------------------------------------
FIRST BANK OF GRANTS

                                   APPENDIX A

                      AGREEMENT AND PLAN OF REORGANIZATION
                         dated January 20, 1998 between

                              FIRST BANK OF GRANTS
                                      and
                              NORWEST CORPORATION

                                    AGREEMENT
                                       AND
                             PLAN OF REORGANIZATION



         AGREEMENT AND PLAN OF REORGANIZATION (the "Agreement") entered into as of the 20th day of January, 1998, by and between FIRST BANK OF GRANTS ("First Bank"), a New Mexico corporation, and NORWEST CORPORATION ("Norwest"), a Delaware corporation.

         WHEREAS, the parties hereto desire to effect a reorganization whereby First Bank will convert (the "Conversion") to a national banking association and, immediately following the Conversion, a wholly-owned subsidiary of Norwest will consolidate with First Bank (the "Consolidation") pursuant to an agreement and plan of consolidation (the "Consolidation Agreement") in substantially the form attached hereto as Exhibit A, which provides, among other things, for the conversion and exchange of the shares of Common Stock of First Bank of the par value of $10 per share ("First Bank Common Stock") outstanding immediately prior to the time the Consolidation becomes effective in accordance with the provisions of the Consolidation Agreement into shares of voting Common Stock of Norwest of the par value of $1-2/3 per share ("Norwest Common Stock"),

         NOW, THEREFORE, to effect such reorganization and in consideration of the premises and the mutual covenants and agreements contained herein, the parties hereto do hereby represent, warrant, covenant and agree as follows:

         1.  BASIC PLAN OF REORGANIZATION

         (a) CONVERSION AND CONSOLIDATION. Subject to the terms and conditions contained herein, First Bank will convert to a national banking association and, immediately following the Conversion, a wholly-owned subsidiary of Norwest will be consolidated with First Bank pursuant to the Consolidation Agreement, with First Bank as the surviving corporation, in which consolidation each share of First Bank Common Stock outstanding immediately prior to the Effective Time of the Consolidation (as defined below) (other than shares as to which statutory dissenters' appraisal rights have been exercised) will be converted into and exchanged for the number of shares of Norwest Common Stock determined by dividing 212,500 by the number of shares of First Bank Common Stock then outstanding.

         (b) NORWEST COMMON STOCK ADJUSTMENTS. If, between the date hereof and the Effective Time of the Consolidation, shares of Norwest Common Stock shall be changed into a different number of shares or a different class of shares by reason of any reclassification, recapitalization, split-up, combination, exchange of shares or readjustment, or if a stock dividend thereon shall be declared with a record date within such period (a "Common Stock Adjustment"), then the number of shares of Norwest Common Stock into which a share of First Bank Common Stock shall be converted pursuant to subparagraph (a), above, will be appropriately and proportionately adjusted so that the number of such shares of Norwest Common Stock into which a share of First Bank Common Stock shall be converted will equal the number of shares of Norwest Common Stock which holders of shares of First Bank Common Stock would have received pursuant to such Common Stock Adjustment had the record date therefor been immediately following the Effective Time of the Consolidation.

         (c) FRACTIONAL SHARES. No fractional shares of Norwest Common Stock and no certificates or scrip certificates therefor shall be issued to represent any such fractional interest, and any holder thereof shall be paid an amount of cash equal to the product obtained by multiplying the fractional share interest to which such holder is entitled by the average of the closing prices of a share of Norwest Common Stock as reported by the consolidated tape of the New York Stock Exchange for each of the five (5) trading days ending on the day immediately preceding the meeting of shareholders required by paragraph 4(c) of this Agreement.

         (d) MECHANICS OF CLOSING CONSOLIDATION. Subject to the terms and conditions set forth herein, the closing of the Consolidation will occur within ten (10) business days following the satisfaction or waiver of all conditions precedent set forth in Sections 6 and 7 of this Agreement or on such other date as may be agreed to by the parties (the "Closing Date"). Each of the parties agrees to use its best efforts to cause the Consolidation to be completed as soon as practicable after the receipt of final regulatory approval of the Consolidation and the expiration of all required waiting periods. The Consolidation shall be effective at 12:01 a.m., Grants, New Mexico time (the "Effective Time of the Consolidation") on the date specified in the certificate of approval to be issued by the Comptroller of the Currency of the United States, under the seal of his office, approving the Consolidation (the "Effective Date of the Consolidation").

         The closing of the transactions contemplated by this Agreement and the Consolidation Agreement (the "Closing") shall take place on the Closing Date at the offices of Norwest, Norwest Center, Sixth and Marquette, Minneapolis, Minnesota.

         2. REPRESENTATIONS AND WARRANTIES OF FIRST BANK. First Bank represents and warrants to Norwest as follows:

         (a) ORGANIZATION AND AUTHORITY. First Bank is a corporation duly organized, validly existing and in good standing under the laws of the State of New Mexico, is duly qualified to do business and is in good standing in all jurisdictions where its ownership or leasing of property or the conduct of its business requires it to be so qualified and failure to be so qualified would have a material adverse effect on First Bank and the First Bank Subsidiaries taken as a whole and has corporate power and authority to own its properties and assets and to carry on its business as it is now being conducted. First Bank has furnished Norwest true and correct copies of its articles of incorporation and by-laws, as amended.

         (b) FIRST BANK'S SUBSIDIARIES. Schedule 2(b) sets forth a complete and correct list of all of First Bank's subsidiaries as of the date hereof (individually a "First Bank Subsidiary" and collectively the "First Bank Subsidiaries"), all shares of the outstanding capital stock of each of which, except as set forth on Schedule 2(b), are owned directly or indirectly by First Bank. No equity security of any First Bank Subsidiary is or may be required to be issued by reason of any option, warrant, scrip, preemptive right, right to subscribe to, call or commitment of any character whatsoever relating to, or security or right convertible into, shares of any capital stock of such subsidiary, and there are no contracts, commitments, understandings or arrangements by which any First Bank Subsidiary is bound to issue additional shares of its capital stock, or any option, warrant or right to purchase or acquire any additional shares of its capital stock. All of such shares so owned by First Bank are fully paid and nonassessable and are owned by it free and clear of any lien, claim, charge, option, encumbrance or agreement with respect thereto. Each First Bank Subsidiary is a corporation or national banking association duly organized, validly existing, duly qualified to do business and in good standing under the laws of its jurisdiction of incorporation, and has corporate power and authority to own or lease its properties and assets and to carry on its business as it is now being conducted. Except as set forth on
Schedule 2(b), First Bank does not own beneficially, directly or indirectly, more than 5% of any class of equity securities or similar interests of any corporation, bank, business trust, association or similar organization, and is not, directly or indirectly, a partner in any partnership or party to any joint venture.

         (c) CAPITALIZATION. The authorized capital stock of First Bank consists of 27,000 shares of common stock, $10 par value, of which as of the close of business on September 30, 1997, 26,996 shares were outstanding and no shares were held in the treasury. The maximum number of shares of First Bank Common Stock (assuming for this purpose that phantom shares and other share-equivalents constitute First Bank Common Stock) that would be outstanding as of the Effective Date of the Consolidation if all options, warrants, conversion rights and other rights with respect thereto were exercised is 26,996. All of the outstanding shares of capital stock of First Bank have been duly and validly authorized and issued and are fully paid and nonassessable. Except as set forth in Schedule 2(c), there are no outstanding subscriptions, contracts, conversion privileges, options, warrants, calls, preemptive rights or other rights obligating First Bank or any First Bank Subsidiary to issue, sell or otherwise dispose of, or to purchase, redeem or otherwise acquire, any shares of capital stock of First Bank or any First Bank Subsidiary. Except as set forth in
Schedule 2(c), since September 30, 1997, no shares of First Bank capital stock have been purchased, redeemed or otherwise acquired, directly or indirectly, by First Bank or any First Bank Subsidiary and no dividends or other distributions have been declared, set aside, made or paid to the shareholders of First Bank.

         (d) AUTHORIZATION. First Bank has the corporate power and authority to enter into this Agreement and the Consolidation Agreement and, subject to any required approvals of its shareholders, to carry out its obligations hereunder and thereunder. The execution, delivery and performance of this Agreement and the Consolidation Agreement by First Bank and the consummation of the transactions contemplated hereby and thereby have been duly authorized by the Board of Directors of First Bank. Subject to such approvals of shareholders and of government agencies and other governing boards having regulatory authority over First Bank as may be required by statute or regulation, this Agreement and the Consolidation Agreement are valid and binding obligations of First Bank enforceable against First Bank in accordance with their respective terms.

         Except as set forth on Schedule 2(d), neither the execution, delivery and performance by First Bank of this Agreement or the Consolidation Agreement, nor the consummation of the transactions contemplated hereby and thereby, nor compliance by First Bank with any of the provisions hereof or thereof, will (i) violate, conflict with, or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration of, or result in the creation of, any lien, security interest, charge or encumbrance upon any of the properties or assets of First Bank or any First Bank Subsidiary under any of the terms, conditions or provisions of (x) its articles of incorporation or by-laws or (y) any material note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which First Bank or any First Bank Subsidiary is a party or by which it may be bound, or to which First Bank or any First Bank Subsidiary or any of the properties or assets of First Bank or any First Bank Subsidiary may be subject, or (ii) subject to compliance with the statutes and regulations referred to in the next paragraph, to the best knowledge of First Bank, violate any judgment, ruling, order, writ, injunction, decree, statute, rule or regulation applicable to First Bank or any First Bank Subsidiary or any of their respective properties or assets.

         Other than in connection or in compliance with the provisions of the Securities Act of 1933 and the rules and regulations thereunder (the "Securities Act"), the Securities Exchange Act of 1934 and the rules and regulations thereunder (the "Exchange Act"), the securities or blue sky laws of the various states or filings, consents, reviews, authorizations, approvals or exemptions required under the Bank Holding Company Act of 1956, as amended (the "BHC Act") or the Hart-Scott-Rodino Antitrust Improvements Act of 1976 ("HSR Act"), and filings required to effect the Conversion and the Consolidation under the National Bank Act or New Mexico law, no notice to, filing with, exemption or review by, or authorization, consent or approval of, any public body or authority is necessary for the consummation by First Bank of the transactions contemplated by this Agreement and the Consolidation Agreement.

         (e) FIRST BANK FINANCIAL STATEMENTS. The consolidated balance sheets of First Bank and First Bank's Subsidiaries as of December 31, 1996 and related consolidated statements of income, shareholders' equity and cash flows for the three years ended December 31, 1996, together with the notes thereto, certified by M. Scott Edwards, CPA, and the unaudited consolidated statements of financial condition of First Bank and First Bank's Subsidiaries as of September 30, 1997 and the related unaudited consolidated statements of income, shareholders' equity and cash flows for the nine (9) months then ended (collectively, the "First Bank Financial Statements"), will be, when delivered to Norwest pursuant to paragraph 4(d) hereof, prepared in accordance with generally accepted accounting principles applied on a consistent basis and will present fairly (subject, in the case of financial statements for interim periods, to normal recurring adjustments) the consolidated financial position of First Bank and First Bank's Subsidiaries at the dates and the consolidated results of operations and cash flows of First Bank and First Bank's Subsidiaries for the periods stated therein.

         (f) REPORTS. Since December 31, 1991, First Bank and each First Bank Subsidiary has filed all reports, registrations and statements, if any, together with any required amendments thereto, that it was required to file with (i) the Securities and Exchange Commission (the "SEC"), including, but not limited to, Forms 10-K, Forms 10-Q and proxy statements, (ii) the Federal Reserve Board,
(iii) the Federal Deposit Insurance Corporation (the "FDIC"), (iv) the United States Comptroller of the Currency (the "Comptroller") and (v) any applicable state securities or banking authorities. All such reports and statements filed with any such regulatory body or authority are collectively referred to herein as the "First Bank Reports". As of their respective dates, the First Bank Reports complied in all material respects with all applicable rules and regulations promulgated by the SEC, the Federal Reserve Board, the FDIC, the Comptroller and applicable state securities or banking authorities, as the case may be, and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Copies of all the First Bank Reports have been made available to Norwest by First Bank.

         (g) PROPERTIES AND LEASES. Except as may be reflected in the First Bank Financial Statements and except for any lien for current taxes not yet delinquent, First Bank and each First Bank Subsidiary have good title free and clear of any material liens, claims, charges, options, encumbrances or similar restrictions to all the real and personal property reflected in First Bank's consolidated balance sheet as of September 30, 1997, and all real and personal property acquired since such date, except such real and personal property as has been disposed of in the ordinary course of business. All leases of real property and all other leases material to First Bank or any First Bank Subsidiary pursuant to which First Bank or such First Bank Subsidiary, as lessee, leases real or personal property, which leases are described on Schedule 2(g), are valid and effective in accordance with their respective terms, and there is not, under any such lease, any material existing default by First Bank or such First Bank Subsidiary or any event which, with notice or lapse of time or both, would constitute such a material default. Substantially all First Bank's and each First Bank Subsidiary's buildings and equipment in regular use have been well maintained and are in good and serviceable condition, reasonable wear and tear excepted.

         (h) TAXES. Each of First Bank and the First Bank Subsidiaries has filed all federal, state, county, local and foreign tax returns, including information returns, required to be filed by it, and paid all taxes owed by it, including those with respect to income, withholding, social security, unemployment, workers compensation, franchise, ad valorem, premium, excise and sales taxes, and no taxes shown on such returns to be owed by it or assessments received by it are delinquent. The federal income tax returns of First Bank and the First Bank Subsidiaries for the fiscal year ended December 31, 1993, and for all fiscal years prior thereto, are for the purposes of routine audit by the Internal Revenue Service closed because of the statute of limitations, and no claims for additional taxes for such fiscal years are pending. Except only as set forth on Schedule 2(h), (i) neither First Bank nor any First Bank Subsidiary is a party to any pending action or proceeding, nor is any such action or proceeding threatened by any governmental authority, for the assessment or collection of taxes, interest, penalties, assessments or deficiencies and (ii) no issue has been raised by any federal, state, local or foreign taxing authority in connection with an audit or examination of the tax returns, business or properties of First Bank or any First Bank Subsidiary which has not been settled, resolved and fully satisfied. Each of First Bank and the First Bank Subsidiaries has paid all taxes owed or which it is required to withhold from amounts owing to employees, creditors or other third parties. The consolidated balance sheet as of September 30, 1997, referred to in paragraph 2(e) hereof, includes adequate provision for all accrued but unpaid federal, state, county, local and foreign taxes, interest, penalties, assessments or deficiencies of First Bank and the First Bank Subsidiaries with respect to all periods through the date thereof.

         (i) ABSENCE OF CERTAIN CHANGES. Since December 31, 1996 there has been no change in the business, financial condition or results of operations of First Bank or any First Bank Subsidiary, which has had, or may reasonably be expected to have, a material adverse effect on the business, financial condition or results of operations of First Bank and the First Bank Subsidiaries taken as a whole.

         (j) COMMITMENTS AND CONTRACTS. Except as set forth on Schedule 2(j), neither First Bank nor any First Bank Subsidiary is a party or subject to any of the following (whether written or oral, express or implied):

                  (i) any employment contract or understanding (including any understandings or obligations with respect to severance or termination pay liabilities or fringe benefits) with any present or former officer, director, employee or consultant (other than those which are terminable at will by First Bank or such First Bank Subsidiary);

                  (ii) any plan, contract or understanding providing for any bonus, pension, option, deferred compensation, retirement payment, profit sharing or similar arrangement with respect to any present or former officer, director, employee or consultant;

                  (iii) any labor contract or agreement with any labor union;

                  (iv) any contract not made in the ordinary course of business containing covenants which limit the ability of First Bank or any First Bank Subsidiary to compete in any line of business or with any person or which involve any restriction of the geographical area in which, or method by which, First Bank or any First Bank Subsidiary may carry on its business (other than as may be required by law or applicable regulatory authorities);

                  (v) any other contract or agreement which is a "material contract" within the meaning of Item 601(b)(10) of Regulation S-K; or

                  (vi) any lease with annual rental payments aggregating $2,500 or more; or

                  (vii) any agreement or commitment with respect to the Community Reinvestment Act with any state or federal bank regulatory authority or any other party; or

                  (viii) any current or past agreement, contract or understanding with any current or former director, officer, employee, consultant, financial adviser, broker, dealer, or agent providing for any rights of indemnification in favor of such person or entity.

         (k) LITIGATION AND OTHER PROCEEDINGS. First Bank has furnished Norwest copies of (i) all attorney responses to the request of the independent auditors for First Bank with respect to loss contingencies as of December 31, 1996 in connection with the First Bank financial statements, and (ii) a written list of legal and regulatory proceedings filed against First Bank or any First Bank Subsidiary since said date. Except as set forth in Schedule 2(k), neither First Bank nor any First Bank Subsidiary is a party to any pending or, to the best knowledge of First Bank, threatened, claim, action, suit, investigation or proceeding, or is subject to any order, judgment or decree, except for matters which, in the aggregate, will not have, or cannot reasonably be expected to have, a material adverse effect on the business, financial condition or results of operations of First Bank and the First Bank Subsidiaries taken as a whole.

         (l) INSURANCE. First Bank and each First Bank Subsidiary is presently insured, and during each of the past five calendar years (or during such lesser period of time as First Bank has owned such First Bank Subsidiary) has been insured, for reasonable amounts with financially sound and reputable insurance companies against such risks as companies engaged in a similar business would, in accordance with good business practice, customarily be insured and has maintained all insurance required by applicable law and regulation.

         (m) COMPLIANCE WITH LAWS. First Bank and each First Bank Subsidiary has all permits, licenses, authorizations, orders and approvals of, and has made all filings, applications and registrations with, federal, state, local or foreign governmental or regulatory bodies that are required in order to permit it to own or lease its properties and assets and to carry on its business as presently conducted and that are material to the business of First Bank or such First Bank Subsidiary; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect and, to the best knowledge of First Bank, no suspension or cancellation of any of them is threatened; and all such filings, applications and registrations are current. The conduct by First Bank and each First Bank Subsidiary of its business and the condition and use of its properties does not violate or infringe, in any respect material to any such business, any applicable domestic (federal, state or local) or foreign law, statute, ordinance, license or regulation. Neither First Bank nor any First Bank Subsidiary is in default under any order, license, regulation or demand of any federal, state, municipal or other governmental agency or with respect to any order, writ, injunction or decree of any court. Except for statutory or regulatory restrictions of general application and except as set forth on
Schedule 2(m), no federal, state, municipal or other governmental authority has placed any restriction on the business or properties of First Bank or any First Bank Subsidiary which reasonably could be expected to have a material adverse effect on the business or properties of First Bank and the First Bank Subsidiaries taken as a whole.

         (n) LABOR. No work stoppage involving First Bank or any First Bank Subsidiary is pending or, to the best knowledge of First Bank, threatened. Neither First Bank nor any First Bank Subsidiary is involved in, or threatened with or affected by, any labor dispute, arbitration, lawsuit or administrative proceeding which could materially and adversely affect the business of First Bank or such First Bank Subsidiary. Employees of First Bank and the First Bank Subsidiaries are not represented by any labor union nor are any collective bargaining agreements otherwise in effect with respect to such employees.

         (o) MATERIAL INTERESTS OF CERTAIN PERSONS. Except as set forth on
Schedule 2(o), to the best knowledge of First Bank no officer or director of First Bank or any First Bank Subsidiary, or any "associate" (as such term is defined in Rule l4a-1 under the Securities Exchange Act of 1934) of any such officer or director, has any interest in any material contract or property (real or personal), tangible or intangible, used in or pertaining to the business of First Bank or any First Bank Subsidiary.

         Schedule 2(o) sets forth a correct and complete list of any loan from First Bank or any First Bank Subsidiary to any present officer, director, employee or any associate or related interest of any such person which was required under Regulation O of the Federal Reserve Board to be approved by or reported to First Bank's or such First Bank Subsidiary's Board of Directors.

         (p)  FIRST BANK BENEFIT PLANS.

                  (i) The only "employee benefit plans" within the meaning of
         Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), for which First Bank or any First Bank Subsidiary acts as the plan sponsor as defined in ERISA Section 3(16)(B), and with respect to which any liability under ERISA or otherwise exists or may be incurred by First Bank or any First Bank Subsidiary are those set forth on Schedule 2(p) (the "Plans"). No Plan is a "multi-employer plan" within the meaning of Section 3(37) of ERISA.

                  (ii) Each Plan is and has been in all material respects operated and administered in accordance with its provisions and applicable law. Except as set forth on Schedule 2(p), First Bank or the First Bank subsidiaries have received favorable determination letters from the Internal Revenue Service under the provisions of the Tax Reform Act of 1986 ("TRA `86") for each of the Plans to which the qualification requirements of Section 401(a) of the Internal Revenue Code of 1986, as amended (the "Code"), apply. First Bank knows of no reason that any Plan which is subject to the qualification provisions of Section 401(a) of the Code is not "qualified" within the meaning of
         Section 401(a) of the Code and that each related trust is not exempt from taxation under Section 501(a) of the Code.

                  (iii) The present value of all benefits vested and all benefits accrued under each Plan which is subject to Title IV of ERISA did not, in each case, as determined for purposes of reporting on Schedule B to the Annual Report on Form 5500 of each such Plan as of the end of the most recent Plan year exceed the value of the assets of the Plan allocable to such vested or accrued benefits.

                  (iv) Except as disclosed in Schedule 2(p), and to the best knowledge of First Bank, no Plan or any trust created thereunder, nor any trustee, fiduciary or administrator thereof, has engaged in a "prohibited transaction", as such term is defined in Section 4975 of the Code or Section 406 of ERISA or violated any of the fiduciary standards under Part 4 of Title I of ERISA which could subject, to the best knowledge of First Bank, such Plan or trust, or any trustee, fiduciary or administrator thereof, or any party dealing with any such Plan or trust, to the tax or penalty on prohibited transactions imposed by said Section 4975 or would result in material liability to First Bank and the First Bank Subsidiaries taken as a whole.

                  (v) No Plan which is subject to Title IV of ERISA or any trust created thereunder has been terminated, nor have there been any "reportable events" as that term is defined in Section 4043 of ERISA, with respect to any Plan, other than those events which may result from the transactions contemplated by this Agreement and the Consolidation Agreement.

                  (vi) No Plan or any trust created thereunder has incurred any "accumulated funding deficiency", as such term is defined in Section 412 of the Code (whether or not waived), since the effective date of ERISA.

                  (vii) Except as disclosed in Schedule 2(p), neither the execution and delivery of this Agreement and the Consolidation Agreement nor the consummation of the transactions contemplated hereby and thereby will (i) result in any material payment (including, without limitation, severance, unemployment compensation, golden parachute or otherwise) becoming due to any director or employee or former employee of First Bank or any First Bank Subsidiary under any Plan or otherwise,
         (ii) materially increase any benefits otherwise payable under any Plan or (iii) result in the acceleration of the time of payment or vesting of any such benefits to any material extent.

         (q) PROXY STATEMENT, ETC. None of the information regarding First Bank and the First Bank Subsidiaries supplied or to be supplied by First Bank for inclusion in (i) a Registration Statement on Form S-4 to be filed with the SEC by Norwest for the purpose of registering the shares of Norwest Common Stock to be exchanged for shares of First Bank Common Stock pursuant to the provisions of the Consolidation Agreement (the "Registration Statement"), (ii) the proxy statement to be mailed to First Bank's shareholders in connection with the meeting to be called to consider the Consolidation (the "Proxy Statement") and
(iii) any other documents to be filed with the SEC or any regulatory authority in connection with the transactions contemplated hereby or by the Consolidation Agreement will, at the respective times such documents are filed with the SEC or any regulatory authority and, in the case of the Registration Statement, when it becomes effective and, with respect to the Proxy Statement, when mailed, be false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements therein not misleading or, in the case of the Proxy Statement or any amendment thereof or supplement thereto, at the time of the meeting of shareholders referred to in paragraph 4(c), be false or misleading with respect to any material fact, or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of any proxy for such meeting. All documents which First Bank and the First Bank Subsidiaries are responsible for filing with the SEC and any other regulatory authority in connection with the Consolidation will comply as to form in all material respects with the provisions of applicable law.

         (r) REGISTRATION OBLIGATIONS. Except as set forth on Schedule 2(r), neither First Bank nor any First Bank Subsidiary is under any obligation, contingent or otherwise, which will survive the Consolidation by reason of any agreement to register any of its securities under the Securities Act of 1933 and the rules and regulations thereunder.

         (s) BROKERS AND FINDERS. Neither First Bank nor any First Bank Subsidiary nor any of their respective officers, directors or employees has employed any broker or finder or incurred any liability for any financial advisory fees, brokerage fees, commissions or finder's fees, and no broker or finder has acted directly or indirectly for First Bank or any First Bank Subsidiary in connection with this Agreement and the Consolidation Agreement or the transactions contemplated hereby and thereby.

         (t) FIDUCIARY ACTIVITIES. Neither First Bank nor any First Bank subsidiary has ever had any accounts for which it has acted as a fiduciary including but not limited to accounts for which it has served as trustee, agent, custodian, personal representative, guardian, conservator or investment advisor.

         (u) NO DEFAULTS. Neither First Bank nor any First Bank Subsidiary is in default, nor has any event occurred which, with the passage of time or the giving of notice, or both, would constitute a default, under any material agreement, indenture, loan agreement or other instrument to which it is a party or by which it or any of its assets is bound or to which any of its assets is subject, the result of which has had or could reasonably be expected to have a material adverse effect upon First Bank and the First Bank Subsidiaries, taken as a whole. To the best of First Bank's knowledge, all parties with whom First Bank or any First Bank Subsidiary has material leases, agreements or contracts or who owe to First Bank or any First Bank Subsidiary material obligations other than with respect to those arising in the ordinary course of the banking business of the First Bank Subsidiaries are in compliance therewith in all material respects.

         (v) ENVIRONMENTAL LIABILITY. There is no legal, administrative, or other proceeding, claim, or action of any nature seeking to impose, or that could result in the imposition of, on First Bank or any First Bank Subsidiary, any liability relating to the release of hazardous substances as defined under any local, state or federal environmental statute, regulation or ordinance including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended ("CERCLA"), pending or to the best of First Bank's knowledge, threatened against First Bank or any First Bank Subsidiary the result of which has had or could reasonably be expected to have a material adverse effect upon First Bank and First Bank's Subsidiaries taken as a whole; to the best of First Bank's knowledge there is no reasonable basis for any such proceeding, claim or action; and to the best of First Bank's knowledge neither First Bank nor any First Bank Subsidiary is subject to any agreement, order, judgment, or decree by or with any court, governmental authority or third party imposing any such environmental liability. First Bank has provided Norwest with copies of all environmental assessments, reports, studies and other related information in its possession with respect to each bank facility and each non-residential OREO property.

         3. REPRESENTATIONS AND WARRANTIES OF NORWEST. Norwest represents and warrants to First Bank as follows:

         (a) ORGANIZATION AND AUTHORITY. Norwest is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, is duly qualified to do business and is in good standing in all jurisdictions where its ownership or leasing of property or the conduct of its business requires it to be so qualified and failure to be so qualified would have a material adverse effect on Norwest and its subsidiaries taken as a whole and has corporate power and authority to own its properties and assets and to carry on its business as it is now being conducted. Norwest is registered as a bank holding company with the Federal Reserve Board under the BHC Act.

         (b) NORWEST SUBSIDIARIES. Schedule 3(b) sets forth a complete and correct list as of December 31, 1996, of Norwest's Significant Subsidiaries (as defined in Regulation S-X promulgated by the SEC) (individually a "Norwest Subsidiary" and collectively the "Norwest Subsidiaries"), all shares of the outstanding capital stock of each of which, except as set forth in Schedule 3(b), are owned directly or indirectly by Norwest. No equity security of any Norwest Subsidiary is or may be required to be issued to any person or entity other than Norwest by reason of any option, warrant, scrip, right to subscribe to, call or commitment of any character whatsoever relating to, or security or right convertible into, shares of any capital stock of such subsidiary, and there are no contracts, commitments, understandings or arrangements by which any Norwest Subsidiary is bound to issue additional shares of its capital stock, or options, warrants or rights to purchase or acquire any additional shares of its capital stock. Subject to 12 U.S.C. ss. 55 (1982), all of such shares so owned by Norwest are fully paid and nonassessable and are owned by it free and clear of any lien, claim, charge, option, encumbrance or agreement with respect thereto. Each Norwest Subsidiary is a corporation or national banking association duly organized, validly existing, duly qualified to do business and in good standing under the laws of its jurisdiction of incorporation, and has corporate power and authority to own or lease its properties and assets and to carry on its business as it is now being conducted.

         (c) NORWEST CAPITALIZATION. The authorized capital stock of Norwest consists of (i) 5,000,000 shares of Preferred Stock, without par value, of which as of the close of business on September 30, 1997, 980,000 shares of Cumulative Tracking Preferred Stock, at $200 stated value, and 10,438 shares of ESOP Cumulative Convertible Preferred Stock, at $1,000 stated value, 21,177shares of 1995 ESOP Cumulative Convertible Preferred Stock, at $1,000 stated value, 23,260 shares of 1996 ESOP Cumulative Convertible Preferred Stock, at $1,000 stated value, and 28,032 shares of 1997 ESOP Cumulative Convertible Preferred Stock, at $1,000 stated value, were outstanding; (ii) 4,000,000 shares of Preference Stock, without par value, of which as of the close of business on September 30, 1997, no shares were outstanding; and (iii) 1,000,000,000 shares of Common Stock, $1-2/3 par value, of which as of the close of business on October 31, 1997, 755,315,646 shares were outstanding and 10,506,201 shares were held in the treasury. All of the outstanding shares of capital stock of Norwest have been duly and validly authorized and issued and are fully paid and nonassessable.

         (d) AUTHORIZATION. Norwest has the corporate power and authority to enter into this Agreement and to carry out its obligations hereunder. The execution, delivery and performance of this Agreement by Norwest and the consummation of the transactions contemplated hereby have been duly authorized by the Board of Directors of Norwest. No approval or consent by the stockholders of Norwest is necessary for the execution and delivery of this Agreement and the Consolidation Agreement and the consummation of the transactions contemplated hereby and thereby. Subject to such approvals of government agencies and other governing boards having regulatory authority over Norwest as may be required by statute or regulation, this Agreement is a valid and binding obligation of Norwest enforceable against Norwest in accordance with its terms.

         Neither the execution, delivery and performance by Norwest of this Agreement or the Consolidation Agreement, nor the consummation of the transactions contemplated hereby and thereby, nor compliance by Norwest with any of the provisions hereof or thereof, will (i) violate, conflict with, or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration of, or result in the creation of, any lien, security interest, charge or encumbrance upon any of the properties or assets of Norwest or any Norwest Subsidiary under any of the terms, conditions or provisions of (x) its certificate of incorporation or by-laws or (y) any material note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Norwest or any Norwest Subsidiary is a party or by which it may be bound, or to which Norwest or any Norwest Subsidiary or any of the properties or assets of Norwest or any Norwest Subsidiary may be subject, or (ii) subject to compliance with the statutes and regulations referred to in the next paragraph, to the best knowledge of Norwest, violate any judgment, ruling, order, writ, injunction, decree, statute, rule or regulation applicable to Norwest or any Norwest Subsidiary or any of their respective properties or assets.

         Other than in connection with or in compliance with the provisions of the Securities Act, the Exchange Act, the securities or blue sky laws of the various states or filings, consents, reviews, authorizations, approvals or exemptions required under the BHC Act or the HSR Act, and filings required to effect the Consolidation under the National Bank Act or New Mexico law, no notice to, filing with, exemption or review by, or authorization, consent or approval of, any public body or authority is necessary for the consummation by Norwest of the transactions contemplated by this Agreement and the Consolidation Agreement.

         (e) NORWEST FINANCIAL STATEMENTS. The consolidated balance sheets of Norwest and Norwest's subsidiaries as of December 31, 1996 and 1995 and related consolidated statements of income, stockholders' equity and cash flows for the three years ended December 31, 1996, together with the notes thereto, certified by KPMG Peat Marwick and included in Norwest's Annual Report on Form 10-K for the fiscal year ended December 31, 1996 (the "Norwest 10-K") as filed with the SEC, and the unaudited consolidated balance sheets of Norwest and its subsidiaries as of September 30, 1997 and the related unaudited consolidated statements of income and cash flows for the nine (9) months then ended included in Norwest's Quarterly Report on Form 10-Q, as filed with the SEC (collectively, the "Norwest Financial Statements"), have been prepared in accordance with generally accepted accounting principles applied on a consistent basis and present fairly (subject, in the case of financial statements for interim periods, to normal recurring adjustments) the consolidated financial position of Norwest and its subsidiaries at the dates and the consolidated results of operations, changes in financial position and cash flows of Norwest and its subsidiaries for the periods stated therein.

         (f) REPORTS. Since December 31, 1991, Norwest and each Norwest Subsidiary has filed all reports, registrations and statements, together with any required amendments thereto, that it was required to file with (i) the SEC, including, but not limited to, Forms 10-K, Forms 10-Q and proxy statements, (ii) the Federal Reserve Board, (iii) the FDIC, (iv) the Comptroller and (v) any applicable state securities or banking authorities. All such reports and statements filed with any such regulatory body or authority are collectively referred to herein as the "Norwest Reports". As of their respective dates, the Norwest Reports complied in all material respects with all the rules and regulations promulgated by the SEC, the Federal Reserve Board, the FDIC, the Comptroller and any applicable state securities or banking authorities, as the case may be, and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

         (g) PROPERTIES AND LEASES. Except as may be reflected in the Norwest Financial Statements and except for any lien for current taxes not yet delinquent, Norwest and each Norwest Subsidiary has good title free and clear of any material liens, claims, charges, options, encumbrances or similar restrictions to all the real and personal property reflected in Norwest's consolidated balance sheet as of September 30, 1997 included in Norwest's Quarterly Report on Form 10-Q, and all real and personal property acquired since such date, except such real and personal property has been disposed of in the ordinary course of business. All leases of real property and all other leases material to Norwest or any Norwest Subsidiary pursuant to which Norwest or such Norwest Subsidiary, as lessee, leases real or personal property, are valid and effective in accordance with their respective terms, and there is not, under any such lease, any material existing default by Norwest or such Norwest Subsidiary or any event which, with notice or lapse of time or both, would constitute such a material default. Substantially all Norwest's and each Norwest Subsidiary's buildings and equipment in regular use have been well maintained and are in good and serviceable condition, reasonable wear and tear excepted.

         (h) TAXES. Each of Norwest and the Norwest Subsidiaries has filed all material federal, state, county, local and foreign tax returns, including information returns, required to be filed by it, and paid or made adequate provision for the payment of all taxes owed by it, including those with respect to income, withholding, social security, unemployment, workers compensation, franchise, ad valorem, premium, excise and sales taxes, and no taxes shown on such returns to be owed by it or assessments received by it are delinquent. The federal income tax returns of Norwest and the Norwest Subsidiaries for the fiscal year ended December 31, 1979, and for all fiscal years prior thereto, are for the purposes of routine audit by the Internal Revenue Service closed because of the statute of limitations, and no claims for additional taxes for such fiscal years are pending. Except only as set forth on Schedule 3(h), (i) neither Norwest nor any Norwest Subsidiary is a party to any pending action or proceeding, nor to Norwest's knowledge is any such action or proceeding threatened by any governmental authority, for the assessment or collection of taxes, interest, penalties, assessments or deficiencies which could reasonably be expected to have any material adverse effect on Norwest and its subsidiaries taken as a whole, and (ii) no issue has been raised by any federal, state, local or foreign taxing authority in connection with an audit or examination of the tax returns, business or properties of Norwest or any Norwest Subsidiary which has not been settled, resolved and fully satisfied, or adequately reserved for. Each of Norwest and the Norwest Subsidiaries has paid all taxes owed or which it is required to withhold from amounts owing to employees, creditors or other third parties.

         (i) ABSENCE OF CERTAIN CHANGES. Since December 31, 1996, there has been no change in the business, financial condition or results of operations of Norwest or any Norwest Subsidiary which has had, or may reasonably be expected to have, a material adverse effect on the business, financial condition or results of operations of Norwest and its subsidiaries taken as a whole.

         (j) COMMITMENTS AND CONTRACTS. Except as set forth on Schedule 3(j), as of December 31, 1996 neither Norwest nor any Norwest Subsidiary is a party or subject to any of the following (whether written or oral, express or implied):

                  (i)  any labor contract or agreement with any labor union;

                  (ii) any contract not made in the ordinary course of business containing covenants which materially limit the ability of Norwest or any Norwest Subsidiary to compete in any line of business or with any person or which involve any material restriction of the geographical area in which, or method by which, Norwest or any Norwest Subsidiary may carry on its business (other than as may be required by law or applicable regulatory authorities);

                  (iii) any other contract or agreement which is a "material contract" within the meaning of Item 601(b)(10) of Regulation S-K.

         (k) LITIGATION AND OTHER PROCEEDINGS. Neither Norwest nor any Norwest Subsidiary is a party to any pending or, to the best knowledge of Norwest, threatened, claim, action, suit, investigation or proceeding, or is subject to any order, judgment or decree, except for matters which, in the aggregate, will not have, or cannot reasonably be expected to have, a material adverse effect on the business, financial condition or results of operations of Norwest and its subsidiaries taken as a whole.

         (l) INSURANCE. Norwest and each Norwest Subsidiary is presently insured or self insured, and during each of the past five calendar years (or during such lesser period of time as Norwest has owned such Norwest Subsidiary) has been insured or self-insured, for reasonable amounts with financially sound and reputable insurance companies against such risks as companies engaged in a similar business would, in accordance with good business practice, customarily be insured and has maintained all insurance required by applicable law and regulation.

         (m) COMPLIANCE WITH LAWS. Norwest and each Norwest Subsidiary has all permits, licenses, authorizations, orders and approvals of, and has made all filings, applications and registrations with, federal, state, local or foreign governmental or regulatory bodies that are required in order to permit it to own or lease its properties or assets and to carry on its business as presently conducted and that are material to the business of Norwest or such Subsidiary; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect, and to the best knowledge of Norwest, no suspension or cancellation of any of them is threatened; and all such filings, applications and registrations are current. The conduct by Norwest and each Norwest Subsidiary of its business and the condition and use of its properties does not violate or infringe, in any respect material to any such business, any applicable domestic (federal, state or local) or foreign law, statute, ordinance, license or regulation. Neither Norwest nor any Norwest Subsidiary is in default under any order, license, regulation or demand of any federal, state, municipal or other governmental agency or with respect to any order, writ, injunction or decree of any court. Except for statutory or regulatory restrictions of general application, no federal, state, municipal or other governmental authority has placed any restrictions on the business or properties of Norwest or any Norwest Subsidiary which reasonably could be expected to have a material adverse effect on the business or properties of Norwest and its subsidiaries taken as a whole.

         (n) LABOR. No work stoppage involving Norwest or any Norwest Subsidiary is pending or, to the best knowledge of Norwest, threatened. Neither Norwest nor any Norwest Subsidiary is involved in, or threatened with or affected by, any labor dispute, arbitration, lawsuit or administrative proceeding which could materially and adversely affect the business of Norwest or such Norwest Subsidiary. Except as set forth on Schedule 3(j), employees of Norwest and the Norwest Subsidiaries are not represented by any labor union nor are any collective bargaining agreements otherwise in effect with respect to such employees.

         (o)  NORWEST BENEFIT PLANS.

                  (i) As of May 1, 1996, the only "employee benefit plans" within the meaning of Section 3(3) of ERISA for which Norwest or any Norwest Subsidiary acts as plan sponsor as defined in ERISA Section 3(16)(B) with respect to which any liability under ERISA or otherwise exists or may be incurred by Norwest or any Norwest Subsidiary are those set forth on Schedule 3(o) (the "Norwest Plans"). No Norwest Plan is a "multi-employer plan" within the meaning of Section 3(37) of ERISA.

                  (ii) Each Norwest Plan is and has been in all material respects operated and administered in accordance with its provisions and applicable law. Except as set forth on Schedule 3(o), Norwest or the Norwest Subsidiaries have received favorable determination letters from the Internal Revenue Service under the provisions of TRA `86 for each of the Norwest Plans to which the qualification requirements of
         Section 401(a) of the Code apply. Norwest knows of no reason that any Norwest Plan which is subject to the qualification provisions of
         Section 401(a) of the Code is not "qualified" within the meaning of
         Section 401(a) of the Code and that each related trust is not exempt from taxation under Section 501(a) of the Code.

                  (iii) The present value of all benefits vested and all benefits accrued under each Norwest Plan which is subject to Title IV of ERISA did not, in each case, as determined for purposes of reporting on Schedule B to the Annual Report on Form 5500 of each such Norwest Plan as of the end of the most recent Plan year, exceed the value of the assets of the Norwest Plans allocable to such vested or accrued benefits.

                  (iv) Except as set forth on Schedule 3(o), and to the best knowledge of Norwest, no Norwest Plan or any trust created thereunder, nor any trustee, fiduciary or administrator thereof, has engaged in a "prohibited transaction", as such term is defined in Section 4975 of the Code or Section 406 of ERISA or violated fiduciary standards under
         Part 4 of Title I of ERISA, which could subject, to the best knowledge of Norwest, such Norwest Plan or trust, or any trustee, fiduciary or administrator thereof, or any party dealing with any such Norwest Plan or trust, to the tax or penalty on prohibited transactions imposed by said Section 4975 or would result in material liability to Norwest and its subsidiaries taken as a whole.

                  (v) Except as set forth on Schedule 3(o), no Norwest Plan which is subject to Title IV of ERISA or any trust created thereunder has been terminated, nor have there been any "reportable events" as that term is defined in Section 4043 of ERISA with respect to any Norwest Plan, other than those events which may result from the transactions contemplated by this Agreement and the Consolidation Agreement.

                  (vi) No Norwest Plan or any trust created thereunder has incurred any "accumulated funding deficiency", as such term is defined in Section 412 of the Code (whether or not waived), during the last five Norwest Plan years which would result in a material liability.

                  (vii) Neither the execution and delivery of this Agreement and the Consolidation Agreement nor the consummation of the transactions contemplated hereby and thereby will (i) result in any material payment (including, without limitation, severance, unemployment compensation, golden parachute or otherwise) becoming due to any director or employee or former employee of Norwest under any Norwest Plan or otherwise, (ii) materially increase any benefits otherwise payable under any Norwest Plan or (iii) result in the acceleration of the time of payment or vesting of any such benefits to any material extent.

         (p) REGISTRATION STATEMENT, ETC. None of the information regarding Norwest and its subsidiaries supplied or to be supplied by Norwest for inclusion in (i) the Registration Statement, (ii) the Proxy Statement, or (iii) any other documents to be filed with the SEC or any regulatory authority in connection with the transactions contemplated hereby or by the Consolidation Agreement will, at the respective times such documents are filed with the SEC or any regulatory authority and, in the case of the Registration Statement, when it becomes effective and, with respect to the Proxy Statement, when mailed, be false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements therein not misleading or, in the case of the Proxy Statement or any amendment thereof or supplement thereto, at the time of the meeting of shareholders referred to in paragraph 4(c), be false or misleading with respect to any material fact, or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of any proxy for such meeting. All documents which Norwest and the Norwest Subsidiaries are responsible for filing with the SEC and any other regulatory authority in connection with the Consolidation will comply as to form in all material respects with the provisions of applicable law.

         (q) BROKERS AND FINDERS. Neither Norwest nor any Norwest Subsidiary nor any of their respective officers, directors or employees has employed any broker or finder or incurred any liability for any financial advisory fees, brokerage fees, commissions or finder's fees, and no broker or finder has acted directly or indirectly for Norwest or any Norwest Subsidiary in connection with this Agreement and the Consolidation Agreement or the transactions contemplated hereby and thereby.

         (r) NO DEFAULTS. Neither Norwest nor any Norwest Subsidiary is in default, nor has any event occurred which, with the passage of time or the giving of notice, or both, would constitute a default under any material agreement, indenture, loan agreement or other instrument to which it is a party or by which it or any of its assets is bound or to which any of its assets is subject, the result of which has had or could reasonably be expected to have a material adverse effect upon Norwest and its subsidiaries taken as a whole. To the best of Norwest's knowledge, all parties with whom Norwest or any Norwest Subsidiary has material leases, agreements or contracts or who owe to Norwest or any Norwest Subsidiary material obligations other than with respect to those arising in the ordinary course of the banking business of the Norwest Subsidiaries are in compliance therewith in all material respects.

         (s) ENVIRONMENTAL LIABILITY. There is no legal, administrative, or other proceeding, claim, or action of any nature seeking to impose, or that could result in the imposition, on Norwest or any Norwest Subsidiary of any liability relating to the release of hazardous substances as defined under any local, state or federal environmental statute, regulation or ordinance including, without limitation, CERCLA, pending or to the best of Norwest's knowledge, threatened against Norwest or any Norwest Subsidiary, the result of which has had or could reasonably be expected to have a material adverse effect upon Norwest and its subsidiaries taken as a whole; to the best of Norwest's knowledge there is no reasonable basis for any such proceeding, claim or action; and to the best of Norwest's knowledge neither Norwest nor any Norwest Subsidiary is subject to any agreement, order, judgment, or decree by or with any court, governmental authority or third party imposing any such environmental liability.

         4. COVENANTS OF FIRST BANK. First Bank covenants and agrees with Norwest as follows:

         (a) Except as otherwise permitted or required by this Agreement, from the date hereof until the Effective Time of the Consolidation, First Bank, and each First Bank Subsidiary will: maintain its corporate existence in good standing; maintain the general character of its business and conduct its business in its ordinary and usual manner; extend credit in accordance with existing lending policies, except that it shall not, without the prior written consent of Norwest, make any new loan or modify, restructure or renew any existing loan (except pursuant to commitments made prior to the date of this Agreement) to any borrower if the amount of the resulting loan, when aggregated with all other loans or extensions of credit to such person, would be in excess of $100,000; maintain proper business and accounting records in accordance with generally accepted principles; maintain its properties in good repair and condition, ordinary wear and tear excepted; maintain in all material respects presently existing insurance coverage; use its best efforts to preserve its business organization intact, to keep the services of its present principal employees and to preserve its good will and the good will of its suppliers, customers and others having business relationships with it; use its best efforts to obtain any approvals or consents required to maintain existing leases and other contracts in effect following the Consolidation; comply in all material respects with all laws, regulations, ordinances, codes, orders, licenses and permits applicable to the properties and operations of First Bank and each First Bank Subsidiary the non-compliance with which reasonably could be expected to have a material adverse effect on First Bank and the First Bank Subsidiaries taken as a whole; and permit Norwest and its representatives (including KPMG Peat Marwick LLP) to examine its and its subsidiaries books, records and properties and to interview officers, employees and agents at all reasonable times when it is open for business. No such examination by Norwest or its representatives either before or after the date of this Agreement shall in any way affect, diminish or terminate any of the representations, warranties or covenants of First Bank herein expressed.

         (b) Except as otherwise contemplated or required by this Agreement, from the date hereof until the Effective Time of the Consolidation, First Bank and each First Bank subsidiary will not (without the prior written consent of Norwest): amend or otherwise change its articles of incorporation or association or by-laws; issue or sell or authorize for issuance or sale, or grant any options or make other agreements with respect to the issuance or sale or conversion of, any shares of its capital stock, phantom shares or other share-equivalents, or any other of its securities; authorize or incur any long-term debt (other than deposit liabilities); mortgage, pledge or subject to lien or other encumbrance any of its properties, except in the ordinary course of business; enter into any material agreement, contract or commitment in excess of $10,000 except banking transactions in the ordinary course of business and in accordance with policies and procedures in effect on the date hereof; make any investments except reinvestment of maturing investment securities into U.S. Treasury securities for terms of up to one (1) year and except investments made in the ordinary course of business for terms of up to one (1) year and in amounts of $100,000 or less; amend or terminate any Plan except as required by law; make any contributions to any Plan except as required by the terms of such Plan in effect as of the date hereof; declare, set aside, make or pay any dividend or other distribution with respect to its capital stock except any dividend declared by a subsidiary's Board of Directors in accordance with applicable law and regulation; redeem, purchase or otherwise acquire, directly or indirectly, any of the capital stock of First Bank; increase the compensation of any officers, directors or executive employees, except pursuant to existing compensation plans and practices; sell or otherwise dispose of any shares of the capital stock of any First Bank Subsidiary; or sell or otherwise dispose of any of its assets or properties other than in the ordinary course of business.

         (c) The Board of Directors of First Bank will duly call, and will cause to be held not later than twenty-five (25) business days following the effective date of the Registration Statement referred to in paragraph 5(c) hereof, a meeting of its shareholders and will direct that this Agreement, the Conversion and the Consolidation Agreement be submitted to a vote at such meeting. The Board of Directors of First Bank will (i) cause proper notice of such meeting to be given to its shareholders in compliance with all applicable law and regulation, (ii) recommend by the affirmative vote of the Board of Directors a vote in favor of approval of this Agreement, the Conversion and the Consolidation Agreement, and (iii) use its best efforts to solicit from its shareholders proxies in favor thereof.

         (d) First Bank will furnish or cause to be furnished to Norwest all the information concerning First Bank and its subsidiaries required for inclusion in the Registration Statement referred to in paragraph 5(c) hereof (including the First Bank Financial Statements which First Bank agrees to have prepared by M. Scott Edwards, CPA and have delivered to Norwest within thirty (30) days of the date of this Agreement), or any statement or application made by Norwest to any governmental body in connection with the transactions contemplated by this Agreement. Any financial statement for any fiscal year provided under this paragraph must include the audit opinion and the consent of M. Scott Edwards, CPA to use such opinion in such Registration Statement.

         (e) First Bank will take all necessary corporate and other action and use its best efforts to obtain all approvals of regulatory authorities, consents and other approvals required of First Bank to carry out the transactions contemplated by this Agreement and will cooperate with Norwest to obtain all such approvals and consents required of Norwest.

         (f) First Bank will use its best efforts to deliver to the Closing all opinions, certificates and other documents required to be delivered by it at the Closing.

         (g) First Bank will hold in confidence all documents and information concerning Norwest and its subsidiaries furnished to First Bank and its representatives in connection with the transactions contemplated by this Agreement and will not release or disclose such information to any other person, except as required by law and except to First Bank's outside professional advisers in connection with this Agreement, with the same undertaking from such professional advisers. If the transactions contemplated by this Agreement shall not be consummated, such confidence shall be maintained and such information shall not be used in competition with Norwest (except to the extent that such information can be shown to be previously known to First Bank, in the public domain, or later acquired by First Bank from other legitimate sources) and, upon request, all such documents, any copies thereof and extracts therefrom shall immediately thereafter be returned to Norwest.

         (h) Neither First Bank, nor any First Bank Subsidiary, nor any director, officer, representative or agent thereof, will, directly or indirectly, solicit, authorize the solicitation of or enter into any discussions with any corporation, partnership, person or other entity or group (other than Norwest) concerning any offer or possible offer (i) to purchase any shares of common stock, any option or warrant to purchase any shares of common stock, any securities convertible into any shares of such common stock, or any other equity security of First Bank or any First Bank Subsidiary, (ii) to make a tender or exchange offer for any shares of such common stock or other equity security,
(iii) to purchase, lease or otherwise acquire the assets of First Bank or any First Bank Subsidiary except in the ordinary course of business, or (iv) to merge, consolidate or otherwise combine with First Bank or any First Bank Subsidiary. If any corporation, partnership, person or other entity or group makes an offer or inquiry to First Bank or any First Bank Subsidiary concerning any of the foregoing, First Bank or such First Bank Subsidiary will promptly disclose such offer or inquiry, including the terms thereof, to Norwest.

         (i) First Bank shall consult with Norwest as to the form and substance of any proposed press release or other proposed public disclosure of matters related to this Agreement or any of the transactions contemplated hereby.

         (j) First Bank and each First Bank Subsidiary will take all action necessary or required (i) to terminate or amend, if requested by Norwest, all qualified pension and welfare benefit plans and all non-qualified benefit plans and compensation arrangements as of the Effective Date of the Consolidation to facilitate the merger of such plans with Norwest plans without gaps in coverage for participants in the plans and without duplication of costs caused by the continuation of such plans after coverage is available under Norwest plans, and (ii) to submit application to the Internal Revenue Service for a favorable determination letter for each of the Plans which is subject to the qualification requirements of Section 401(a) of the Code prior to the Effective Date of the Consolidation.

         (k) Neither First Bank nor any First Bank Subsidiary shall take any action which with respect to First Bank would disqualify the Consolidation as a "pooling of interests" for accounting purposes.

         (l) First Bank shall use its best efforts to obtain and deliver at least 32 days prior to the Effective Date of the Consolidation signed representations substantially in the form attached hereto as Exhibit B to Norwest by each executive officer, director or shareholder of First Bank who may reasonably be deemed an "affiliate" of First Bank within the meaning of such term as used in Rule 145 under the Securities Act.

         (m) First Bank shall establish such additional accruals and reserves as may be necessary to conform First Bank's accounting and credit loss reserve practices and methods to those of Norwest and Norwest's plans with respect to the conduct of First Bank's business following the Consolidation and to provide for the costs and expenses relating to the consummation by First Bank of the Consolidation and the other transactions contemplated by this Agreement.

         (n) First Bank shall obtain, at its sole expense, Phase I environmental assessments for each bank facility and Phase I environmental assessments or, with the consent of Norwest, environmental screens each non-residential OREO property. Oral reports of such environmental assessments or screens shall be delivered to Norwest no later than four (4) weeks and written reports shall be delivered to Norwest no later than eight (8) weeks from the date of this Agreement. First Bank shall obtain, at its sole expense, Phase II environmental assessments for properties identified by Norwest on the basis of the results of such Phase I environmental assessments and further Phase I or Phase II environmental assessments for properties identified by Norwest on the basis of the results of such environmental screens. First Bank shall obtain a survey and assessment of all potential asbestos containing material in owned or leased properties (other than OREO property) and a written report of the results shall be delivered to Norwest within four weeks of execution of the definitive agreement.

         (o) First Bank shall obtain, at its sole expense, commitments for title insurance and boundary surveys for each owned bank facility which shall be delivered to Norwest no later than four (4) weeks from the date of this Agreement.

         5. COVENANTS OF NORWEST. Norwest covenants and agrees with First Bank as follows:

         (a) From the date hereof until the Effective Time of the Consolidation, Norwest will maintain its corporate existence in good standing; conduct, and cause the Norwest Subsidiaries to conduct, their respective businesses in compliance with all material obligations and duties imposed on them by all laws, governmental regulations, rules and ordinances, and judicial orders, judgments and decrees applicable to Norwest or the Norwest Subsidiaries, their businesses or their properties; maintain all books and records of it and the Norwest Subsidiaries, including all financial statements, in accordance with the accounting principles and practices consistent with those used for the Norwest Financial Statements, except for changes in such principles and practices required under generally accepted accounting principles.

         (b) Norwest will furnish to First Bank all the information concerning Norwest required for inclusion in a proxy statement or statements to be sent to the shareholders of First Bank, or in any statement or application made by First Bank to any governmental body in connection with the transactions contemplated by this Agreement.

         (c) As promptly as practicable after the execution of this Agreement, Norwest will file with the SEC a registration statement on Form S-4 (the "Registration Statement") under the Securities Act and any other applicable documents, relating to the shares of Norwest Common Stock to be delivered to the shareholders of First Bank pursuant to the Consolidation Agreement, and will use its best efforts to cause the Registration Statement to become effective. At the time the Registration Statement becomes effective, the Registration Statement will comply in all material respects with the provisions of the Securities Act and the published rules and regulations thereunder, and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not false or misleading, and at the time of mailing thereof to the First Bank shareholders, at the time of the First Bank shareholders' meeting referred to in paragraph 4(c) hereof and at the Effective Time of the Consolidation the prospectus included as part of the Registration Statement, as amended or supplemented by any amendment or supplement filed by Norwest (hereinafter the "Prospectus"), will not contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein not false or misleading; PROVIDED, HOWEVER, that none of the provisions of this subparagraph shall apply to statements in or omissions from the Registration Statement or the Prospectus made in reliance upon and in conformity with information furnished by First Bank or any First Bank subsidiary for use in the Registration Statement or the Prospectus.

         (d) Norwest will file all documents required to be filed to list the Norwest Common Stock to be issued pursuant to the Consolidation Agreement on the New York Stock Exchange and the Chicago Stock Exchange and use its best efforts to effect said listings.

         (e) The shares of Norwest Common Stock to be issued by Norwest to the shareholders of First Bank pursuant to this Agreement and the Consolidation Agreement will, upon such issuance and delivery to said shareholders pursuant to the Consolidation Agreement, be duly authorized, validly issued, fully paid and nonassessable. The shares of Norwest Common Stock to be delivered to the shareholders of First Bank pursuant to the Consolidation Agreement are and will be free of any preemptive rights of the stockholders of Norwest.

         (f) Norwest will file all documents required to obtain, prior to the Effective Time of the Consolidation, all necessary Blue Sky permits and approvals, if any, required to carry out the transactions contemplated by this Agreement, will pay all expenses incident thereto and will use its best efforts to obtain such permits and approvals.

         (g) Norwest will take all necessary corporate and other action and file all documents required to obtain and will use its best efforts to obtain all approvals of regulatory authorities, consents and approvals required of it to carry out the transactions contemplated by this Agreement and will cooperate with First Bank to obtain all such approvals and consents required by First Bank.

         (h) Norwest will hold in confidence all documents and information concerning First Bank and First Bank's Subsidiaries furnished to it and its representatives in connection with the transactions contemplated by this Agreement and will not release or disclose such information to any other person, except as required by law and except to its outside professional advisers in connection with this Agreement, with the same undertaking from such professional advisers. If the transactions contemplated by this Agreement shall not be consummated, such confidence shall be maintained and such information shall not be used in competition with First Bank (except to the extent that such information can be shown to be previously known to Norwest, in the public domain, or later acquired by Norwest from other legitimate sources) and, upon request, all such documents, copies thereof or extracts therefrom shall immediately thereafter be returned to First Bank.

         (i) Norwest will file any documents or agreements required to be filed in connection with the Consolidation under applicable law.

         (j) Norwest will use its best efforts to deliver to the Closing all opinions, certificates and other documents required to be delivered by it at the Closing.

         (k) Norwest shall consult with First Bank as to the form and substance of any proposed press release or other proposed public disclosure of matters related to this Agreement or any of the transactions contemplated hereby.

         (l) Norwest shall give First Bank notice of receipt of the regulatory approvals referred to in paragraph 7(e).

         (m) Neither Norwest nor any Norwest Subsidiary shall take any action which with respect to Norwest would disqualify the Consolidation as a "pooling of interests" for accounting purposes. Norwest shall use its best efforts to obtain and deliver to First Bank, prior to the Effective Date of the Consolidation, signed representations from the directors and executive officers of Norwest to the effect that, except for de minimus dispositions which will not disqualify the Consolidation as a pooling of interests, they will not dispose of shares of Norwest or First Bank during the period commencing 30 days prior to the Effective Date and ending upon publication by Norwest of financial results including at least 30 days of combined operations of First Bank and Norwest.

         (n) For a period not exceeding fifteen days prior to the Closing Date, Norwest will permit First Bank and its representatives to examine its books, records and properties and interview officers, employees and agents of Norwest at all reasonable times when it is open for business. No such examination by First Bank or its representatives shall in any way affect, diminish or terminate any of the representations, warranties or covenants of Norwest herein expressed.

         6. CONDITIONS PRECEDENT TO OBLIGATION OF FIRST BANK. The obligation of First Bank to effect the Consolidation shall be subject to the satisfaction at or before the Effective Time of the Consolidation of the following further conditions, which may be waived in writing by First Bank:

         (a) Except as they may be affected by transactions contemplated hereby and except to the extent such representations and warranties are by their express provisions made as of a specified date and except for activities or transactions after the date of this Agreement made in the ordinary course of business and not expressly prohibited by this Agreement, the representations and warranties contained in paragraph 3 hereof shall be true and correct in all respects material to Norwest and its subsidiaries taken as a whole as if made at the Effective Time of the Consolidation.

         (b) Norwest shall have, or shall have caused to be, performed and observed in all material respects all covenants, agreements and conditions hereof to be performed or observed by it at or before the Effective Time of the Consolidation.

         (c) First Bank shall have received a favorable certificate, dated as of the Effective Date of the Consolidation, signed by the Chairman, the President or any Executive Vice President or Senior Vice President and by the Secretary or Assistant Secretary of Norwest, as to the matters set forth in subparagraphs (a) and (b) of this paragraph 6.

         (d) This Agreement and the Consolidation Agreement shall have been approved by the affirmative vote of the holders of the percentage of the outstanding shares of First Bank required for approval of a plan of consolidation in accordance with the provisions of First Bank's articles of incorporation and applicable law.

         (e) Norwest shall have received approval by the Federal Reserve Board, the OCC and by such other governmental agencies as may be required by law of the transactions contemplated by this Agreement and the Consolidation Agreement and all waiting and appeal periods prescribed by applicable law or regulation shall have expired.

         (f) No court or governmental authority of competent jurisdiction shall have issued an order restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement.

         (g) The shares of Norwest Common Stock to be delivered to the stockholders of First Bank pursuant to this Agreement and the Consolidation Agreement shall have been authorized for listing on the New York Stock Exchange and the Chicago Stock Exchange.

         (h) First Bank shall have received an opinion, dated the Closing Date, of counsel to First Bank, substantially to the effect that, for federal income tax purposes: (i) the Consolidation will constitute a reorganization within the meaning of Sections 368(a)(1)(A) and 368(a)(2)(E) of the Code; (ii) no gain or loss will be recognized by the holders of First Bank Common Stock upon receipt of Norwest Common Stock except for cash received in lieu of fractional shares;
(iii) the basis of the Norwest Common Stock received by the shareholders of First Bank will be the same as the basis of First Bank Common Stock exchanged therefor; and (iv) the holding period of the shares of Norwest Common Stock received by the shareholders of First Bank will include the holding period of the First Bank Common Stock, provided such shares of First Bank Common Stock were held as a capital asset as of the Effective Time of the Consolidation.

         (i) The Registration Statement (as amended or supplemented) shall have become effective under the Securities Act and shall not be subject to any stop order, and no action, suit, proceeding or investigation by the SEC to suspend the effectiveness of the Registration Statement shall have been initiated and be continuing, or have been threatened and be unresolved. Norwest shall have received all state securities law or blue sky authorizations necessary to carry out the transactions contemplated by this Agreement.

         7. CONDITIONS PRECEDENT TO OBLIGATION OF NORWEST. The obligation of Norwest to effect the Consolidation shall be subject to the satisfaction at or before the Effective Time of the Consolidation of the following conditions, which may be waived in writing by Norwest:

         (a) Except as they may be affected by transactions contemplated hereby and except to the extent such representations and warranties are by their express provisions made as of a specified date and except for activities or transactions or events occurring after the date of this Agreement made in the ordinary course of business and not expressly prohibited by this Agreement, the representations and warranties contained in paragraph 2 hereof shall be true and correct in all respects material to First Bank and the First Bank Subsidiaries taken as a whole as if made at the Effective Time of the Consolidation.

         (b) First Bank shall have, or shall have caused to be, performed and observed in all material respects all covenants, agreements and conditions hereof to be performed or observed by it at or before the Effective Time of the Consolidation.

         (c) This Agreement and the Consolidation Agreement shall have been approved by the affirmative vote of the holders of the percentage of the outstanding shares of First Bank required for approval of a plan of consolidation in accordance with the provisions of First Bank's articles of incorporation and the National Bank Act.

         (d) Norwest shall have received a favorable certificate dated as of the Effective Date of the Consolidation signed by the Chairman or President and by the Secretary or Assistant Secretary of First Bank, as to the matters set forth in subparagraphs (a) through (c) of this paragraph 7.

         (e) Norwest shall have received approval by all governmental agencies as may be required by law of the transactions contemplated by this Agreement and the Consolidation Agreement and all waiting and appeal periods prescribed by applicable law or regulation shall have expired. No approvals, licenses or consents granted by any regulatory authority shall contain any condition or requirement relating to First Bank or any First Bank Subsidiary that, in the good faith judgment of Norwest, is unreasonably burdensome to Norwest.

         (f) First Bank and each First Bank Subsidiary shall have obtained any and all material consents or waivers from other parties to loan agreements, leases or other contracts material to First Bank's or such subsidiary's business required for the consummation of the Consolidation, and First Bank and each First Bank Subsidiary shall have obtained any and all material permits, authorizations, consents, waivers and approvals required for the lawful consummation by it of the Consolidation.

         (g) No court or governmental authority of competent jurisdiction shall have issued an order restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement.

         (h) The Consolidation shall qualify as a "pooling of interests" for accounting purposes and Norwest shall have received from M. Scott Edwards, CPA an opinion to that effect.

         (i) At any time since the date hereof the total number of shares of First Bank Common Stock outstanding and subject to issuance upon exercise (assuming for this purpose that phantom shares and other share-equivalents constitute First Bank Common Stock) of all warrants, options, conversion rights, phantom shares or other share-equivalents, other than any option held by Norwest, shall not have exceeded 26,996.

         (j) The Registration Statement (as amended or supplemented) shall have become effective under the Securities Act and shall not be subject to any stop order, and no action, suit, proceeding or investigation by the SEC to suspend the effectiveness of the Registration Statement shall have been initiated and be continuing, or have been threatened or be unresolved. Norwest shall have received all state securities law or blue sky authorizations necessary to carry out the transactions contemplated by this Agreement.

         (k) Norwest shall have received from the Chief Executive Officer and Chief Financial Officer of First Bank a letter, dated as of the effective date of the Registration Statement and updated through the date of Closing, in form and substance satisfactory to Norwest, to the effect that:

                  (i) the interim quarterly financial statements of First Bank included or incorporated by reference in the Registration Statement are prepared in accordance with generally accepted accounting principles applied on a basis consistent with the audited financial statements of First Bank;

                  (ii) the amounts reported in the interim quarterly financial statements of First Bank agree with the general ledger of First Bank;

                  (iii) the annual and quarterly financial statements of First Bank and the First Bank Subsidiaries included in, or incorporated by reference in, the Registration Statement comply as to form in all material respects with the applicable accounting requirements of the Securities Act and the published rules and regulations thereunder;

                  (iv) from the date of the most recent unaudited consolidated financial statements of First Bank and the First Bank Subsidiaries as may be included in the Registration Statement to a date 5 days prior to the effective date of the Registration Statement or 5 days prior to the Closing, there are no increases in long-term debt, changes in the capital stock or decreases in stockholders' equity of First Bank and the First Bank Subsidiaries, except in each case for changes, increases or decreases which the Registration Statement discloses have occurred or may occur or which are described in such letters. For the same period, there have been no decreases in consolidated net interest income, consolidated net interest income after provision for credit losses, consolidated income before income taxes, consolidated net income and net income per share amounts of First Bank and the First Bank Subsidiaries, or in income before equity in undistributed income of subsidiaries, in each case as compared with the comparable period of the preceding year, except in each case for changes, increases or decreases which the Registration Statement discloses have occurred or may occur or which are described in such letters;

                  (v) they have reviewed certain amounts, percentages, numbers of shares and financial information which are derived from the general accounting records of First Bank and the First Bank Subsidiaries, which appear in the Registration

         Statement under the certain captions to be specified by Norwest, and have compared certain of such amounts, percentages, numbers and financial information with the accounting records of First Bank and the First Bank Subsidiaries and have found them to be in agreement with financial records and analyses prepared by First Bank included in the annual and quarterly financial statements, except as disclosed in such letters.

         (l) First Bank and the First Bank Subsidiaries considered as a whole shall not have sustained since December 31, 1996 any material loss or interference with their business from any civil disturbance or any fire, explosion, flood or other calamity, whether or not covered by insurance.

         (m) There shall be no reasonable basis for any proceeding, claim or action of any nature seeking to impose, or that could result in the imposition on First Bank or any First Bank Subsidiary of, any liability relating to the release of hazardous substances as defined under any local, state or federal environmental statute, regulation or ordinance including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act of 1980 as amended, which has had or could reasonably be expected to have a material adverse effect upon First Bank and its subsidiaries taken as a whole.

         (n) Since September 30, 1997, no change shall have occurred and no circumstances shall exist which has had or might reasonably be expected to have a material adverse effect on the financial condition, results of operations, business or prospects of First Bank and the First Bank Subsidiaries taken as a whole (other than changes in banking laws or regulations, or interpretations thereof, that affect the banking industry generally or changes in the general level of interest rates).

         (o) First Bank shall have entered into an agreement, on terms and conditions satisfactory to Norwest, for the sale or other disposition of First Bank's interest in the loan, collateral and collection action relating to the Ramsey Oil Texaco Travel Center located in Grants, New Mexico.

         8. EMPLOYEE BENEFIT PLANS. Each person who is an employee of First Bank or any First Bank Subsidiary as of the Effective Date of the Consolidation ("First Bank Employees") shall be eligible for participation in the employee welfare and retirement plans of Norwest, as in effect from time to time, as follows:

         (a) EMPLOYEE WELFARE BENEFIT PLANS. Each First Bank employee shall be eligible for participation in the employee welfare benefit plans of Norwest listed below subject to any eligibility requirements applicable to such plans (but not subject to any preexisting conditions or exclusions except for the Long Term Care Plan), and shall enter each plan not later than the first day of the calendar quarter which begins at least 32 days after the Effective Date of the Consolidation (provided, however, that it is Norwest's intent that the transition from the First Bank plans to the Norwest plans be facilitated without gaps in coverage for participants in the plans and without duplication of costs caused by the continuation of such plans after coverage is available under Norwest plans):

                  Medical Plan
                  Dental Plan
                  Vision Plan
                  Short Term Disability Plan
                  Long Term Disability Plan Long Term
                  Care Plan Flexible Benefits Plan
                  Basic Group Life Insurance Plan
                  Group Universal Life Insurance Plan
                  Dependent Group Life Insurance Plan
                  Business Travel Accident Insurance Plan
                  Accidental Death and Dismemberment Plan
                  Severance Pay Plan
                  Vacation Program

For the purpose of determining each First Bank Employee's benefit for the year in which the Consolidation occurs under the Norwest vacation program, vacation taken by a First Bank Employee in the year in which the Consolidation occurs will be deducted from the total Norwest benefit. First Bank Employees shall receive credit for years of service to First Bank, the First Bank Subsidiaries and any predecessors of the First Bank Subsidiaries (to the extent credited under the vacation programs of First Bank and the First Bank Subsidiaries) for the purpose of determining benefits under the Norwest vacation program and short term disability plan.

         (b)  EMPLOYEE RETIREMENT BENEFIT PLANS.

Each First Bank Employee shall be eligible for participation in the Norwest Savings-Investment Plan (the "SIP"), subject to any eligibility requirements applicable to the SIP (with full credit for years of past service to First Bank and the First Bank Subsidiaries for the purpose of satisfying any eligibility and vesting periods applicable to the SIP, to the extent credited under the respective employee retirement benefit plans of First Bank and the First Bank Subsidiaries), and shall enter the SIP not later than the first day of the calendar quarter which begins at least 32 days after the Effective Date of the Consolidation.

Each First Bank Employee shall be eligible for participation, as a new employee, in the Norwest Pension Plan under the terms thereof.

         9.  TERMINATION OF AGREEMENT.

         (a) This Agreement may be terminated at any time prior to the Effective Time of the Consolidation:

                  (i)  by mutual written consent of the parties hereto;

                  (ii) by either of the parties hereto upon written notice to the other party if the Consolidation shall not have been consummated by June 30, 1998 unless such failure of consummation shall be due to the failure of the party seeking to terminate to perform or observe in all material respects the covenants and agreements hereof to be performed or observed by such party; or

                  (iii) by First Bank or Norwest upon written notice to the other party if any court or governmental authority of competent jurisdiction shall have issued a final order restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement.

         (b) Termination of this Agreement under this paragraph 9 shall not release, or be construed as so releasing, either party hereto from any liability or damage to the other party hereto arising out of the breaching party's willful and material breach of the warranties and representations made by it, or willful and material failure in performance of any of its covenants, agreements, duties or obligations arising hereunder, and the obligations under paragraphs 4(g), 5(h) and 10 shall survive such termination.

         10. EXPENSES. All expenses in connection with this Agreement and the transactions contemplated hereby, including without limitation legal and accounting fees, incurred by First Bank and First Bank Subsidiaries shall be borne by First Bank, and all such expenses incurred by Norwest shall be borne by Norwest.

         11. SUCCESSORS AND ASSIGNS. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, but shall not be assignable by either party hereto without the prior written consent of the other party hereto.

         12. THIRD PARTY BENEFICIARIES. Each party hereto intends that this Agreement shall not benefit or create any right or cause of action in or on behalf of any person other than the parties hereto.

         13. NOTICES. Any notice or other communication provided for herein or given hereunder to a party hereto shall be in writing and shall be delivered in person or shall be mailed by first class registered or certified mail, postage prepaid, addressed as follows:

                  If to Norwest:

                           Norwest Corporation
                           Sixth and Marquette

                           Minneapolis, Minnesota  55479-1026
                           Attention:  Secretary

                  If to First Bank:

                           First Bank of Grants
                           201 North 1st Street
                           P. O. Box 699
                           Grants, New Mexico 87020
                           Attention: Mr. Antonio Esparza, President

                  With a copy to:

                           Kelly, Rammelkamp, Muehlenweg & Lucero, PA
                           320 Gold Avenue, Suite 600
                           Albuquerque, NM 87102
                           Attention:  Robert J. Muehlenweg, Esq.

or to such other address with respect to a party as such party shall notify the other in writing as above provided.

         14. COMPLETE AGREEMENT. This Agreement and the Consolidation Agreement contain the complete agreement between the parties hereto with respect to the Consolidation and other transactions contemplated hereby and supersede all prior agreements and understandings between the parties hereto with respect thereto.

         15. CAPTIONS. The captions contained in this Agreement are for convenience of reference only and do not form a part of this Agreement.

         16. WAIVER AND OTHER ACTION. Either party hereto may, by a signed writing, give any consent, take any action pursuant to paragraph 9 hereof or otherwise, or waive any inaccuracies in the representations and warranties by the other party and compliance by the other party with any of the covenants and conditions herein.

         17. AMENDMENT. At any time before the Effective Time of the Consolidation, the parties hereto, by action taken by their respective Boards of Directors or pursuant to authority delegated by their respective Boards of Directors, may amend this Agreement; provided, however, that no amendment after approval by the shareholders of First Bank shall be made which changes in a manner adverse to such shareholders the consideration to be provided to said shareholders pursuant to this Agreement and the Consolidation Agreement.

         18. GOVERNING LAW. This Agreement shall be construed and enforced in accordance with the laws of the State of Minnesota.

         19. NON-SURVIVAL OF REPRESENTATIONS AND WARRANTIES. No representation or warranty contained in the Agreement or the Consolidation Agreement shall survive the Consolidation or except as set forth in paragraph 9(b), the termination of this Agreement. Paragraph 10 shall survive the Consolidation.

         20. COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which shall constitute but one instrument.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.


NORWEST CORPORATION                 FIRST BANK OF GRANTS


By: /s/ John E. Ganoe               By: /s/ Antonio E. Esparza
Its: Executive Vice President       Its: President

                EXHIBIT A TO AGREEMENT AND PLAN OF REORGANIZATION

                       AGREEMENT AND PLAN OF CONSOLIDATION


         This Agreement and Plan of Consolidation (the "Consolidation Agreement") is dated as of _______________________, 19__, between NORWEST INTERIM BANK GRANTS, NATIONAL ASSOCIATION ("Interim Bank") and FIRST BANK OF GRANTS, NATIONAL ASSOCIATION, a national banking association ("First Bank"). Interim Bank and First Bank are sometimes referred to herein as the "Consolidating Banks".

                                    PREAMBLE

         Interim Bank and First Bank acknowledge and confirm the following:

         (a) Interim Bank is a national banking association having its principal office and place of business at 201 North 1st Street, P. O. Box 699, Grants, Cibola County, New Mexico 87020. As of __________, 1998, Interim Bank had capital of $100,000, divided into 1,000 shares of common stock, par value $100 per share ("Interim Bank Common Stock"), and surplus of $20,000.

         (b) First Bank is a national banking association having its principal office and place of business at 201 North 1st Street, P. O. Box 699, Grants, Cibola County, New Mexico 87020. As of __________, 1998, First Bank had capital of $_________, divided into ______ shares of common stock, par value $_____ per share ("First Bank Common Stock"), surplus of $______, and retained earnings of $_______.

         (c) First Bank and Norwest Corporation ("Norwest") have entered into an Agreement and Plan of Reorganization dated as of January __, 1998 (the "Reorganization Agreement"), which Reorganization Agreement contemplates the transactions to be effected by this Consolidation Agreement.

         (d) A majority of the Boards of Directors of Interim Bank and of First Bank have duly approved this Consolidation Agreement and authorized its execution.

         (e) It is the intent of the parties hereto to effect a corporate reorganization which qualifies as a tax-free reorganization pursuant to Sections 368(a)(1)(A) and 368(a)(2)(E) of the Internal Revenue Code.

                                   AGREEMENTS

         IN CONSIDERATION OF THE PREMISES, Interim Bank and First Bank make this Consolidation Agreement and fix the terms and conditions of the Consolidation of Interim Bank and First Bank (the "Consolidation") as follows:

                                    SECTION 1

         1.1 Pursuant to the authority of and in accordance with the provisions of 12 U.S.C. 215, Interim Bank shall be consolidated with First Bank, under the charter of First Bank (the "Consolidated Bank").

         1.2 The name of the Consolidated Bank shall be "First Bank of Grants, National Association."

         1.3 The Consolidation shall be effective as of 12:01 a.m. on the date specified in the certificate of approval to be issued by the Comptroller of the Currency of the United States, under the seal of his office, approving the Consolidation (the "Effective Date").

         1.4 The business of the Consolidated Bank shall be that of a national banking association and shall be conducted at the main office of the Consolidated Bank, which shall be located at 201 North 1st Street, P. O. Box 699, Grants, Cibola County, New Mexico 87020, and at its legally established branches.

                                    SECTION 2

As of the Effective Date:

         2.1 The corporate existences of the Consolidating Banks shall be consolidated into the Consolidated Bank.

         2.2 All rights, franchises, and interests of the Consolidating Banks in and to every type of property (real, personal and mixed) and choses in action shall be transferred to and vested in the Consolidated Bank by virtue of the Consolidation without any deed or other transfer. The Consolidated Bank, upon the Consolidation and without any order or other action on the part of any court or otherwise, shall hold and enjoy all rights of property, franchises, and interests, including appointments, designations, and nominations, and all other rights and interests as trustee, executor, administrator, registrar of stocks and bonds, guardian of estates, assignee, receiver, and in every other fiduciary capacity, in the same manner and to the same extent as such rights, franchises, and interests were held or enjoyed by either of the Consolidating Banks at the time of Consolidation.

         2.3 The Consolidated Bank shall be liable for all liabilities of every kind and description, including liabilities arising out of the operation of a trust department, of each of the Consolidating Banks existing as of the Effective Date.

         2.4 The amount of capital stock of the Consolidated Bank shall be $________, divided into _____ shares of common stock, each of $____ par value, and at the time the Consolidation shall become effective, the Consolidated Bank shall have a surplus of $________ and retained earnings which, when combined with the capital and surplus, will be equal to the combined capital structures of the Consolidating Banks as stated in the preamble of this Consolidation Agreement, adjusted, however, for the results of operations, the payment of dividends, if any, between __________, and the Effective Date, and the payment provided for in Section 3.2 hereof.


                                    SECTION 3

As of the Effective Date:

         3.1 Each share of First Bank Common Stock outstanding immediately prior to the Effective Time of the Consolidation (other than shares as to which statutory dissenters' appraisal rights have been exercised) will be converted into and exchanged for the number of shares of Norwest Common Stock determined by dividing 212,500 by the number of shares of First Bank Common Stock then outstanding. As soon as practicable after the consolidation becomes effective, each holder of a certificate for shares of First Bank Common Stock outstanding immediately prior to the time of consolidation shall be entitled, upon surrender of such certificate for cancellation to Norwest Bank Minnesota, National Association, as the designated agent of the Consolidated Bank (the "Agent"), to receive the Norwest Common Stock to which such holder shall be entitled on the basis above set forth. Until so surrendered each certificate which, immediately prior to the time of consolidation, represented shares of First Bank Common Stock shall not be transferable on the books of the Consolidated Bank but shall be deemed (except for the payment of dividends as provided below) to evidence ownership of the number of whole shares of Norwest Common Stock into which such shares of First Bank Common Stock have been converted on the basis above set forth; provided, however, that, until the holder of such certificate shall have surrendered the same for exchange as above set forth, no dividend payable to holders of record of Norwest Common Stock as of any date subsequent to the effective date of consolidation shall be paid to such holder with respect to the Norwest Common Stock represented by such certificate, but, upon surrender and exchange thereof as herein provided, there shall be paid by the Agent to the record holder of such certificate for Norwest Common Stock issued in exchange therefor an amount with respect to such shares of Norwest Common Stock equal to all dividends that shall have been paid or become payable to holders of record of Norwest Common Stock between the effective date of the consolidation and the date of such exchange.

         3.2 The shares of Interim Bank outstanding immediately prior to the time of Consolidation shall be converted into and exchanged for _______ shares of the Consolidated Bank, plus cash in the amount of $120,000.

         3.3 From and after the Effective Date, there shall be no transfers on the stock transfer books of Consolidated Banks of the shares of First Bank Common Stock or Interim Bank Common Stock which were issued and outstanding immediately prior to the Effective Date.

                                    SECTION 4

         4.1 As of the Effective Date, the Articles of Association of the Consolidated Bank shall be the Articles of Association of First Bank and shall read in their entirety as set forth in Appendix A attached hereto, and the Consolidated Bank shall be authorized under such Articles of Association to issue _______ shares of common stock, par value $____ per share.

         4.2  The by-laws of First Bank as they exist at the Effective
Date shall continue in full force as the by-laws of the Consolidated Bank until altered, amended, or repealed as provided therein or as provided by law.

         4.3 As of the Effective Date, the following named persons shall serve as the Board of Directors of the Consolidated Bank until the next annual meeting of the shareholders or until such time as their successors have been elected and have qualified:

                               -----------------
                               -----------------
                               -----------------

         4.4 The officers of First Bank holding office at the Effective Date shall continue as the officers of the Consolidated Bank for the term prescribed in the by-laws or until the Board of Directors otherwise shall determine.

                                    SECTION 5

         5.1 This Consolidation Agreement shall be submitted to the shareholders of First Bank and Interim Bank, respectively, for approval at meetings to be called and held in accordance with the articles of association of First Bank and the articles of association of Interim Bank, and in accordance with applicable provisions of law. Such approval by the shareholders shall require the affirmative vote of the shareholders of each of the Consolidating Banks owning at least two-thirds of its capital stock outstanding.

                                    SECTION 6

         6.1 The Consolidation shall be subject to and conditioned upon the following:

         (a) approval of this Consolidation Agreement by the shareholders of First Bank and Interim Bank as required by law;

         (b) approval of the Consolidation by all appropriate banking and regulatory authorities and the satisfaction of all other requirements prescribed by law necessary for consummation of the Consolidation; and

         (c) satisfaction of the conditions precedent set forth in paragraphs 6 and 7 of the Reorganization Agreement.

         6.2 At any time before the Effective Date, if any of the following circumstances obtain, this Consolidation Agreement may be terminated, at the election of First Bank or Interim Bank, by written notice from the party so electing to the other, or the consummation of the Consolidation may be postponed for such period, and subject to such further rights of First Bank and Interim Bank, or either of them, to terminate this Consolidation Agreement as First Bank and Interim Bank may agree in writing:

         (a) by mutual consent of the Boards of Directors of the Consolidating Banks if consummation of the Consolidation would be inadvisable in the opinion of said Boards; or

         (b) by action of the Board of Directors of any party hereto if the Reorganization Agreement is terminated.

                                   SECTION 7

         7.1 First Bank and Interim Bank, by mutual consent of their respective Boards of Directors, may amend this Consolidation Agreement before the Effective Date; provided, however, that after this Consolidation Agreement has been approved by the shareholders of First Bank, no such amendment shall affect the rights of such shareholders of First Bank in a manner which is materially adverse to such shareholders.

         7.2 This Consolidation Agreement may be executed in several counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

         IN WITNESS WHEREOF, First Bank and Interim Bank have caused this Consolidation Agreement to be executed by their respective duly authorized officers and their corporate seals, if any, to be hereunto affixed as of the date first above written, pursuant to a resolution of each Consolidating Bank's Board of Directors, acting by a majority thereof, and witness the signatures hereto of a majority of each of said Consolidating Bank's Board of Directors.

(NO BANK SEAL)                      NORWEST INTERIM BANK GRANTS,
                                    NATIONAL ASSOCIATION
ATTEST:

                                    By:
                                        -----------------------------------
                                    Its:
-------------------------------          ----------------------------------
         Secretary

         A majority of the Board of Directors of Norwest Interim Bank Grants, National Association:

      -------------------------------    -------------------------------
      -------------------------------    -------------------------------
      -------------------------------    -------------------------------
      -------------------------------    -------------------------------


STATE OF NEW MEXICO            )
                               ) ss
COUNTY OF                      )

         On this _____ day of __________, 19__, before me, a Notary Public for the State and County aforesaid, personally came _________________________, as ___________________, and ________________________, as ______________________, of
NORWEST INTERIM BANK GRANTS, NATIONAL ASSOCIATION, and each in his or her said capacity acknowledged the foregoing instrument to be the act and deed of said bank; and came also:

      -------------------------------    -------------------------------
      -------------------------------    -------------------------------
      -------------------------------    -------------------------------
      -------------------------------    -------------------------------

being a majority of the Board of Directors of said bank, and each of them acknowledged said instrument to be the act and deed of said bank and of himself or herself as a director thereof.

         WITNESS my official seal and signature this day and year aforesaid.


                                       ----------------------------
(Seal of Notary)                       Notary Public, __________ County
                                       My Commission Expires ________

(BANK SEAL)                         FIRST BANK OF GRANTS,
                                    NATIONAL ASSOCIATION


ATTEST:
                                    By:
                                        -----------------------------------
                                    Its:
-------------------------------          ----------------------------------
         Secretary

         A majority of the Board of Directors of First Bank of Grants, National
Association:

      -------------------------------    -------------------------------
      -------------------------------    -------------------------------
      -------------------------------    -------------------------------
      -------------------------------    -------------------------------

STATE OF NEW MEXICO           )
                              ) ss
COUNTY OF                     )

         On this _____ day of ______________, 19__, before me, a Notary Public for the State and County aforesaid, personally came _______________________, as _________________, and ____________________, as __________________, of FIRST
BANK OF GRANTS, NATIONAL ASSOCIATION, and each in his or her said capacity acknowledged the foregoing instrument to be the act and deed of said bank and the seal affixed thereto to be its seal; and came also:

      -------------------------------    -------------------------------
      -------------------------------    -------------------------------
      -------------------------------    -------------------------------
      -------------------------------    -------------------------------

being a majority of the Board of Directors of said bank, and each of them acknowledged said instrument to be the act and deed of said bank and of himself or herself as a director thereof.

         WITNESS my official seal and signature this day and year aforesaid.

                                    -------------------------------------
(Seal of Notary)                    Notary Public, __________________ County
                                    My Commission Expires ________________

                                  APPENDIX B

                           NEW MEXICO STATUTES 1978
                       CHAPTER 58, ARTICLE 4, SECTION 10

                            NEW MEXICO STATUTES 1978
               CHAPTER 58. Financial Institutions and Regulations
                  ARTICLE 4. Merger and Consolidation of Banks


58-4-10 Dissenting Stockholders

              A. A dissenting stockholder of a state bank shall be entitled to receive the value in each of only those shares which were voted against a merger to result in a state bank, against the conversion of a state bank into a national bank or against a sale of all or substantially all of the state bank's assets, and only if written demand thereupon is made to the resulting state or national bank at any time within thirty days after the effective date of the merger or conversion accompanied by the surrender of the stock certificates. The value of such shares shall be determined, as of the date of the stockholders' meeting approving the merger or conversion, by three appraisers, one to be selected by the vote of the owners of two-thirds of the shares involved at a meeting called by the director of the financial institutions division on 10 days notice, one by the board of directors of the resulting state or national bank and the third by the two so chosen. The valuation agreed upon by any two appraisers shall govern. If any necessary appraiser is not appointed within 60 days after the effective date of the merger or conversion, the director of the financial institutions division shall make the necessary appointment, or if the appraisal is not completed within 90 days after the merger or conversion becomes effective, the director of the financial institutions division shall cause an appraisal to be made.

              B. The merger agreement may fix an amount which the merging banks consider to be the fair market value of the shares of a merging or the converting bank at the time of the stockholders' meeting approving the merger or conversion, which the resulting bank will pay dissenting stockholders of that bank entitled to payment in cash. The amount due under such accepted offer or under the appraisal shall constitute a debt of the resulting state or national bank.

              C. The expenses of appraisal shall be paid by the resulting state bank except where the value fixed by the appraisers does not exceed the value fixed by the merger agreement in which case one-half of the expenses shall be paid by the resulting bank and one-half by the dissenting stockholders requesting the appraisal in proportion to their respective holdings.

                                  APPENDIX C

                             TITLE 12, SECTION 215
                                    OF THE
                              UNITED STATES CODE

SS.  215.  CONSOLIDATION OF NATIONAL BANKS OR STATE BANKS WITH NATIONAL BANKS

(A)      APPROVAL OF COMPTROLLER, BOARD AND SHAREHOLDERS; TERMS AND CONDITIONS;
         NOTICE

         Any national banking association or any bank incorporated under the laws of any State may, with the approval of the Comptroller, be consolidated with one or more national banking associations located in the same State under the charter of a national banking association on such terms and conditions as may be lawfully agreed upon by a majority of the board of directors of each association or bank proposing to consolidate, and be ratified and confirmed by the affirmative vote of the shareholders of each such association or bank owning at least two-thirds of its capital stock outstanding, or by a greater proportion of such capital stock in the case of such State bank if the laws of the State where it is organized so require, at a meeting to be held on the call of the directors after publishing notice of the time, place and object of the meeting for four consecutive weeks in a newspaper of general circulation published in the place where the association or bank is located, or, if there is no such newspaper, then in the paper of general circulation published nearest thereto, and after sending such notice to each shareholder of record by certified or registered mail at least ten days prior to the meting, except to those shareholders who specifically waive notice, but any additional notice shall be given to the shareholders of such State bank which may be required by the laws of the State where it is organized. Publication of notice may be waived, in cases where the Comptroller determines that an emergency exists justifying such waiver, by unanimous action of the shareholders of the association or State bank.

(B)      LIABILITY OF CONSOLIDATED ASSOCIATION; CAPITAL STOCK; DISSENTING
         SHAREHOLDERS

         The consolidated association shall be liable for all liabilities of the respective consolidating banks or associations. The capital stock of such consolidated association shall not be less than that required under existing law for the organization of a national bank in the place in which it is located:
PROVIDED, That if such consolidation shall be voted for at such meetings by the necessary majorities of the shareholders of each association and State bank proposing to consolidate, and thereafter the consolidation shall be approved by the Comptroller, any shareholder of any of the associations or State banks so consolidated who has voted against such consolidation at the meeting of the association or bank of which he is a stockholder or who has given notice in writing at or prior to such meeting to the presiding officer that he dissents from the plan of consolidation, shall be entitled to receive the value of the shares so held by him when such consolidation is approved by the Comptroller upon written request made to the consolidated association at any time before thirty days after the date of consummation of the consolidation, accompanied by the surrender of his stock certificates.

(C)      VALUATION OF SHARES

         The value of the shares of any dissenting shareholder shall be ascertained, as of the effective date of the consolidation, by an appraisal made by a committee of three persons, composed of (1) one selected by the vote of the holders of the majority of the stock, the owners of which are entitled to payment in cash; (2) one selected by the directors of the consolidated banking association; and (3) one selected by the two so selected. The valuation agreed upon by any two of the three appraisers shall govern. If the value so fixed shall not be satisfactory to any dissenting shareholder who has requested payment, that shareholder may, within five days after being notified of the appraised value of his shares, appeal to the Comptroller, who shall cause a reappraisal to be made which shall be final and binding as to the value of the shares of the appellant.

(D) APPRAISAL BY THE COMPTROLLER; EXPENSES OF CONSOLIDATED ASSOCIATION; SALE AND RESALE OF SHARES; STATE APPRAISAL AND CONSOLIDATION LAW

         If, within ninety days from the date of consummation of the consolidation, for any reason one or more of the appraisers is not selected as herein provided, or the appraisers fail to determine the value of such shares, the Comptroller shall upon written request of any interested party cause an appraisal to be made which shall be final and binding on all parties. The expenses of the Comptroller in making the reappraisal or the appraisal, as the case may be, shall be paid by the consolidated banking association. The value of the shares ascertained shall be promptly paid to the dissenting shareholders by the consolidated banking association. Within thirty days after payment has been made to all dissenting shareholders as provided for in this section the shares of stock of the consolidated banking association which would have been delivered to such dissenting shareholders had they not requested payment shall be sold by the consolidated banking association at an advertised public auction, unless some other method of sale is approved by the Comptroller, and the consolidated banking association shall have the rights to purchase any of such shares at such public auction, if it is the highest bidder therefor, for the purpose of reselling such shares within thirty days thereafter to such person or persons and at such price not less than par as its board of directors by resolution may determine. If the shares are sold at public auction at a price greater than the amount paid to the dissenting shareholder the excess in such sale price shall be paid to such shareholders. The appraisal of such shares of stock in any State bank shall be determined in the manner prescribed by the law of the State in such cases, rather than as provided in this section, if such provision is made in the State law; and no such consolidation shall be in contravention of the law of the State under which such bank is incorporated.

                                  APPENDIX D
                             BANKING CIRCULAR 259

                                                                          BC-259
                                                                BANKING ISSUANCE
--------------------------------------------------------------------------------
COMPTROLLER OF THE CURRENCY
ADMINISTRATOR OF NATIONAL BANKS

--------------------------------------------------------------------------------
Type:  Banking Circular                               Subject:  Stock Appraisals
--------------------------------------------------------------------------------

TO:    Chief Executive Officers of National Banks, Deputy
       Comptrollers (District), Department and Division Heads, and Examining Personnel

PURPOSE

This banking circular informs all national banks of the valuation methods used by the Office of the Comptroller of the Currency (OCC) to estimate the value of a bank's shares when requested to do so by a shareholder dissenting to the conversion, merger, or consolidation of its bank. The results of appraisals performed by the OCC between January 1, 1985 and September 30, 1991 are also summarized.

References:  12 U.S.C. 214a, 215 and 215a; 12 CFR 11.590 (Item 2)

BACKGROUND

Under 12 U.S.C. Sections 214a, a shareholder dissenting from a conversion, consolidation, or merger involving a national bank is entitled to receive the value of his or her shares from the resulting bank. A valuation of the shares shall be made by a committee of three appraisers (a representative of the dissenting shareholder, a representative of the resulting bank, and a third appraiser selected by the other two). If the committee is formed and renders an appraisal that is acceptable to the dissenting shareholder, the process is complete and the appraised value of the shares is paid to the dissenting shareholder by the resulting bank. If, for any reason, the committee is not formed or if it renders an appraisal that is not acceptable to the dissenting shareholder, an interested party may request an appraisal by the Office of the Comptroller of the Currency (OCC). 12 U.S.C. Section 215 provides these appraisal rights to any shareholder dissenting to a consolidation. Any dissenting shareholder of a target bank in a merger is also entitled to these appraisal rights pursuant to 12 U.S.C. Section 215a.

--------------------------------------------------------------------------------
Date:  March 5, 1992

The above provides only a general overview of the appraisal process. The specific requirements of the process are set forth in the statutes themselves.

METHODS OF VALUATION USED

Through its appraisal process, the OCC attempts to arrive at a fair estimate of the value of a bank's shares. After reviewing the particular facts in each case and the available information on a bank's shares, the OCC selects an appropriate valuation method, or combination of methods, to determine a reasonable estimate of the shares' value.

MARKET VALUE

The OCC uses various methods to establish the market value of shares being appraised. If sufficient trading in the shares exists and the prices are available from direct quotes from the WALL STREET JOURNAL or a market-maker, those quotes are considered in determining the market value. If no market value is readily available, or if the market value is not well established, other methods of estimating market value can be used, such as the investment value and adjusted book value methods.

INVESTMENT VALUE

Investment value requires an assessment of the value to investors of a share in the future earnings of the target bank. Investment value is estimated by applying an average price/earnings ratio of banks with similar earnings potential to the earnings capacity of the target bank.

The peer group selection is based on location, size, and earnings patterns. If the state in which the subject bank is located provides a sufficient number of comparable banks using location, size and earnings patterns as the criteria for selection, the price/earnings ratios assigned to the banks are applied to the earnings per share estimated for the subject bank. In order to select a reasonable peer group when there are too few comparable independent banks in a location that is comparable to that of the subject bank, the pool of banks from which a peer group is selected is broadened by including one-bank holding company banks in a comparable location, and/or by selecting banks in less comparable locations, including adjacent states, that have earnings patterns similar to the subject bank.

ADJUSTED BOOK VALUE

The OCC also uses an "adjusted book value" method for estimating value. Historically, the OCC has not placed any weight on the bank's "unadjusted book value", since the value is based on historical acquisition costs of the bank's assets, and does not reflect investors' perceptions of the value of the bank as an ongoing concern. Adjusted book value is calculated by multiplying the book value of the target bank's assets per share times the average market price to book value ratio of comparable banking organizations. The average market price to book value ratio measures the premium or discount to book value which investors attribute to shares of similarly situated banking organizations.

Both the investment value method and the adjusted book value method present appraised values which are based on the target bank's value as a going concern. These techniques provide estimates of the market value of the shares of the subject bank.

OVERALL VALUATION

The OCC may use more than one of the above-described methods in deriving the value of shares of stock. If more than one method is used, varying weights may be applied in reaching an overall valuation. The weight given to the value by a particular valuation method is based on how accurately the given method is believed to represent market value. For example, the OCC may give more weight to a market value representing infrequent trading by shareholders than to the value derived from the investment value method when the subject bank's earnings trend is so irregular that it is considered to be a poor predictor of future earnings.

PURCHASE PREMIUMS

For mergers and consolidations, the OCC recognizes that purchase premiums do exist and may, in some instances, be paid in the purchase of small blocks of shares. However, the payment of purchase premiums depends entirely on the acquisition or control plans of the purchasers, and such payment are not regular or predictable elements of market value. Consequently, the OCC's valuation methods do not include consideration of purchase premiums in arriving at the value of shares.

STATISTICAL DATA

The chart below lists the results of appraisals the OCC performed between January 1, 1985 and September 30, 1991. The OCC provides statistical data on book value and price/earnings ratios for comparative purposes, but does not necessarily rely on such data in determining the value of the banks' shares. Dissenting shareholders should not view these statistics as determinative for future appraisals.

In connection with disclosures given to shareholders under 12 CFR 11.590 (Item
2), banks may provide shareholders a copy of this banking circular or disclose the information contained herein, including the past results of OCC appraisals. If the bank discloses the past results of the OCC appraisals, it should advise shareholders that: (1) the OCC did not rely on all the information set forth in the chart in performing each appraisal; and (2) the OCC's past appraisals are not necessarily determinative of its future appraisals of a particular bank's shares.

APPRAISAL RESULTS

                   OCC                                          AVERAGE PRICE/
APPRAISAL        APPRAISAL         PRICE           BOOK         EARNINGS RATIO
DATE*              VALUE          OFFERED          VALUE        OF PEER GROUP
1/1/85            107.25           110.00          178.29              5.3
1/2/85             73.16               NA           66.35              6.8
1/15/85            53.41            60.00           83.95              4.8
1/31/85            22.72            20.00           38.49              5.4
2/1/85             30.63            24.00           34.08              5.7
2/25/85            27.74            27.55           41.62              5.9
4/30/85            25.98            35.00           42.21              4.5
7/30/85         3,153.10         2,640.00        6,063.66               NC
9/1/85             17.23            21.00           21.84              4.7
11/22/85          316.74           338.75          519.89              5.0
11/22/85           30.28               NA           34.42              5.9
12/16/85           66.29            77.00           89.64              5.6
12/27/85           60.85            57.00          119.36              5.3
12/31/85           61.77               NA           73.56              5.9
12/31/85           75.79            40.00           58.74             12.1
1/12/86            19.93               NA           26.37              7.0
3/14/86            59.02           200.00          132.20              3.1
4/21/86            40.44            35.00           43.54              6.4
5/2/86             15.50            16.50           23.69              5.0
7/3/86            405.74               NA          612.82              3.9
7/31/86           297.34           600.00          650.63              4.4
8/22/86           103.53           106.67          136.23               NC
12/26/86           16.66               NA           43.57              4.0
12/31/86           53.39            95.58           69.66              7.1
5/1/87            186.42               NA          360.05              5.1
6/11/87            50.46            70.00           92.35              4.5
6/11/87            38.53            55.00           77.75              4.5
7/31/87            13.10               NA           20.04              6.7
8/26/87            55.92            57.52           70.88               NC
8/31/87            19.55            23.75           30.64              5.0
8/31/87            10.98               NA           17.01              4.2
10/6/87            56.48            60.00           73.11              5.6
3/15/88           297.63               NA          414.95              6.1
6/2/88             27.26               NA           28.45              5.4
6/30/88           137.78               NA          215.36              6.0
8/30/88           768.62           677.00        1,090.55             10.7
3/31/89           773.62               NA          557.30              7.9
5/26/89           136.47           180.00          250.42              4.5
5/29/90             9.87               NA           11.04              9.9

--------------------------------------------------------------------------------
* The "Appraisal Date" is the consummation date for the conversion, consolidation, or merger.
NA - Not Available
NC - Not Computed

For more information regarding the OCC's stock appraisal process, contact the Office of the Comptroller of the Currency, 490 L'Enfant Plaza East, S.W., Washington, D.C. 20219, Director for Corporate Activity, Bank Organization and Structure.

   /S/    FRANK MCGUIRE
---------------------------------
          Frank McGuire
          Acting Corporate Policy and Economic Analysis

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20.   INDEMNIFICATION OF DIRECTORS AND OFFICERS

Section 145 of the Delaware General Corporation Law authorizes indemnification of directors and officers of a Delaware corporation under certain circumstances against expenses, judgments and the like in connection with an action, suit or proceeding. Article Fourteenth of Norwest's Restated Certificate of Incorporation provides for broad indemnification of directors and officers.

ITEM 21.   EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

EXHIBITS:       Parenthetical references to exhibits in the description
                of Exhibits 3.1, 3.1.1, 3.1.2, 3.1.3, 3.1.4, 3.1.5, 3.2, 4.1 and
                4.2 below are incorporated by reference from such exhibits to the indicated reports of Norwest filed with the Securities and Exchange Commission under File No.
                1-2979.

     2.1   --   Agreement and Plan of Reorganization dated January 20, 1998 between First Bank and Norwest Corporation (included in Proxy
                Statement-Prospectus as Appendix A).

     3.1   --   Restated Certificate of Incorporation, as amended (incorporated by reference to Exhibit 3(b) to Norwest's Current Report on Form
                8-K dated June 28, 1993, Exhibit 3 to Norwest's Current Report on Form 8-K dated July 3, 1995 and Exhibit 3 to Norwest's
                Current Report on Form 8-K dated June 3, 1997).

   3.1.1   --   Certificate of Designations of Powers, Preferences, and
                Rights of Norwest ESOP Cumulative Convertible Preferred Stock
                (incorporated by reference to Exhibit 4 to Norwest's Quarterly
                Report on Form 10-Q for the quarter ended March 31, 1994).

   3.1.2   --   Certificate of Designations of Powers, Preferences, and
                Rights of Norwest Cumulative Tracking Preferred Stock
                (incorporated by reference to Exhibit 3 to Norwest's Current
                Report on Form 8-K dated January 9, 1995).

   3.1.3   --   Certificate of Designations of Powers, Preferences, and
                Rights of Norwest 1995 ESOP Cumulative Convertible Preferred
                Stock (incorporated by reference to Exhibit 4 to Norwest's
                Quarterly Report on Form 10-Q for the quarter ended March 31,
                1995).

   3.1.4   --   Certificate of Designations with respect to the 1996 ESOP
                Cumulative Convertible Preferred Stock (incorporated by reference to Exhibit 3 to Norwest's Current Report on Form 8-K dated November 26, 1996).

   3.1.5   --   Certificate of Designations with respect to the 1997 ESOP
                Cumulative Convertible Preferred Stock (incorporated by reference to Exhibit 3 to Norwest's Current Report on Form 8-K dated April 14, 1997).

   3.1.6   --   Certificate of Designations with respect to the 1998 ESOP
                Cumulative Convertible Preferred Stock (incorporated by reference to Exhibit 3 to Norwest's Current Report on Form 8-K dated April 14, 1998).

     3.2   --   By-Laws (incorporated by reference to Exhibit 3 to Norwest's
                Current Report on Form 8-K dated October 10, 1997).

     4.1   --   Rights Agreement, dated as of November 22, 1988, between Norwest
                Corporation and Citibank, N.A. (incorporated by reference to Exhibit 1 to Norwest's Form 8-A dated December 6, 1988).

     4.2   --   Certificate of Adjustment, dated October 10, 1997, to Rights
                Agreement (incorporated by reference to Exhibit 5 to Norwest's
                Form 8-A/A dated October 14, 1997.

     5     --   Opinion of Stanley S. Stroup.

     8     --   Opinion of Kelly, Rammelkamp, Muehlenweg & Lucero, P.A.*

    23.1   --   Consent of Stanley S. Stroup (included as part of Exhibit 5).

    23.2   --   Consent of KPMG Peat Marwick LLP.

    23.3   --   Consent of Scott Edwards, CPA.

    23.4   --   Consent of Kelly, Rammelkamp, Muehlenweg & Lucero, P.A.
                (included as a part of Exhibit 8).

    24     --   Powers of Attorney.

    99     --   Form of proxy for Special Meeting of Shareholders of First Bank

------------------------
*To be filed by amendment.

ITEM 22.      UNDERTAKINGS

     (a) The undersigned registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a posteffective amendment to this registration statement:

                            (i) To include any prospectus required by section
               10(a)(3) of the Securities Act of 1933.

                            (ii) To reflect in the prospectus any facts or
               events arising after the effective date of the registration statement (or the most recent posteffective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) (ss.230.424(b) of this chapter) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

                            (iii) To include any material information with
               respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

         (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such posteffective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a posteffective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

     (d) The registrant undertakes that every prospectus: (i) that is filed pursuant to paragraph (c) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (e) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     (f) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to
Item 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

                                   SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Minneapolis, State of Minnesota, on April 8, 1998.

                                       NORWEST CORPORATION

                                       By:   /S/ RICHARD M. KOVACEVICH
                                          --------------------------------
                                       Richard M. Kovacevich
                                       Chairman and Chief Executive Officer

      Pursuant to the requirements of the Securities Act of 1933, the Registration Statement has been signed on April 8, 1998 by the following persons in the capacities indicated:

/S/ RICHARD M. KOVACEVICH                   Chairman and Chief Executive Officer
-------------------------------             (Principal Executive Officer)
    Richard M. Kovacevich

/S/ JOHN T. THORNTON                        Executive Vice President and Chief
-------------------------------             Financial Officer
    John T. Thornton                        (Principal Financial Officer)

/S/ MICHAEL A. GRAF                         Senior Vice President and Controller
-------------------------------             (Principal Accounting Officer)
    Michael A. Graf

LES S. BILLER                  )
J.A. BLANCHARD III             )
DAVID A. CHRISTENSEN           )
PIERSON M. GRIEVE              )
CHARLES M. HARPER              )
WILLIAM A. HODDER              )
LLOYD P. JOHNSON               )
REATHA CLARK KING              )             A majority of the
RICHARD M. KOVACEVICH          )             Board of Directors*
RICHARD S LEVITT               )
RICHARD D. McCORMICK           )
CYNTHIA H. MILLIGAN            )
BENJAMIN F. MONTOYA            )
IAN M. ROLLAND                 )
MICHAEL W. WRIGHT              )

--------
*Richard M. Kovacevich, by signing his name hereto, does hereby sign this document on behalf of each of the directors named above pursuant to powers of attorney duly executed by such persons.

                                       /S/ RICHARD M. KOVACEVICH
                                       ----------------------------------
                                       Richard M. Kovacevich
                                       Attorney-in-Fact

            PROXY FOR SPECIAL MEETING OF SHAREHOLDERS OF FIRST BANK

         The undersigned hereby appoints ____________________ and ___________________, or either of them, as proxies to vote all shares of Common Stock the undersigned is entitled to vote at the Special Meeting of Shareholders of First Bank of Grants ("First Bank") to be held on [date of meeting] at [time of meeting] local time, at [location of meeting], or at any adjournment or postponement thereof, as follows, hereby revoking any proxy previously given:

         1. To approve the conversion of First Bank to a national banking association from a New Mexico banking corporation.

               FOR  |_|    AGAINST  |_|    ABSTAIN  |_|

         2. To approve the Agreement and Plan of Reorganization dated
January 20, 1998 (the "Reorganization Agreement") between First Bank and Norwest Corporation ("Norwest") pursuant to which a wholly-owned subsidiary of Norwest will consolidate with First Bank and First Bank will become a wholly-owned subsidiary of Norwest (the "Consolidation"), all upon the terms and subject to the conditions set forth in the Reorganization Agreement, a copy of which is included as Appendix A in the accompanying Proxy Statement-Prospectus; and to authorize such further action by the Board of Directors and officers of First Bank as may be necessary or appropriate to carry out the intent and purposes of the Consolidation.


               FOR  |_|    AGAINST  |_|    ABSTAIN  |_|

         3. In the discretion of the persons appointed proxies hereby on such other matters as may properly come before the Special Meeting.

         Shares represented by this proxy will be voted as directed by the shareholder. The Board of Directors recommends a vote "FOR" proposal 1 and a vote "FOR" for proposal 2. If no direction is supplied, the proxy will be voted "FOR" proposal 1 and "FOR" proposal 2.

                                  Dated:_______________________________, 199_.


                                  -------------------------------------------
                                  (Please sign exactly as name appears at left.)


                                  -------------------------------------------
                                  (If stock is owned by more than one person, all owners should sign. Persons signing as executors administrators, trustees, or in similar capacities should so indicate.)


                    THIS PROXY IS SOLICITED ON BEHALF OF THE
                        BOARD OF DIRECTORS OF FIRST BANK

INDEX TO EXHIBITS

Exhibit                                                                                         Form of
NUMBER                                    DESCRIPTION*                                           FILING
-------                                   ------------                                          -------
    2.1       Agreement and Plan of Reorganization dated January 20, 1998 between First Bank and Norwest Corporation (included in Proxy
              Statement-Prospectus as Appendix A).

    3.1 Restated Certificate of Incorporation, as amended (incorporated by reference to Exhibit 3(b) to Norwest's Current Report on Form 8-K dated June 28, 1993, Exhibit 3 to Norwest's Current Report on Form
              8-K dated July 3, 1995 and Exhibit 3 to Norwest's Current Report on Form 8-K dated June 3, 1997).

    3.1.1     Certificate of Designations of Powers, Preferences, and Rights of
              Norwest ESOP Cumulative Convertible Preferred Stock (incorporated by reference to Exhibit 4 to Norwest's Quarterly Report on Form
              10-Q for the quarter ended March 31, 1994).

    3.1.2     Certificate of Designations of Powers, Preferences, and Rights of
              Norwest Cumulative Tracking Preferred Stock (incorporated by reference to Exhibit 3 to Norwest's Current Report on Form 8-K dated January 9, 1995).

    3.1.3     Certificate of Designations of Powers, Preferences, and Rights of
              Norwest 1995 ESOP Cumulative Convertible Preferred Stock
              (incorporated by reference to Exhibit 4 to Norwest's Quarterly
              Report on Form 10-Q for the quarter ended March 31, 1995).

    3.1.4     Certificate of Designations with respect to the 1996 ESOP
              Cumulative Convertible Preferred Stock (incorporated by reference to Exhibit 3 to Norwest's Current Report on Form 8-K dated
              November 26, 1996).

    3.1.5     Certificate of Designations with respect to the 1997 ESOP Cumulative
              Convertible Preferred Stock (incorporated by reference to Exhibit
              3 to Norwest's Current Report on Form 8-K dated April 14, 1997).

    3.1.6     Certificate of Designations with respect to the 1998 ESOP
              Cumulative Convertible Preferred Stock (incorporated by reference to Exhibit 3 to Norwest's Current Report on Form 8-K dated April
              14, 1998).

    3.2       By-Laws (incorporated by reference to Exhibit 3 to Norwest's Current Report on Form 8-K dated October 10, 1997).

    4.1       Rights Agreement, dated as of November 22, 1988, between Norwest
              Corporation and Citibank, N.A. (incorporated by reference to Exhibit 1 to Norwest's Form 8-A dated December 6, 1988).

    4.2       Certificate of Adjustment, dated October 10, 1997, to Rights
              Agreement (incorporated by reference to Exhibit 5 to Norwest's
              Form 8-A/A dated October 14, 1997).


Exhibit                                                                                         Form of
NUMBER                                    DESCRIPTION*                                           FILING
-------                                   ------------                                          -------
    5         Opinion of Stanley S. Stroup.                                                    Electronic
                                                                                              Transmission

    8         Opinion of Kelly, Rammelkamp, Muehlenweg & Lucero, P.A.**

   23.1       Consent of Stanley S. Stroup (included as part of Exhibit 5).

   23.2       Consent of KPMG Peat Marwick LLP.                                                Electronic
                                                                                              Transmission

   23.3       Consent of Scott Edwards, CPA.                                                   Electronic
                                                                                              Transmission

   23.4       Consent of Kelly, Rammelkamp, Muehlenweg & Lucero, P.A.**
              (included as part of Exhibit 8)

   24         Powers of Attorney.                                                              Electronic
                                                                                              Transmission

   99         Form of proxy for Special Meeting of Shareholders of                             Electronic
              First Bank.                                                                     Transmission

------------------------
* Parenthetical references to exhibits in the description of Exhibits 3.1, 3.1.1, 3.1.2, 3.1.3, 3.1.4, 3.1.5, 3.2, 4.1 and 4.2 are incorporated by reference from such exhibits to the indicated reports of Norwest filed with the SEC under File No. 1-2979.

**   To be filed by amendment.